Exhibit 10.1

EXECUTION VERSION

This SECOND AMENDMENT TO THE REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of October 31, 2024 (the “Second Amendment Date”), is entered into by and among GS PRIVATE CREDIT SPV PUBLIC I LLC, a Delaware limited liability company, as the borrower (the “Borrower”), the LENDERS party to the Revolving Credit Agreement, BNP PARIBAS, as the administrative agent (in such capacity, the “Administrative Agent”), GOLDMAN SACHS PRIVATE CREDIT CORP., a Delaware corporation, as the equityholder (the “Equityholder”), GOLDMAN SACHS PRIVATE CREDIT CORP., a Delaware corporation, as the investment advisor (the “Investment Advisor”), and STATE STREET BANK AND TRUST COMPANY, as collateral agent (in such capacity, the

“Collateral Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Equityholder, the Investment Advisor and the Collateral Agent are party to the Revolving Credit and Security Agreement, dated as of September 28, 2023 (as amended pursuant to that certain First Amendment to the Revolving Credit and Security Agreement, dated as of May 30, 2024, and as may be further amended from time to time prior to the date hereof, the “Revolving Credit Agreement”); and

WHEREAS, the parties hereto desire to amend the Revolving Credit Agreement, in accordance with Section 13.01(b) of the Revolving Credit Agreement subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Revolving Credit Agreement, as amended hereby.

ARTICLE II

Amendments to Revolving Credit Agreement

SECTION 2.1. As of the Amendment Date, the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower and the Equityholder hereby represent and warrant to the Administrative Agent and the Lender that, as of the Second Amendment Date, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower, the Investment Advisor and the Equityholder contained in Sections 4.01, 4.02 and 4.03 of the Revolving Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the Second Amendment Date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment will be effective upon the satisfaction of each of the following conditions:

(a)  upon the execution and delivery of this Amendment by the parties hereto;

(b)  the Administrative Agent has received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby;

(c)  all fees due and owing to the Administrative Agent and each Lender on or prior to the Amendment Date have been paid; and

(d)  the Administrative Agent has received a legal opinion of Dechert LLP, counsel to the Borrower, covering such matters as the Administrative Agent has reasonably requested.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be

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ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Revolving Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. When effective, this Amendment will form a part of the Revolving Credit Agreement for all purposes.

SECTION 5.4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and are not deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Direction to Execute. The Administrative Agent hereby authorizes and directs the Collateral Agent to execute this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

GS PRIVATE CREDIT SPV PUBLIC I LLC

By: Goldman Sachs Private Credit Corp., its sole member

By:	/s/ Peter Campo
Name: Peter Campo
Title: Authorized Signatory

Second Amendment to Revolving Credit and Security Agreement

EQUITYHOLDER:

GOLDMAN SACHS PRIVATE CREDIT CORP.

By:	/s/ Peter Campo
Name: Peter Campo
Title: Authorized Signatory

Second Amendment to Revolving Credit and Security Agreement

INVESTMENT ADVISOR:

GOLDMAN SACHS PRIVATE CREDIT
CORP.,
as Investment Advisor

By:	/s/ Peter Campo
Name: Peter Campo
Title: Authorized Signatory

Second Amendment to Revolving Credit and Security Agreement

ADMINISTRATIVE AGENT:

BNP PARIBAS,
as Administrative Agent

By:	/s/ Guillaume Mear
Name: Guillaume Mear
Title: Managing Director – Head of
Structured Credit Trading & Financing

By:	/s/ Sarah Wang
Name: Sarah Wang
Title: Managing Director

LENDER:

BNP PARIBAS,
as Lender

By:	/s/ Guillaume Mear
Name: Guillaume Mear
Title: Managing Director – Head of
Structured Credit Trading & Financing

By:	/s/ Sarah Wang
Name: Sarah Wang
Title: Managing Director

Second Amendment to Revolving Credit and Security Agreement

COLLATERAL AGENT:

STATE STREET BANK AND TRUST
COMPANY

By:	/s/ Scott Berry
Name: Scott Berry
Title: Vice President

Second Amendment to Revolving Credit and Security Agreement

EXECUTION VERSION

Conformed through ~~First~~Second Amendment, dated ~~May 30~~October 31, 2024

REVOLVING CREDIT AND SECURITY AGREEMENT

among

GS PRIVATE CREDIT SPV PUBLIC I LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BNP PARIBAS,

as Administrative Agent,

GOLDMAN SACHS PRIVATE CREDIT CORP.,

as Equityholder,

GOLDMAN SACHS PRIVATE CREDIT CORP.,

as Investment Advisor,

and

STATE STREET BANK AND TRUST COMPANY,

as Collateral Agent

Dated as of September 28, 2023

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	75
Section 4.02	Representations and Warranties of the Investment Advisor	80
Section 4.03	Representations and Warranties of the Equityholder	83

ARTICLE V

COVENANTS

Section 5.01	Affirmative Covenants of the Borrower	86
Section 5.02	Covenants of the Investment Advisor	90
Section 5.03	Negative Covenants of the Borrower	93
Section 5.04	Covenants of the Equityholder	96
Section 5.05	Certain Undertakings Relating to Separateness	97

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	99
Section 6.02	EOD OC Ratio Posting Payments	103

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01	Grant of Security	103
Section 7.02	Release of Security Interest	~~104~~105
Section 7.03	Rights and Remedies	105
Section 7.04	Remedies Cumulative	108
Section 7.05	Related Documents	108
Section 7.06	Borrower Remains Liable	108
Section 7.07	Protection of Collateral	109

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01	Collection of Money	~~109~~110
Section 8.02	Collateral Account and Collection Account	110
Section 8.03	Payment Account	111
Section 8.04	The Delayed Drawdown Reserve Account; Fundings	111

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Section 8.05	[Reserved]	112
Section 8.06	Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent	112
Section 8.07	Accountings	113
Section 8.08	Release of Collateral	115
Section 8.09	[Reserved]	116

ARTICLE IX

APPLICATION OF MONIES

Section 9.01	Disbursements of Monies from Payment Account	116

ARTICLE X

SALE OF COLLATERAL ASSETS;
PURCHASE OF ADDITIONAL COLLATERAL ASSETS

Section 10.01	Sales of Collateral Assets	119
Section 10.02	Purchase of Additional Collateral Assets	~~120~~121
Section 10.03	Conditions Applicable to All Sale and Purchase Transactions	121
Section 10.04	Additional Equity Contributions	121

ARTICLE XI

ADMINISTRATION OF CONTRACTS

Section 11.01	Appointment and Designation of the Investment Advisor	122
Section 11.02	Duties of the Investment Advisor	~~122~~123
Section 11.03	Authorization of the Investment Advisor	~~124~~125
Section 11.04	Collection Efforts, Modification of Collateral	125
Section 11.05	Investment Advisor Compensation	~~125~~126
Section 11.06	The Investment Advisor Not to Resign	~~125~~126

ARTICLE XII

THE AGENTS

Section 12.01	Authorization and Action	126
Section 12.02	Delegation of Duties	128
Section 12.03	Agents’ Reliance, Etc.	128
Section 12.04	Indemnification	131
Section 12.05	Successor Agents	131
Section 12.06	The Collateral Agent	~~131~~132
Section 12.07	Erroneous Payments	~~133~~134

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	ARTICLE XIII

	MISCELLANEOUS

Section 13.01	No Waiver; Modifications in Writing	~~135~~136
Section 13.02	Notices, Etc.	136
Section 13.03	Taxes	137
Section 13.04	Costs and Expenses; Indemnification	~~141~~142
Section 13.05	Execution in Counterparts	~~143~~144
Section 13.06	Assignability	144
Section 13.07	Governing Law	147
Section 13.08	Severability of Provisions	147
Section 13.09	Confidentiality	147
Section 13.10	Merger	148
Section 13.11	Survival	148
Section 13.12	Submission to Jurisdiction; Waivers; Etc.	148
Section 13.13	Waiver of Jury Trial	149
Section 13.14	Right of Setoff; Payments Pro Rata	149
Section 13.15	PATRIOT Act Notice	150
Section 13.16	Legal Holidays	150
Section 13.17	Limited Recourse; Non-Petition	~~150~~151
Section 13.18	Waiver of Setoff	151
Section 13.19	Collateral Agent Execution and Delivery	151
Section 13.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~151~~152
Section 13.21	WAIVER OF SOVEREIGN IMMUNITY	152
Section 13.22	Risk Retention	152
Section 13.23	EU Transparency Requirements.	154
Section 13.24	Availability of Documentation	157
Section 13.25	Adequacy of Monetary Damages Against the Lenders	~~158~~159
Section 13.26	Recognition of the U.S. Special Resolution Regimes	159

	SCHEDULES

Schedule 1	Initial Individual Lender Maximum Funding Amounts and Percentages
Schedule 2	[Reserved]
Schedule 3	[Reserved]
Schedule 4	Bloomberg Industry Group
Schedule 5	Notice Information
Schedule 6	Authorized Signatories
Schedule 7	Diversity Score
Schedule 8	[Reserved]
Schedule 9	[Reserved]
Schedule 10	Moody’s Rating Definition
Schedule 11	S&P Rating Definition

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Schedule 12	[Reserved]
Schedule 13	Transaction Summary
Schedule 14	Approved Broker-Dealers
Schedule 15	Advance denominated in Available Currency other than Dollars Terms

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement and EOD OC Ratio Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	[Reserved]
Exhibit K	Form of Facility Increase Request
Exhibit L	Form of Website Certification

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REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of September 28, 2023, among GS PRIVATE CREDIT SPV PUBLIC I LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, BNP PARIBAS (“BNP”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), GOLDMAN SACHS PRIVATE CREDIT CORP., a Delaware corporation (in such capacity, the “Equityholder”), GOLDMAN SACHS PRIVATE CREDIT CORP., a Delaware corporation (in such capacity, the “Investment Advisor”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means each of (a) that certain Account Control Agreement, dated as of the Closing Date, among the Borrower, the Investment Advisor, the Collateral Agent and State Street Bank and Trust Company, as Securities Intermediary and (b) each other account control agreement or other similar agreement entered into among the Borrower, the Investment Advisor, the Collateral Agent and the Securities Intermediary from time to time, which agreements relate to the Covered Accounts, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Adjusted Principal Balance” means, for any Eligible Collateral Asset, as of any date of determination, an amount equal to the Asset Value of such Eligible Collateral Asset as of such date multiplied by the Principal Balance of such Eligible Collateral Asset as of such date; provided that, the parties hereby agree that the Adjusted Principal Balance of any Ineligible Collateral Asset as of such date of determination shall be zero.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount not to exceed $250,000 for any twelve (12) month period (other than fees and expenses incurred on or prior to the Closing Date).

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Tax Blocker Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

(a)  first, on a pro rata basis, to the Collateral Agent, any appointed Custodian and the Securities Intermediary, any amounts and indemnities payable to such entities pursuant to the Facility Documents;

(b)  second, on a pro rata basis, to:

(i)  the Independent Accountants, agents (other than the Investment Advisor) and outside counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents and to the Independent Manager for its fees and expenses incurred in acting in such capacity; and

(ii)  to any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Asset; and

(c)  third, to the payment of expenses of obtaining documents, reports or information to enable compliance by any Lender with Article 5 of the Securitisation Regulation.

“Advance” means each loan advanced by the Lenders to the Borrower on a Borrowing Date pursuant to Article II.

“Advance Rate” means 62.5%.

“Advisor Expense Cap” means, for any Payment Date, an amount not to exceed $75,000 during any twelve (12) month period.

“Advisor Expenses” means the out-of-pocket expenses incurred by the Investment Advisor in connection with the Facility Documents.

“Advisor Fee” means the fee to the Investment Advisor for services rendered and performed of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.25% per annum of the Fee Basis Amount, measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Advisor Default” shall mean the occurrence of any of the following:

(i)  except as set forth in another clause of this definition, the Investment Advisor breaches or violates in any material respect any covenant or agreement of this Agreement or any other Facility Documents to which the Investment Advisor is a party (it being understood that any failure to meet any Concentration Limitation or Coverage Test is not an Advisor Default under this clause (i)) which breach or violation continues for 30 days after receipt of notice from the Administrative Agent;

(ii)  any action shall be taken by the Investment Advisor, or any of its senior executive officers actively involved in the management of any of the Collateral Assets, that constitutes fraud or criminal activity in connection with the performance of the Investment Advisor’s obligations under this Agreement;

(iii)  the Investment Advisor shall be indicted, or any of its senior executive officers actively involved in the management of any of the Collateral Assets shall be convicted, of a criminal offense under the laws of the United States or a state thereof or the laws of any other jurisdiction in which it conducts business, materially related to the Investment Advisor’s asset management business; provided that the Investment Advisor will be deemed to have cured any occurrence pursuant to this clause (iii) if the Investment Advisor terminates or causes the termination of employment of all individuals who engaged in the conduct triggering such occurrence pursuant to this clause (iii) and makes the Borrower whole for any actual financial loss that such conduct caused the Borrower;

(iv)  any representation, warranty or certification made or given by the Investment Advisor pursuant to this Agreement shall prove to have been incorrect when made or given, which has a Material Adverse Effect on the Lender or the Borrower, and the same continues unremedied, to the extent capable of being cured, for a period of thirty (30) days after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Administrative Agent;

(v)  one or more final, non-appealable judgments or decrees shall be entered and outstanding against the Investment Advisor involving in the aggregate a liability of $50,000,000 or more (and not covered by third party insurance), and the same shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal for a period of 60 consecutive days;

(vi)  the Investment Advisor shall have made payments to settle any litigation, claim or dispute totaling more than $50,000,000 in the aggregate (and not covered by third party insurance);

(vii)  the occurrence of an Insolvency Event with respect to the Investment Advisor;

(viii)   Goldman Sachs Asset Management, L.P. or any Affiliate thereof ceases to be the investment advisor of the Investment Advisor without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that Administrative Agent agrees that it will promptly consent to a replacement investment advisor so long as such replacement investment advisor is, or is an Affiliate of, one of the ten largest global investment management firms (by assets under management, as published by Prequin in the most recent preceding year under its alternative assets category) that serves as investment advisor to one or more credit focused private investment funds with aggregate capital commitments of at least USD 1,000,000,000; or

(ix)  failure by the Investment Advisor to deposit or cause to be deposited Collections (other than by reason of obligor payment default) in accordance with this Agreement within three (3) Business Days as required by the Facility Documents.

“Advisor Standard” has the meaning assigned to such term in Section 11.02(d).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person at any time, another Person Controlling, Controlled by or under common Control with such referenced Person but which shall not, with respect to the Borrower, include the obligors under any Collateral Asset; provided that (a) an Obligor will not be considered an “Affiliate” of any other Obligor solely due to the fact that each such Obligor is under the direct or indirect control of the same financial, private equity or similar sponsor and (b) Obligors in respect of Collateral Assets shall be deemed not to be “Affiliates” if they have distinct corporate family ratings and/or distinct issuer credit ratings. The Borrower will be deemed to have no “Affiliates” other than the Equityholder.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Adjusted Collateral Balance” means, as of any date of determination, an amount equal to the sum of the Dollar Equivalent of the Adjusted Principal Balances of all Collateral Assets in the Collateral (including each potential Collateral Asset that the Borrower has entered into a binding commitment to purchase that has not yet settled) on such date, after giving effect to all Collateral Assets added to and removed from the Collateral on such date.

“Aggregate Net Collateral Balance” means, as of any date of determination, the Aggregate Adjusted Collateral Balance minus the Excess Concentration Amount, in each case, as of such date of determination.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Assets, the sum of the Principal Balances of all or of such portion of such Collateral Assets.

“Agreement” means this Revolving Credit and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“AML Applicable Laws” has the meaning assigned to such term in Section 13.15(a).

“Applicable Index” means, the Term SOFR Reference Rate or any other successor index pursuant to the terms of this Agreement.

“Applicable Law” means, for any Person, any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.

“Asset Information” means, with respect to any Obligor, in each case to the extent available to the Borrower and subject to any confidentiality obligations or any redactions required by the Investment Advisor’s internal policies and procedures (it being understood that to the extent any of the information described in any of the following is contained in the Investment Advisor’s internal credit memo described in clause (d) below, such information need not be separately represented by any document or file and shall for all purposes of this Agreement be deemed delivered upon delivery of such internal credit memo): (a) the legal name of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, (c) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available) or, in lieu of audited financial statements for any such period, a quality of earnings report for such period prepared by a nationally or regionally recognized accounting or financial advisory firm, (d) the Investment Advisor’s internal credit memo with respect to such Obligor and the related Collateral Asset, (e) the informational memorandum, offering memorandum or similar document, if any, issued by the bookrunner or the administrative agent for such Obligor and relating to such Collateral Asset, (f) a company forecast of such Obligor including plans related to capital expenditures, (g) the business model, company strategy and names of known peers of such Obligor, (h) the shareholding pattern and details of the management team of such Obligor, (i) details of any banking facilities and the debt maturity schedule of such Obligor, and (j) a copy of the related credit agreement (which may be a draft) specifying the terms and governing the repayment of such Collateral Asset; provided, that, in each case, to the extent any of the above information is unavailable, the Investment Advisor shall notify the Administrative Agent of such missing information, and the Administrative Agent may, in its sole discretion, provide a waiver with respect to such information.

“Asset Value” means, with respect to each Collateral Asset, as of any date of determination and expressed as a percentage of the Principal Balance of such Collateral Asset, a percentage equal to:

(a)  if a Revaluation Event has not occurred with respect to such Collateral Asset, the lesser of (x) the Purchase Price of such Collateral Asset (excluding any original issue discount of 3% or less) and (y) 100%; and

(b)  if a Revaluation Event has occurred with respect to such Collateral Asset, the MV Asset Value of such Collateral Asset.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Available Currency” means, at any time, Dollars and, with the prior written consent of the Administrative Agent and prior notice to the Collateral Agent and the Securities Intermediary, any other Permitted Currency, so long as, in respect of any such specified Permitted Currency, it is available to the Collateral Agent and the Securities Intermediary and at such time no central bank or other governmental authorization in the country of issue of such currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such currency by any Lender for making any Advance hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union (as amended or re-enacted) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). For the purposes of this definition, a reference to “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq., or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed. If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Benchmark” means, initially, each Applicable Index; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Applicable Index or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Bloomberg Industry Group” means the industry groups set forth in Schedule 4 hereto, as such industry classifications shall be updated at the option of the Investment Advisor, subject to the consent by the Administrative Agent (such consent not to be unreasonably withheld), if Bloomberg publishes revised industry groups. The determination of which Bloomberg Industry Group to which an Obligor belongs shall be made in good faith by the Investment Advisor.

“BNP” has the meaning assigned to such term in the introduction to this Agreement.

“BNP Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Administrative Agent, the Structuring Agent, the Borrower and the Investment Advisor, as amended or supplemented from time to time.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrowing Base” means, at any time, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Account, (ii) an amount equal to the product of (x) the Advance Rate as of such date, (y) the Portfolio Advance Rate Adjustment as of such date and (z) the Aggregate Net Collateral Balance as of such date (excluding the Sale Settlement Pending Collateral from the calculation of the Aggregate Net Collateral Balance) and (iii) the Dollar Equivalent of the aggregate sale price of the Sale Settlement Pending Collateral; provided that for the avoidance of doubt, units of exchange-traded funds held by the Borrower shall not be included in the Borrowing Base.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.

“Borrowing Date” means the date of an Advance.

“Broadly Syndicated Loan” means a loan that (a) is a syndicated commercial loan, (b) has an Initial Tranche Size of not less than the Dollar Equivalent of $200,000,000 (without consideration of reductions thereon from scheduled amortization payments), and (c) is rated (or will be rated) by S&P or Moody’s (or the related Obligor for such Collateral Asset is rated by S&P or Moody’s).

“Business Day” means (a) any day of the year other than a Saturday, Sunday or other day on which commercial banks in New York City, or the city in which the offices of the Collateral Agent, the Custodian or the Securities Intermediary are located are authorized or required by law to close, (b) solely with respect to the determination of the Benchmark, a U.S. Government Securities Business Day and (c) solely when used in relation to Advances, interest rate settings, fundings, disbursements, settlements or payments of any Advances, or any other dealings, in each case, in an Available Currency other than Dollars, the term “Business Day” shall also exclude any day on which commercial banks in one or more cities related to such Available Currency as mutually agreed by the Administrative Agent and the Borrower from time to time are authorized or required by law to close.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, (y) the Securitisation Regulation and all rules promulgated thereunder and (z) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Change of Control” means an event or series of events by which (A) the Equityholder or its Affiliates, collectively, shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (B) the Equityholder shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Borrower.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means September 28, 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Account” has the meaning assigned to such term in Section 8.02(a)(i).

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter between the Collateral Agent and the Borrower setting forth the fees and other amounts payable by the Borrower to the Collateral Agent, the Custodian and the Securities Intermediary under the Facility Documents, in connection with the transactions contemplated by this Agreement.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Collateral Assets and Ineligible Collateral Assets) and (b) the aggregate amount of Interest Proceeds that the Investment Advisor has determined, in accordance with the Advisor Standard, are likely to be received from Defaulted Collateral Assets and Ineligible Collateral Assets, in each case, during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Asset” means a loan, bond, debt obligation, debt security or participation therein acquired by the Borrower.

“Collateral Asset Originations and Revisions” has the meaning assigned to such term in Section 13.22(g).

“Collection Account” has the meaning assigned to such term in Section 8.02(a)(ii) and includes the Principal Collection Account and the Interest Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, with respect to any Payment Date, the period from and including the date on which the first Advance is made hereunder to but excluding the first Collection Period Start Date following the date of such Advance and each successive period from and including a Collection Period Start Date to but excluding the immediately succeeding Collection Period Start Date or, in the case of the Collection Period immediately preceding the Final Maturity Date or the Collection Period immediately preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collection Period Start Date” means the first calendar day of each calendar month of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in November 2023.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Asset constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Assets and all Proceeds from any sale or disposition of any such Collateral Assets, but excluding (a) any amounts received by the Borrower from or on behalf of an Obligor in respect of such Collateral Asset following the sale of such Collateral Asset by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Asset, so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, and (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Asset.

“Competent Authority” has the meaning given to it in the Securitisation Regulation.

“Concentration Calculation Amount” means (a) for the first six (6) months following the Closing Date, the greater of (x) $50,000,000 and (y) the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account and (b) thereafter, the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account (after giving effect to any proposed purchase of Collateral Assets).

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Adjusted Principal Balances of the relevant Eligible Collateral Assets owned (or, in relation to a proposed purchase of a Collateral Asset, proposed to be owned, with respect to which, if such purchase results in noncompliance with the limitations, the relevant requirements must be maintained or improved after giving effect to the purchase) by the Borrower, unless a waiver is provided in writing by the Administrative Agent specifying the agreed treatment of such Collateral Asset or Concentration Limitation:

(a)   not more than 5.00% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account may consist of Second Lien BSLs;

(b)   not more than 7.50% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account may consist of rated and unrated Collateral Assets that have the lowest rating between (x) a Moody’s Rating of “Caa1” or lower, and (y) an S&P Rating of “CCC+” or lower. If unrated by S&P and Moody’s, the Collateral Asset is considered unrated;

(c)   not more than 15.00% of the Concentration Calculation Amount may consist of Collateral Assets that are not denominated in Dollars;

(d)   not more than 20.00% of the Concentration Calculation Amount may consist of Collateral Assets whose Obligors do not have a principal place of business in or are not organized or incorporated in the United States or Canada;

(e)   not more than 10.00% of the Concentration Calculation Amount may consist of Delayed Drawdown Assets;

(f)   not more than 3.5% of the Concentration Calculation Amount may consist of Collateral Assets that are issued to any single Obligor and its Affiliates, except that up to 4.00% of the Concentration Calculation Amount may consist of Collateral Assets that are issued to the three largest Obligors and their respective Affiliates;

(g)   not more than 15.00% of the Concentration Calculation Amount may consist of Collateral Assets that are issued by Obligors and their Affiliates that belong to any single Bloomberg Industry Group, except that (i) up to 20.00% of the Concentration Calculation Amount may consist of Collateral Assets with Obligors and their Affiliates in the largest Bloomberg Industry Group and (ii) up to 17.5% of the Concentration Calculation Amount may consist of Collateral Assets with Obligors and their Affiliates in the second largest Bloomberg Industry Group;

(h)   not more than 10.00% of the Concentration Calculation Amount may consist of Broadly Syndicated Loans that are Fixed Rate Collateral Assets;

(i)   not more than 10.00% of the Concentration Calculation Amount may consist of Senior Corporate Bonds;

(j)   not more than 5.0% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account may consist of Collateral Assets purchased at a purchase price less than 80% of par;

(k)  not more than 15.00% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account may consist of loans that have a Markit Depth of 1 of 2 or bonds that have a Markit Liquidity Score greater than 3;

(l)  not more than 15.00% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account may consist of Collateral Assets which have an Initial Tranche Size between $200,000,000 and $500,000,000; and

(m)  not more than 10.00% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account may consist of Collateral Assets which have an Initial Tranche Size between $200,000,000 and $350,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of incorporation, formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to vote 50% or more of the voting securities of such Person or the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Coverage Test” means each of (a) the Distribution OC Coverage Test and (b) the Interest Coverage Ratio Test.

“Covered Account” means each of the Collection Accounts (including the Interest Collection Account and Principal Collection Account therein), the Payment Account, the Collateral Account, the Delayed Drawdown Reserve Account, any additional account or subaccount of any of the foregoing including any additional account or subaccount established for the purposes of holding Available Currencies and any other account established by the Borrower at the Securities Intermediary with the consent of the Administrative Agent and subject to the Lien of the Collateral Agent.

“Covered Party”: means any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R.

§252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Custodian” means State Street, or another reputable custodian selected by the Investment Advisor and consented to by the Administrative Agent, in its capacity as custodian under the Custodian Agreement, and any successor thereto under the Custodian Agreement.

“Custodian Agreement” means (a) that certain Custodial Agreement, dated as of the Closing Date, by and among the Custodian, the Borrower and the Collateral Agent and (b) each other custodian agreement or other similar agreement entered into among the Custodian, the Borrower and the Collateral Agent from time to time, which agreements relate to the custody of Collateral that is not Noteless Loans, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Cut-off Date” means with respect to each Payment Date, the date occurring 8 days (or, if such date is not a Business Day, the next succeeding Business Day) prior to each Payment Date; provided that the Borrower (or the Investment Advisor on behalf of the Borrower) and the Collateral Agent may vary the Cut-off Date by mutual agreement with notice to the Administrative Agent.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Collateral Asset” means any Collateral Asset as to which at any time:

(a)  a default as to all or any portion of one or more payments of principal and/or interest (including a failure of a selling institution to pay amounts due and payable to the Borrower with respect to the related participation) has occurred after the earlier of (i) any grace period applicable thereto and (ii) five (5) Business Days, in each case, past the applicable due date;

(b)  a default (other than a default described in clause (a) of this definition) has occurred under the applicable Related Documents and for which the Borrower (or the agent or required lenders pursuant to the applicable Related Documents, as applicable) has elected to exercise any of its rights or remedies under the applicable Related Documents (including acceleration or foreclosing on collateral but excluding any imposition of default pricing);

(c)  any portion of principal and/or interest (other than default interest) payable thereunder has been waived or forgiven by the holders of such obligation;

(d)  an Insolvency Event occurs with respect to the Obligor; or

(e)  the obligor of such Collateral Asset has an S&P Rating of “CC,” “SD” or “D” or lower or had such ratings before they were withdrawn by S&P or the obligor has a Moody’s probability of default rating of “D” or, if such obligor has a Moody’s probability of default rating of “LD,” the Moody’s press release assigning the Moody’s probability of default rating of “LD” specifies the default of such obligor as the cause of its rating action.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for three (3) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Asset” means a Collateral Asset that (a) requires the Borrower to make one or more future advances to the Obligor under the applicable Related Documents, which funding requirement is not subject to any conditions (other than (i) the representations and warranties being true and correct at the time of borrowing, (ii) no default or event of default existing immediately prior to or after the time of borrowing, (iii) pro forma compliance with a financial covenant at the time of borrowing and/or (iv) the delivery of a borrowing notice or the taking of other administrative steps (including having the borrowing occur prior to a certain date)), (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Asset will be a Delayed Drawdown Collateral Asset only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Asset to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Delayed Drawdown Exposure” means, at any time, the sum of the Dollar Equivalent of the aggregate Unfunded Amount of each Delayed Drawdown Collateral Asset (including each Ineligible Collateral Asset and each Defaulted Collateral Asset that constitutes a Delayed Drawdown Collateral Asset) at such time.

“Delayed Drawdown Reserve Account” has the meaning assigned to such term in Section 8.04.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)  in the case of each Instrument, causing the Securities Intermediary to maintain continuous possession of such Instrument;

(b)  Subject to clause (i) below, in the case of each Certificated Security (other than a Clearing Corporation Security):

(i)  causing the delivery of such Certificated Security to the Securities Intermediary by registering the same in the name of the Securities Intermediary or its nominee or by endorsing the same to the Securities Intermediary in blank;

(ii)  causing the Securities Intermediary to credit such Certificated Security to and continuously maintain such Certificated Security in (x) a Covered Account or (y) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account; or

(iii)  causing such Certificated Security to be in the possession of the Collateral Agent and (x) registered in the name of the Collateral Agent (or its nominee) or (y) endorsed to the Collateral Agent or in blank;

(c)  Subject to clause (i) below, in the case of each Uncertificated Security (other than a Clearing Corporation Security):

(i)  causing such Uncertificated Security to be credited to (x) a Covered Account or (y) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account; or

(ii)  causing such Uncertificated Security to be registered on the books of the issuer thereof to the Securities Intermediary (or its nominee) under an arrangement where the Securities Intermediary has credited the same to a Control Account for which the Securities Intermediary is a securities intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;

(d)  in the case of each Clearing Corporation Security:

(i)  causing the relevant Clearing Corporation to credit such Clearing Corporation Security to and continuously maintain such Clearing Corporation Security in (x) a Covered Account or (y) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account; or

(ii)  causing the Securities Intermediary to continuously indicate on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(e)  in the case of each security issued or guaranteed by the United States of America or an agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security a “Government Security”):

(i)  causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Securities Intermediary at such FRB; and

(ii)  causing the Securities Intermediary to continuously indicate on its books and records that such Government Security is credited to the applicable Covered Account;

(f)  in the case of each Security Entitlement not governed by clauses (a) through (e) above:

(i)  causing (x) the underlying Financial Asset to be credited to and continuously maintained in the appropriate Covered Account or another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account, (y) the Securities Intermediary to receive a Financial Asset from a securities intermediary (as defined in Section 8-102(a)(14) of the UCC) or to acquire the underlying Financial Asset from a securities intermediary, and in either case, accepting it for credit to and continuously maintaining it in the appropriate Covered Account or other securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account; or (z) a securities intermediary (as defined in Section 8-102(a)(14) of the UCC) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to Securities Intermediary’s securities account and causing Securities Intermediary to make entries on its books and records that such Security Entitlement is credited to one of the Covered Accounts, which shall at all times be securities accounts; and

(ii)  causing the Securities Intermediary to continuously indicate on its books and records that such Security Entitlement (or all rights and property of the Securities Intermediary representing such Security Entitlement) is credited to the applicable Covered Account;

(g)  in the case of Cash or Money:

(i)  causing such Cash or Money to be deposited in or credited to a deposit account or securities account as to which the bank or securities intermediary (as defined in Section 8-102(a)(14) of the UCC) maintaining such deposit account or securities account, as applicable, (i) has agreed pursuant to a control agreement in form and substance acceptable to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such deposit account or securities account or (ii) has arranged for the establishment of such deposit account or securities account in the name of the Securities Intermediary and the Securities Intermediary has credited to and continuously maintains its rights in respect of such deposit account or securities account in a deposit account or securities account under an arrangement where the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the Collateral Agent has Control (as defined in the UCC) over such deposit account or securities account;

(h)  with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a) through (g), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in the jurisdiction required for perfection by filing under the UCC (or the Uniform Commercial Code as in effect in any applicable jurisdiction); or

(i)  in the case of any Certificated Security or Uncertificated Security either physically located outside of the United States or issued by a Person organized outside of the United States, that such additional actions shall have been taken as shall be necessary under applicable law to accord the Administrative Agent rights substantially equivalent to those accorded to a secured party under the UCC that has possession or Control (as defined in the UCC) of such Certificated Security or Uncertificated Security.

In addition, the Investment Advisor on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Designated Reporting Entity” has the meaning specified in Section 13.23(a) hereof.

“Determination Date” means the last day of each Collection Period.

“DIP Loan”: means any loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Disqualified Lenders” means (i) such Persons that have been mutually agreed between the Investment Advisor and the Administrative Agent on or prior to the Closing Date as constituting “Disqualified Lenders”, (ii) those Persons who are competitors of the Investment Advisor, the Equityholder and/or the Borrower that are mutually agreed between the Investment Advisor and the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any Affiliates of such Persons either (a) identified in writing by the Borrower from time to time or (b) readily identifiable on the basis of such Affiliate’s name (it being acknowledged that any publicly disclosed subsidiary, affiliate or division with a different name but which is commonly known (as determined by the Administrative Agent in its sole discretion) or publicly disclosed as an Affiliate of any Person shall be deemed readily identifiable by name), and in the case of (a) and (b), are engaged in the direct lending business; provided that no permitted supplement or modification to the list of Disqualified Lenders will apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in accordance with Section 13.06.

“Distribution Advance Rate” means 72.5%.

“Distribution Borrowing Base” means, at any time, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Account, (ii) an amount equal to the product of (x) the Distribution Advance Rate as of such date, (y) the Portfolio Advance Rate Adjustment as of such date and (z) the Aggregate Net Collateral Balance as of such date (excluding the Sale Settlement Pending Collateral from the calculation of the Aggregate Net Collateral Balance) and (iii) the Dollar Equivalent of the aggregate sale price of the Sale Settlement Pending Collateral.

“Distribution OC Coverage Test” means a test that shall be satisfied if the Distribution OC Ratio on such date of determination is equal to or greater than 100%.

“Distribution OC Ratio” means, as of any Business Day,

(a)  the Distribution Borrowing Base; divided by

(b)  the sum of (x) the aggregate outstanding principal balance of the Advances and (y) the Dollar Equivalent of the aggregate purchase price of all potential Collateral Assets for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 7 hereto, as such Diversity Scores shall be updated at the option of the Administrative Agent with the approval of the Borrower (such approval not to be unreasonably withheld) if Moody’s publishes revised criteria.

“Dollar Equivalent” means, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a currency other than Dollars, the Dollar equivalent of such amount determined by the Investment Advisor by reference to (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Investment Advisor through customary banking channels, including, without limitation, any spot rate published by the Custodian or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency at the end of the immediately preceding Business Day.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Asset in accordance with its terms.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral Asset” means, as of any date of determination, a Collateral Asset that meets each of the relevant criteria below (unless otherwise waived in writing by the Administrative Agent in its sole discretion):

(a)  is a First Lien BSL, a Second Lien BSL or a Senior Corporate Bond;

(b)  was acquired by the Borrower for a price of not less than 50% of its Principal Balance;

(c)  at all times such Collateral Asset is held by the Borrower, its MV Asset Value is greater than or equal to 50% of its Principal Balance;

(d)  is denominated in a Permitted Currency and does not permit the currency or country in which such Collateral Asset is payable to be changed except to another Permitted Currency;

(e)  the relevant Obligor’s main place of business and/or incorporation, formation or organization and/or headquarters are in an Eligible Country;

(f)  the Related Documents for such Collateral Asset are governed by the laws of the United States, Canada or an Eligible Country;

(g)  is not a Defaulted Collateral Asset;

(h)  is not a credit linked note or a bond convertible into Equity Securities;

(i)  is scheduled to pay interest semi-annually or more frequently;

(j)  does not constitute Margin Stock and is not by its terms convertible into or exchangeable for an Equity Security at the option of either the Borrower thereof or the holder, and does not have attached warrants to purchase Equity Securities;

(k)  is not an obligation pursuant to which any future advances to the Obligor may be required to be made by the Borrower, including Delayed Drawdown Collateral Assets, unless such future funding requirements are covered by either cash reserves or available amounts under the Facility Documents;

(l)  has an original term to maturity of not more than eight (8.0) years in the case of a loan or ten (10) years in the case of a bond;

(m)   [reserved];

(n)  in the case of a loan, has a Markit Depth of at least 1 and in the case of a bond, has a Markit Liquidity Score of less than or equal to 5;

(o)  the Related Documents for such Collateral Asset permit the pledge to the Collateral Agent by the Borrower;

(p)  the Related Documents for such Collateral Asset provide for payments that do not, at the time the obligation is acquired, subject the Borrower to withholding tax or other similar taxes, fees or governmental charges, unless either (i) the related Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all taxes, whether imposed on such Obligor or the Borrower) will equal the full amount that the Borrower would have received had no such taxes been imposed or (ii) such Related Documents are governed by the laws of, or such

Obligor is formed or incorporated in, an Eligible Country in which such requirement is not customary (including the United Kingdom);

(q)  is capable of being sold, assigned or participated to the Borrower, together with any associated security, without any breach of applicable selling restrictions, any contractual provisions or any legal or regulatory requirements and the Borrower does not require any authorizations, consents, approvals or filings (other than such as have been obtained or effected) as a result of or in connection with any such sale, assignment or participation under any Applicable Law;

(r)  is not subject to a tender offer from the related Obligor other than (A) a Permitted Offer or (B) an exchange offer in which a security is exchanged for a security that would otherwise qualify for purchase herein;

(s)  is not a Structured Finance Obligation, a Zero Coupon Obligation, DIP Loan, Finance Lease, chattel paper or a Synthetic Security;

(t)  is not a corporate rescue loan, PIK Loan, unsecured senior loan or Mezzanine Obligation;

(u)  is not a project, shipping/aircraft or infrastructure/construction financing;

(v)  for which the relevant Obligor of such Collateral Asset is not a Governmental Authority (other than Eligible Investments);

(w)   such Collateral Asset is not from a Prohibited Industry;

(x)  for which the relevant Obligor of such Collateral Asset is not operating, domiciled or conducting business in a country subject to Sanctions;

(y)  is not a lease;

(z)  will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(aa)   the primary Underlying Asset for such Collateral Asset is not real property;

(bb)  such Collateral Asset is Registered;

(cc)   such Collateral Asset and any Underlying Assets (or, with respect to the following subclause (ii), the acquisition thereof) (i) comply with all Applicable Laws and (ii) will not cause any Secured Party (in its commercially reasonable judgment and as evidenced by a written notice from such Secured Party) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Secured Party, in each case of this clause (cc) except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(dd)  such Collateral Asset, together with its Related Documents, (i) to the extent such concepts are applicable, contains provisions, representations or statements substantially to the effect that such Collateral Asset and such Related Documents constitute the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with their terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to any offset, right of rescission, counterclaim or defense to payment, (iii) contains provisions substantially to the effect that the Obligor’s and each guarantor’s payment obligations thereunder are (subject to customary exceptions) absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Transferor, the Borrower or any assignee of the Borrower and (iv) contains provisions requiring affirmative or negative covenant compliance and other reporting requirements;

(ee)  the Borrower has good and marketable title to, and is the sole owner of, such Collateral Asset, and the Borrower has granted to the Collateral Agent a valid and perfected first priority security interest (subject to Permitted Liens) in the Collateral Asset and Related Documents, for the benefit of the Secured Parties;

(ff)  [reserved];

(gg)   [reserved];

(hh)   [reserved];

(ii)  the Related Documents for such Collateral Asset do not contain a confidentiality provision that would prohibit the Administrative Agent or any Secured Party from exercising any of their respective rights hereunder or obtaining all necessary information with regard to such Collateral Asset, so long as the Administrative Agent or such Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Related Documents;

(jj)  [reserved];

(kk)  such Collateral Asset or any Related Documents has not been found to be illegal or unenforceable by the decision of a court of law or a Governmental Authority in a proceeding brought by the related Obligor, any other party obligated with respect to such Collateral Asset, or any Governmental Authority;

(ll)  as of the date such Collateral Asset is first included as part of the Collateral, there are no proceedings pending or, to the best of the Borrower’s knowledge, threatened in writing wherein the related Obligor, any other party obligated with respect to such Collateral Asset or any Governmental Authority, has alleged that such Collateral Asset or the Related Documents which creates such Collateral Asset is illegal or unenforceable;

(mm)  if such Collateral Asset is acquired by the Borrower from the Transferor, the Transferor has caused its master computer records to be clearly and unambiguously marked to indicate that such Collateral Asset has been sold to the Borrower;

(nn)  [reserved];

(oo)  [reserved];

(pp)  has an Initial Tranche Size of at least $200,000,000;

(qq)  has a Principal Balance at acquisition of less than or equal to the lesser of (x) $25,000,000 and (y) 10% of the Initial Tranche Size; and

(rr)  it is not a securitisation position for the purposes of the Securitisation Regulation;

provided that the Administrative Agent may agree in writing to specifically waive any of the requirements set forth above with respect to any single Collateral Asset (it being understood that the Administrative Agent shall not be required to provide any such waiver under any circumstances), and upon such waiver, such waived requirements shall be deemed not to be part of the eligibility requirement with respect to such Collateral Asset.

“Eligible Country” means the United States, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Luxembourg, Italy, Japan, the Netherlands, New Zealand, Norway, Sweden, Switzerland and the United Kingdom.

“Eligible Investments” means any Available Currency investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)  direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)  demand or time deposits in, certificates of deposit of, bank deposit products, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof, Canada or any province thereof, the United Kingdom or, if consented to by the Administrative Agent in its sole discretion, the jurisdiction or any constituent jurisdiction thereof of any Available Currency (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c)  commercial paper that (i) is payable in an Available Currency and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d)  units of money market funds having a rating of the Highest Required Investment Category from each of S&P and Moody’s (or, if such money market fund is only rated by one of Moody’s or S&P, the Highest Required Investment Category from such rating agency).

No Eligible Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Custodian or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition) or acts as offeror of; provided that, notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Investment Advisor have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Investment Advisor to the Administrative Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Investment Advisor), Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule. The Collateral Agent, the Securities Intermediary and the Custodian shall have no obligation to determine or oversee compliance with the foregoing or to determine whether an investment is an “Eligible Investment”.

“EOD Advance Rate” means 81%.

“EOD Borrowing Base” means, as of any Business Day, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Account, (ii) an amount equal to the product of (x) the EOD Advance Rate as of such date, (y) the Portfolio Advance Rate Adjustment as of such date and (z) the Aggregate Net Collateral Balance as of such date (excluding the Sale Settlement Pending Collateral from the calculation of the Aggregate Net Collateral Balance) and (iii) the Dollar Equivalent of the aggregate sale price of the Sale Settlement Pending Collateral.

“EOD OC Ratio” means, as of any Business Day,

(a)  the EOD Borrowing Base; divided by

(b)  the sum of (x) the Dollar Equivalent of the aggregate outstanding principal balance of the Advances and (y) the Dollar Equivalent of the aggregate purchase price of all potential Collateral Assets for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

“EOD OC Ratio Breach” means, on any Business Day, a failure of the EOD OC Ratio to be equal to or greater than 100%.

“EOD OC Ratio Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of EOD OC Ratio Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.

“EOD OC Ratio Posting Payment” has the meaning assigned to such term in Section 6.02.

“Equity Cure Notice” means a notice from the Investment Advisor to the Administrative Agent which satisfies each of the following conditions:

(a)  such notice is delivered to the Administrative Agent not later than three (3) Business Days after the occurrence of an event specified in Section 6.01(k); and

(b)  such notice sets forth evidence demonstrating that the Borrower will cure such non-compliance with the Interest Coverage Ratio Test in its entirety by effecting a cure pursuant to Section 2.06(c).

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“Equityholder” has the meaning given to such term in the recitals.

“Equityholder Collateral Asset” means each Collateral Asset sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4042 of ERISA, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 302 of ERISA or Section 412 of the Code, Section 414(m) or 414(o), with the Borrower.

“Erroneous Payment” has the meaning assigned to such term in Section 12.07(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 12.07(d).

“EU Bail-In Legislation Schedule” means the document described as the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Due Diligence Requirements” means the due diligence and verification requirements applicable to EU Institutional Investors under Article 5 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder) in respect of securitization positions, as in effect and/or amended or supplemented from time to time.

“EU Institutional Investor” has the meaning given to “institutional investor” under the Securitisation Regulation.

“EU Risk Retention Requirement” means Article 6 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“EU Transparency Requirements” means Article 7 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“Euros” or “€” means the lawful currency of the EEA Member Countries that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, as of any date of determination on which any one or more of the Concentration Limitations are exceeded, an amount (calculated by the Investment Advisor and without duplication) equal to the Dollar Equivalent of the aggregate principal amount by which each of such Concentration Limitations is exceeded.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Interest Collection Account over (2) the projected amount required to be paid pursuant to Section 9.01(a)(i)(A), on the next Payment Date, any prepayment date or the Final Maturity Date, as applicable, in each case, as determined by the Borrower in good faith and in a commercially reasonable manner.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Asset included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any Governmental Authority on such Collateral Asset or on any underlying asset securing such Collateral Asset and (b) any amount received in the Collection Account (or other applicable account) representing (i) any amount representing a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Assets which are held in an escrow account for the benefit of the Obligor and the applicable secured party pursuant to escrow arrangements under a Related Document, to the extent such amount is attributable to a time after the effective date of such replacement or sale, in each case of clauses (a) and (b) to the extent paid on behalf of the Borrower from equity contributions.

“Excluded Principal Distributions” means Permitted Distributions of Principal Proceeds designated as “Excluded Principal Distributions” by mutual agreement of the Investment Advisor and Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes imposed on a Recipient, and branch profits Taxes imposed on a Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 13.03(i)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to

Section 13.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.03(g), and (d) U.S. federal withholding Taxes imposed under FATCA.

“Existing Lender” has the meaning assigned to such term in Section 13.06(g).

“Facility Amount” means (a) on or prior to the Facility Termination Date, an amount equal to the Maximum Facility Amount (as such amount may be reduced from time to time pursuant to Section 2.07) and (b) following the Facility Termination Date, the outstanding principal balance of all of the Advances.

“Facility Documents” means this Agreement, the Notes (if any), the Account Control Agreements, the Collateral Agent Fee Letter, the Custodian Agreements, the Lender Fee Letter, the BNP Fee Letter, the Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower (if any) pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral and any other document, as agreed between the Administrative Agent and the Borrower, to be a Facility Document.

“Facility Increase” has the meaning assigned to such term in Section 2.19(a).

“Facility Increase Request” means the notice in the form of Exhibit K pursuant to which the Borrower requests an increase of the Maximum Facility Amount in accordance with Section 2.19.

“Facility Termination Date” means the last day of the Reinvestment Period.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Fee Basis Amount” means, for any Payment Date, an amount equal to the arithmetic mean of (i) the Aggregate Principal Balance of all Eligible Collateral Assets, plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, in each case, on the first day and on the last day of the related Interest Accrual Period.

“Final Maturity Date” means the earlier to occur of (i) the Business Day 12 months after the last day of the Reinvestment Period and (ii) the date on which the Final Maturity Date is declared pursuant to Section 6.01.

“Finance Lease” means any transaction in which the obligations of a lessee to pay rent or other amounts under a lease are on a triple net basis and are required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP. A Finance Lease shall not include obligations structured to comply with foreign law or religious restrictions, including, but not limited to, Islamic Shari’ah.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“FinDox” has the meaning specified in Section 13.23(d) hereof.

“First Amendment Effective Date” means May 30, 2024.

“First Lien BSL” means a First Lien Loan that is a Broadly Syndicated Loan.

“First Lien Loan” means any Collateral Asset (for purposes of this definition, a “loan”) that meets the following criteria:

(a)  is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation of the relevant Obligor of such loan for borrowed money in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Lien, a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable Related Documents);

(b)  is secured by a pledge of collateral, which security interest is (i) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar Collateral Assets, Permitted Working Capital Liens and liens accorded priority by law in favor of any Governmental Authority) securing the obligor’s obligations under such Collateral Asset or (ii)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets, a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the applicable Related Documents that are reasonable and customary for similar Collateral Assets) in all other collateral under Applicable Law; and

(c)  the Investment Advisor determines in good faith that the value of the collateral for such Collateral Asset on or about the time of origination or acquisition by the Borrower (together with other attributes of the Obligor including its enterprise value, general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate to repay the outstanding principal balance of the Collateral Asset plus the aggregate outstanding balances of all other Collateral Assets of equal or higher seniority secured by a first priority Lien over the same collateral.

“Fixed Rate Collateral Asset” means any Collateral Asset that bears a fixed rate of interest.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower (a) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (b) substantially all the assets of which consist (directly or indirectly through one or more flow-through entities) of the Equity Securities and/or indebtedness of one or more Subsidiaries described in clause (a) of this definition, or (c) which is disregarded as an entity that is separate from its owner for U.S. federal income tax purposes and substantially all of its assets consist of the Equity Securities and/or indebtedness of one or more Subsidiaries described in clause (a) or (b) of this definition.

“FRB” has the meaning specified in the definition of Deliver.

“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Required Lenders,” “Maximum Available Amount,” “Advance Rate,” “Distribution Advance Rate,” “Borrowing Base,” “Distribution Borrowing Base,” “OC Test,” “Distribution OC Coverage Test,” “Collateral Asset,” “Eligible Collateral Asset,” “Eligible Country,” “Minimum Equity Amount,” “EOD Borrowing Base,” “EOD OC Ratio,” “EOD OC Ratio Breach,” “Distribution OC Ratio” or “OC Ratio,” (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (i) extend the Reinvestment Period, in each case, to the extent such amendment, modification, waiver or supplement is directly adverse to such Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Government Security” has the meaning specified in the definition of Deliver.

“Governmental Authority” means, with respect to any Person, any nation or government, any supranational, state or other political or subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, in each case, having jurisdiction or authority over such Person.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Highest Required Investment Category” means (a) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments.

“Increase Effective Date” has the meaning assigned to such term in Section 2.19(c).

“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all Capital Lease Obligations of such Person as lessee; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person, but limited to the lower of (x) the fair market value of such asset as determined by such Person in good faith and (y) the amount of Indebtedness secured by such Lien; and (vii) all Indebtedness of others guaranteed by such Person. Notwithstanding the foregoing, “Indebtedness” does not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment, (y) a commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under revolving loans, Delayed Drawdown Collateral Assets or the unfunded portion of any existing investment or (z) indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any First Lien Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is nonrecourse to the Borrower and (ii) would not represent a claim against the Borrower in a bankruptcy, insolvency, examinership or liquidation proceeding of the Borrower, in each case in excess of the amount sold or purportedly sold.

“Indemnified Party” has the meaning assigned to such term in Section 13.04(b).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” means PricewaterhouseCoopers LLP or any other firm of nationally recognized independent public accountants (who may also render other services to the Investment Advisor) consented to by the Administrative Agent.

“Independent Manager” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or any such Affiliate); (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower or (iv) any member of the immediate family of a person described in clauses (i), (ii) or (iii); provided that, an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Borrower and (B) has (i) prior experience as an Independent Manager for an entity whose charter documents required the unanimous consent of all Independent Managers thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Individual Lender Maximum Funding Amount” means, as to each Lender, the maximum amount of Advances to the Borrower that may be lent by such Lender pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Individual Lender Maximum Funding Amount, as applicable, as such amount may be reduced from time to time pursuant to Section 2.07, increased from time to time pursuant to Section 2.19(d) in connection with a Facility Increase or increased or reduced from time to time pursuant to assignments effected in accordance with Section 13.06(a).

“Ineligible Collateral Asset” means, at any time, a Collateral Asset or any portion thereof, that fails to satisfy any criteria of the definition of Eligible Collateral Asset as of the date when such criteria are applicable (other than any criteria that has been waived pursuant to the definition thereof); it being understood that such criteria in the definition of Eligible Collateral

Asset that is specified to be applicable only as of the date of acquisition of such Collateral Asset shall not be applicable after the date of acquisition of such Collateral Asset.

“Information” has the meaning assigned to such term in Section 13.09.

“Initial Collateral Assets” means, the list of Collateral Assets delivered by the Borrower to the Administrative Agent on or prior to the Closing Date.

“Initial Tranche Size” means, with respect to any Collateral Asset, an amount equal to (a) if any delayed draw loan or incremental loan issuance has been issued (or with respect to a delayed draw debt obligation (or other similar debt obligation), may be issued) under the Related Documents that has the same interest spread, maturity and seniority (such issuance an “Additional Tranche”), the sum of the principal amounts, in each case, on the date of acquisition by the Borrower of (i) the aggregate tranche of such Collateral Asset plus (ii) the aggregate tranches of any Additional Tranches, and (b) if no Additional Tranche has been issued, the principal amount of the aggregate tranche of such Collateral Asset as of its date of acquisition by the Borrower; provided that for purposes of the calculation in (a) and (b) above, the Borrower may elect to use the date of origination, rather than the date of acquisition, of the Collateral Asset if it has provided written notice of this election to the Administrative Agent promptly following such acquisition.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for any day during an Interest Accrual Period with respect to the Advances made, the sum of the products (for each day elapsed during such Interest Accrual Period) of:

IR x P x	1
—
D

 where:

IR	=	the Interest Rate for such day;

P	=	the principal amount of the Advances outstanding on such day; and

D	=	(x) 360 days.

“Interest Accrual Period” means (i) before the First Amendment Effective Date (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last Business Day of the calendar month preceding the month in which such Payment Date occurs and (b) with respect to any subsequent Payment Date, the period beginning on (and including) the day immediately following the last day of the prior Interest Accrual Period and ending on (but excluding) the last Business Day of the calendar month preceding the month in which such Payment Date occurs and (ii) on and after First Amendment Effective Date (a) with respect to ~~first~~the Payment ~~date~~Date on June 20th, 2024, the period beginning on (and including) April 30th, 2024 and ending on (but excluding) such Payment Date, and (~~c~~b) with respect to any subsequent Payment Date, the period beginning on (and including) the last day of the prior Interest Accrual Period and ending on (but excluding) such Payment Date; provided that the final Interest Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Interest Coverage Ratio” means, on the date immediately preceding each Payment Date, the percentage equal to:

(a)   (i) an amount equal to the Collateral Interest Amount at such time minus (ii) the amount payable on the Payment Date immediately following such date of determination pursuant to Sections 9.01(a)(i)(A), (B) and (C); divided by

(b)   the amount payable on the Payment Date immediately following such date of determination pursuant to Section 9.01(a)(i)(D).

“Interest Coverage Ratio Test” means a test that is satisfied at any time if the Interest Coverage Ratio is greater than or equal to 150%; provided that the Interest Coverage Ratio Test shall be deemed to be satisfied on any date prior to the initial Advance hereunder.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)   all payments of interest and other income received in cash by the Borrower during such Collection Period on the Collateral Assets (including interest purchased with Principal Proceeds, interest and other income received in cash on Ineligible Collateral Assets and the accrued interest received in cash in connection with a sale of any such Collateral Asset during such Collection Period);

(b)   all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Delayed Drawdown Reserve Account;

(c)   all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Investment Advisor has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

(d)   commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Investment Advisor has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(e)   cash contributed to the Borrower that the Borrower specifies in the Contribution Notice shall constitute Interest Proceeds and is deposited into a Collection Account in accordance with Section 8.02 as designated by the Borrower;

provided that:

(1)   as to any Defaulted Collateral Asset (and only so long as it remains a Defaulted Collateral Asset), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Asset equals the Principal Balance of such Defaulted Collateral Asset at the time as of which it became a Defaulted Collateral Asset and all amounts received in excess thereof will constitute Interest Proceeds; and

(2)   any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Asset will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Asset, at the time it became a Defaulted Collateral Asset, for which such Equity Security was received in exchange.

“Interest Rate” means, on any date of determination, an interest rate per annum equal to, Term SOFR, for the applicable Interest Accrual Period (or, if at any time the Benchmark cannot be determined, the Base Rate) plus the Applicable Margin as of such date.

“Investment Advisor” means Goldman Sachs Private Credit Corp.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Agreement” means the Investment Management Agreement, dated as of March 20, 2023, by and among the Goldman Sachs Asset Management, L.P., and the Investment Advisor, as the same may be amended, modified, waived, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Investor Report” means the ongoing quarterly investor reports required pursuant to and in accordance with Article 7(1)(e) of the Securitisation Regulation.

“IRS” means the United States Internal Revenue Service.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Lenders party thereto, the Structuring Agent, the Borrower and the Investment Advisor.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket fees and expenses of agents, experts and outside attorneys) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever, in each case, in the form of a security interest (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction). Notwithstanding the foregoing, “Lien” shall not include (i) customary restrictions on assignments or transfers thereof on customary and market-based terms pursuant to the Related Documents relating to any Collateral Asset or (ii) in the case of any Equity Securities, customary drag- along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, dated as of the Closing Date, of the Borrower.

“Make-Whole Amount” has the meaning assigned to such term in the Lender Fee Letter.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Markit Depth” means the “Depth” published by IHS Markit as part of its liquidity services market pricing data.

“Markit Liquidity Score” means the liquidity score published by IHS Markit as part of its liquidity services market pricing data.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Investment Advisor either individually or taken as a whole, (b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Assets or the Related Documents generally or any material portion of the Collateral Assets or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Borrower or the Investment Advisor to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral; provided that, for the avoidance of doubt, “Material Adverse Effect” does not include the occurrence of a Revaluation Event, Material Modification or change in MV Asset Value in relation to any one or more Collateral Assets.

“Material Modification” means, with respect to any Collateral Asset, any amendment, waiver, consent or modification of, or supplement to or inaction with, a Related Document with respect thereto (it being understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Related Documents shall not constitute an amendment or modification to such Related Document) executed or effected after the date on which such Collateral Asset is acquired by the Borrower, that:

(a)  reduces, defers or forgives any principal amount of such Collateral Asset;

(b)  reduces or forgives one or more interest payments which reduces the spread or coupon by more than 50 basis points or permits any interest due with respect to such Collateral Asset in cash to be deferred or capitalized and added to the principal amount of such Collateral Asset (other than (x) any reduction, forgiveness, deferral or capitalization already expressly permitted by the terms of its Related Documents or pursuant to the application of a pricing grid, in each case, as of the date such Collateral Asset was acquired by the Borrower, (y) any change related to the replacement of a benchmark rate and the application of related credit spread adjustments and (z) any reduction, forgiveness, deferral or capitalization of default interest);

(c)  extends, delays or waives any date fixed for any scheduled amortization payment (including at maturity) of principal on such Collateral Asset (other than any right of the related Obligor to extend the maturity of such Collateral Asset already expressly permitted by the terms of its Related Documents as of the date such Collateral Asset was acquired by the Borrower) unless such extension or delay is for less than 90 days or subject to any grace period agreed to by the Administrative Agent at the time of the modification;

(d)  in the case of a First Lien BSL, contractually subordinates payments on such Collateral Asset to other Indebtedness (other than as permitted by the terms of the Related Documents on the date such Collateral Asset was acquired by the Borrower); or

(e)  substitutes, alters, releases or terminates any material portion of the underlying assets securing such Collateral Asset without repayment or releases any material guarantor or co-Obligor from its obligations with respect thereto (in each case, other than as expressly permitted by the Related Documents as of the date such Collateral Asset was acquired by the Borrower), and, in each case, such substitution, alteration, release or termination materially and adversely affects the value of such Collateral Asset (as determined in the commercially reasonable discretion of the Borrower (or the Investment Advisor on behalf of the Borrower)).

“Maximum Available Amount” means, on any date of determination, an amount equal to the lesser of:

(a)  the Maximum Facility Amount at such time; and

(b)  the Borrowing Base (calculated after giving effect to the deposit or investment of such borrowed funds on the borrowing date).

“Maximum Facility Amount” means (i) from the Closing Date up to but not including the First Amendment Effective Date, $200,000,000 ~~and~~, (ii) ~~on and after~~from the First Amendment Effective Date up to but not including the Second Amendment Effective Date, $400,000,000 and (iii) on and after the Second Amendment Effective Date, $900,000,000, as such amount may be reduced from time to time pursuant to Section 2.07 or as increased from time to time in connection with any Facility Increase.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Monthly Report Determination Date, (d) each Payment Date Report Determination Date and (e) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.

“Minimum Equity Amount” means, $20,000,000.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning assigned to such term in Section 8.07(a).

“Monthly Report Determination Date” has the meaning assigned to such term in Section 8.07(a).

“Monthly Reporting Date” has the meaning assigned to such term in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Rating” has the meaning specified in Schedule 10 hereto.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“MV Asset Value” means, for any Collateral Asset, as of any date of determination the Pricing Service Price obtained by the Collateral Agent; provided that, if the Collateral Asset is a loan and has a Markit Depth of less than or equal to 3, or is a bond and has a Markit Liquidity Score of greater than or equal to 4 such price may, but is not required to, be adjusted by the Administrative Agent in its reasonable discretion based on its determination (and in accordance with the procedure below) of the best bid that would be received in connection with a sale of such Collateral on such date of determination (such price, the “Agent Price”). The Administrative Agent shall promptly notify the Borrower and the Investment Advisor of the Agent Price for each Collateral Asset if the Administrative Agent chooses to set an Agent Price and such price shall become effective on the date of such notice.

If the Borrower disagrees with the Pricing Service Price or the Agent Price (or the Administrative Agent disagrees with the Pricing Service Price), then the Borrower (or the Administrative Agent) may at its own expense for up to three hours after receipt of notice of such Pricing Service Price from State Street or Agent Price from the Administrative Agent (or if such notice is received after 12:00 p.m. (New York Time) on any Business Day, by 10:00 a.m. (New York Time) on the immediately following Business Day) (the “MV Price Dispute Period”) obtain a good and irrevocable bid or bids for value to purchase the greater of (x) $1,000,000 (or, if less, the notional amount of the related Collateral Asset) and (y) 25% of the notional amount of the related Collateral Asset) from (a) any entity listed on Schedule 14 hereto or (b) such other nationally recognized broker-dealer or nationally recognized quotation service, in the case of this clause (b), each as may be approved from time to time by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) (a “Firm Bid”). If a Firm Bid is obtained during the MV Price Dispute Period, then the Firm Bid shall be treated as the amended MV Asset Value, otherwise the Agent Price (or if no Agent Price has been set, the Pricing Service Price) shall be treated as the amended MV Asset Value. During the MV Price Dispute Period, the MV Asset Value shall be the Agent Price (or if no Agent Price has been set, the Pricing Service Price). The parties hereto agree that any Ineligible Collateral Assets shall, on any date of determination, be deemed to have an MV Asset Value of zero; provided that Ineligible Collateral Assets constituting up to 5% of the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account shall be carried at their MV Asset Value, as calculated above, so long as such Collateral Assets were Eligible Collateral Assets as of the date of their acquisition by the Borrower ; provided further that, for purposes of the determination set forth in the preceding proviso, those Ineligible Assets with the lowest calculated MV Asset Value shall be included first toward the 5% limit.

“Net Purchased Balance” means, as of any date of determination, an amount equal to (i) the aggregate Principal Balance of all Equityholder Collateral Assets acquired by or contributed to the Borrower pursuant to any Sale Agreement on or prior to such date minus (b) the aggregate Principal Balance of all Equityholder Collateral Assets (other than Warranty Collateral Assets) distributed to or repurchased by the Equityholder on or prior to such date.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.04(b), substantially in the form of Exhibit A.

“Noteless Loan” means a Collateral Asset with respect to which (a) the Related Documents do not require the Obligor to execute and deliver an Underlying Note to evidence the Indebtedness created under such Collateral Asset and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Asset transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.06(a).

“Obligations” means all Indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Asset, each Person obligated to pay Collections in respect of such Collateral Asset, including any applicable guarantors; provided that for purposes of determining the domicile of an Obligor for purposes of the definitions of Concentration Limitations and Eligible Collateral Asset, the term “Obligor” shall only include the Person in respect of which the Collateral Asset was principally underwritten.

“OC Ratio” means, as of any Business Day,

(a)  the Borrowing Base; divided by

(b)  the sum of (x) the aggregate outstanding principal balance of the Advances and (y) the Dollar Equivalent of the aggregate purchase price of all potential Collateral Assets for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

“OC Test” means a test that shall be satisfied if the OC Ratio on such date of determination is equal to or greater than 100%.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Other Connection Taxes” means, in the case of any Recipient, any Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, the Notes or any other Facility Document, or sold or assigned an interest in any Note or Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.03(h)).

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 13.06(c).

“Participant Register” has the meaning assigned to such term in Section 13.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 13.15(b).

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 20th day of each calendar month, commencing in November 2023; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Date Report” has the meaning assigned to such term in Section 8.07(b).

“Payment Date Report Determination Date” has the meaning assigned to such term in Section 8.07(b).

“Payment Recipient” has the meaning assigned to such term in Section 12.07(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Assignee” means (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates or (c) subject to the terms and provisions of Section 13.06(g), a Repackaging SPV; provided that no Disqualified Lender may be a Permitted Assignee unless an Event of Default under Section 6.01(a) (solely with respect to principal or interest), Section 6.01(i), Section 6.01(k) or Section 6.01(l) has occurred and is continuing.

“Permitted Currencies” means Pounds Sterling, Euro, Dollars and any other currency consented to by the Administrative Agent and available to the Collateral Agent.

“Permitted Distribution” means, on any Business Day, distributions of (x) Interest Proceeds so long as immediately after giving effect to such Permitted Distribution, sufficient Interest Proceeds remain to pay all amounts payable on the immediately following Payment Date pursuant to Section 9.01(a)(i) as determined by the Investment Advisor in good faith, (y) prior to the last day of the Reinvestment Period, Principal Proceeds and/or (z) the proceeds of Advances made hereunder; provided that amounts may be distributed pursuant to this definition so long as (i) no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution) and (ii) in the case of a distribution described in clause (y) or (z) above, the OC Ratio would be at least 100% immediately after giving effect to such Permitted Distribution. Notwithstanding the foregoing, nothing in this definition shall limit the right or ability of the Borrower to make a Permitted RIC Distribution.

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (c) Liens granted pursuant to or by the Facility Documents; (d) judgement Liens not constituting an Event of Default hereunder; (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements; (f) with respect to collateral underlying any Collateral Asset, the Lien in favor of the Borrower herein and Liens permitted under the underlying documents related to such Collateral Asset; (g) as to any agented Collateral Asset, Liens in favor of the agent on behalf of all the lenders to the related obligor; (h) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing; (i) other customary Liens permitted with respect to the Collateral consistent with the Servicing Standard and (j) liens accorded priority by law in favor of any Governmental Authority.

“Permitted Offer” means a tender offer pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Asset) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest or (y) other debt obligations that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Assets plus any accrued and unpaid interest in Cash.

“Permitted RIC Distributions” means distributions to the Equityholder or the Investment Advisor (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that amounts may be distributed pursuant to this definition so long as (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower reasonably determines to be required to distribute to the Equityholder or Investment Advisor to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of clauses (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) if a Default has occurred and is continuing at the time of such distribution, Permitted RIC Distributions shall be made in an amount not to exceed $1,000,000 for the fiscal quarter in which such distribution is being made, and (C) amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as (x) the Coverage Tests are satisfied immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion), (y) the Borrower certifies the above in a RIC Distribution Notice to the Administrative Agent at least two (2) Business Days prior to the applicable distribution and (z) the Borrower provides at least two (2) Business Days’ prior written notice thereof to the Administrative Agent and the Collateral Agent.

“Permitted Working Capital Lien” has the meaning assigned to such term in the definition of “First Lien Loan”.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Asset that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Asset Rule” has the meaning assigned to such term in Section 4.01(m).

“Portfolio Advance Rate Adjustment” means, as of any date of determination, the percentage set forth on the table below corresponding to the highest Diversity Score then-applicable to the Collateral Assets:

Diversity Score	Advance Rate Adjustment
Less than 4	40%
Greater than or equal to 4, but less than 7	60%
Greater than or equal to 7, but less than 10	80%
Greater than or equal to 10	100%

“Portfolio Report” means the ongoing quarterly portfolio level disclosure required pursuant to and in accordance with Article 7(1)(a) of the Securitisation Regulation.

“Post-Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum.

“Pounds Sterling” and “£” means the lawful currency of the United Kingdom.

“Pricing Service” means Markit Partners or any other nationally recognized loan pricing service mutually agreed upon by the Administrative Agent and the Investment Advisor.

“Pricing Service Price” means the bid price for such Collateral Asset most recently quoted by the Pricing Service.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

“Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (howsoever designated).

“Priority of Payments” has the meaning assigned to such term in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Industry” means, any of the following being the primary and substantial industry or operation of the relevant Underlying Obligor:

(a) an industry and directly connected (including production and trade) with controversial weapons (anti-personnel landmines, cluster munitions, nuclear/atomic, biological and chemical weapons or depleted uranium munitions);

(b) assault weapons or firearms manufacturing;

(c) the pornography or adult entertainment industry;

(d) the production, trade or use of drift nets over 2.5 kilometres in length;

(e) the production of asbestos fibres;

(f) the production or trade in products containing PCBs (polychlorinated biphenyls);

(g) the trade in any plant or animal species or products governed by the Convention on International Trade in Endangered Species of Wild Fauna or Flora (“CITES”) which are not authorized by a CITES permit;

(h) the production, processing and/or sale of tobacco and/or tobacco related products; and

(i) the production, processing and/or sale of cannabis and/or cannabis related products.

“Proprietary Information” has the meaning assigned to such term in Section 13.09.

“Purchase Price” means (i) for each Eligible Collateral Asset as of the trade date, the purchase price as of the trade date for such Eligible Collateral Asset and (ii) for each Ineligible Collateral Asset as of the trade date, zero.

“QIB” has the meaning assigned to such term in Section 13.06(e).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term issuer or unsecured debt rating of “A-” or better by S&P and a long-term deposit rating of “A2” or better by Moody’s or (B) a short-term issuer or unsecured debt rating or deposit rating of “A-2” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term issuer or unsecured debt rating of “A-” or better by S&P and a long-term deposit rating of “A2” or better by Moody’s or (B) a short-term issuer or unsecured debt rating or deposit rating of “A-2” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 13.06(e).

“Recipient” means the Administrative Agent and each Lender.

“Register” has the meaning assigned to such term in Section 13.06(d).

“Registered” means with respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that is in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations.

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means (i) prior to the First Amendment Effective Date, the period from and including the Closing Date to and including the earlier of (a) September 28, 2025 and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01 ~~and~~, (ii) on and after First Amendment Effective Date to but excluding the Second Amendment Effective Date, the period from and including the First Amendment Effective Date to and including the earlier of (a) May 30, 2026 and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01 and (iii) on and after Second Amendment Effective Date, the period from and including the Second Amendment Effective Date to and including the earlier of (a) October 31, 2026 and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Asset, (i) the loan, note, indenture, credit agreement or other similar agreement evidencing such Collateral Asset, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Asset.

“Relevant Recipient” has the meaning specified in Section 13.23(a).

“Repackaging SPV” means Aries Capital Designated Activity Company or another repackaging special purpose vehicle agreed by the Borrower with any Lender, to which such Lender may transfer all or part of its Individual Lender Maximum Funding Amount or Advances in accordance with the provisions of this Agreement.

“Repackaging SPV Transferred Interests” has the meaning assigned to such term in Section 13.06(g).

“Reporting Agents” has the meaning specified in Section 13.23(d) hereof.

“Reporting Website” has the meaning specified in Section 13.23(e) hereof.

“Requested Amount” has the meaning assigned to such term in Section 2.03.

“Required Information” has the meaning specified in Section 13.23(a) hereof.

“Required Lenders” means, at any time, (a) Lenders having Percentages aggregating greater than or equal to 50% and (b) so long as the Administrative Agent is BNP, the Administrative Agent; provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director or manager of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer: the initial “authorized signatories” of the parties hereto are set forth on Schedule 6 (as such Schedule 6 may be modified from time to time by written notice), and (f) in the case of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, an officer of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, as applicable, duly authorized to act for or on behalf of such person and, in each case, having direct responsibility for the administration of this Agreement, the Custodian Agreement, the Account Control Agreement or any other applicable Facility Document, as applicable.

“Retained Interest” has the meaning assigned to such term in Section 13.22(a).

“Retention Basis Amount” means the nominal value of all Collateral Assets held by the Borrower from time to time.

“Retention Holder Originated Collateral Asset” means (a) a Collateral Asset which the Equityholder, itself or through related entities (the Borrower being a related entity provided that the Equityholder owns, directly or indirectly, 100% of the limited liability company interests in the Borrower), directly or indirectly, was involved in the original agreement which created the obligations or potential obligations of the debtor or potential debtor giving rise to such Collateral Asset; or (b) a Collateral Asset which the Equityholder purchased on its own account before transferring it to the Borrower.

“Revaluation Event” means, with respect to any Collateral Asset as of any date of determination, the occurrence of any one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a)  such Collateral Asset has (i) a Moody’s Rating of “Caa1” or lower or (ii) an S&P Rating of “CCC+” or lower;

(b)  the occurrence of a Material Modification with respect to such Collateral Asset that was not approved by the Administrative Agent (in its sole discretion);

(c)  the MV Asset Value of such Collateral Asset is less than the product of (x) 77% multiplied by (y) the lesser of (A) 100% and (B) the Purchase Price of such Collateral Asset; or

(d)  the Weighted Average MV Asset Value of all of the Collateral Assets is less than the product of (x) 77% multiplied by (y) sum of (A) for each Collateral Asset, (a) the lesser of (i) 100% and (ii) the Purchase Price of each such Collateral Asset multiplied by (b) the Principal Balance of each such Collateral Asset, divided by (B) the Aggregate Principal Balance of the Collateral Assets; provided that, for the avoidance of doubt, a Revaluation Event pursuant to this clause (d) shall constitute a Revaluation Event for all Eligible Collateral Assets.

“RIC Distribution Notice” means a written notice setting forth the calculation of the Borrower’s estimated investment company taxable income and net capital gain (determined as if the Borrower were a regulated investment company for U.S. federal income tax purposes) and of any Permitted RIC Distribution and certifying that the Equityholder remains a “regulated investment company” under Subchapter M of the Code.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services, LLC business.

“S&P Rating” has the meaning specified in Schedule 11 hereto.

“Sale Agreement” means that certain Sale and Contribution Agreement, dated as of the Closing Date, by and between the Equityholder and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sale Settlement Condition” means, with respect to any binding commitment of the Borrower to sell a Collateral Asset, a condition that is beyond the control of the Borrower and/or the Investment Advisor, as certified in writing by the Investment Advisor to the Administrative Agent, which has resulted in the settlement of such sale not occurring within 30 days of the date of the Borrower entering into such binding commitment to sell.

“Sale Settlement Pending Collateral” means, on any date of determination, Collateral Assets that the Borrower, within the immediately preceding 30 days (or if a Sale Settlement Condition applies, within the immediately preceding 60 days (or any longer period to which the Administrative Agent may agree)), has entered into a binding commitment to sell that has not settled.

“Sanctioned Country” has the meaning given to such term in Section 4.01(r).

“Sanctioned Person” has the meaning given to such term in Section 4.01(r).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, the French Republic, His Majesty’s Treasury and/or any other relevant sanctions authority.

“Scheduled Distribution” means, with respect to any Collateral Asset, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Asset.

“Second Amendment Effective Date” means October 31, 2024.

“Second Lien BSL” means any Collateral Asset (for purposes of this definition, a “loan”) that meets the following criteria:

(a)  is secured by a pledge of collateral which security interest is validly perfected and second priority (subject to liens permitted under the related underlying instruments) under Applicable Law (other than a Collateral Asset that is second priority to a Permitted Working Capital Lien);

(b)  the Investment Advisor determines in good faith that the value of the collateral securing the Collateral Asset on or about the time of origination or acquisition by the Borrower (together with other attributes of the Obligor including its enterprise value, general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate to repay the outstanding principal balance of the Collateral Asset plus the aggregate outstanding balances of all other Collateral Assets of equal or higher seniority secured by a lien over the same collateral; and

(c)  is a Broadly Syndicated Loan.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, each Lender and the Securities Intermediary.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means State Street Bank and Trust Company in its capacity as Securities Intermediary under the Account Control Agreement and any successor Securities Intermediary appointed by the Borrower, the Investment Advisor and the Collateral Agent, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

“Securitisation Regulation” means Regulation (EU) 2017/2402.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Corporate Bond” means senior debt obligations issued by any corporation that are capable of being registered which: (i) are repayable in an amount equal to their outstanding principal balance; (ii) are not repayable in full in an amount determined by reference to any formula or index; (iii) are not subject to any contingency with respect to repayment at maturity; (iv) bear interest at either a fixed or floating rate that is paid on a periodic basis and if floating, is computed on a benchmark interest rate plus or minus a spread, if any; (v) are transferable to any third party without any restriction (provided that restrictions that provide for eligibility for resale pursuant to Rule 144A or Regulation S promulgated. under the United States Securities Act of 1933, as amended, shall not be considered restrictions), other than customary restrictions; (vi) if it is contractually subordinated by its terms, is contractually subordinated only to Indebtedness for borrowed money, trade claims, capitalized leases or other similar obligations and (vii) clear through the Depository Trust Company (or its successor). Senior Corporate Bonds shall exclude convertible bonds, wrapped or insured bonds, commercial paper, asset-backed securities (including, without limitation, residential mortgage-backed securities, commercial mortgage-backed securities, collateralized debt obligations and collateralized loan obligations), municipal bonds, private placements (excluding from the meaning of “private placements,” however, securities issued subject to restrictions that provide for eligibility for resale pursuant to Rule 144A or Regulation S under the US Securities Act of 1933) and bonds issued by a credit derivative products company.

“Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, specified by the Investment Advisor to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date or, in the event such account is unavailable, uninvested cash; provided that, so long as no Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent) the Investment Advisor may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of an Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent and specified to the Collateral Agent.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Structuring Agent” means BNP Paribas S.A.

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tax Blocker Subsidiary” means any wholly-owned subsidiary of the Borrower from time to time designated in writing by the Borrower, and consented to by the Administrative Agent (not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required in connection with the formation of a Tax Blocker Subsidiary if the inability to transfer any applicable asset to such Tax Blocker Subsidiary would reasonably be expected to result in adverse U.S. federal tax consequences to the Borrower or the Investment Advisor), as a “Tax Blocker Subsidiary” (which notice of designation will contain a description of the assets to be transferred to such subsidiary); provided that no Tax Blocker Subsidiary shall hold any assets other than in connection with the receipt of equity securities with respect to a Collateral Asset, Eligible Investments or units of exchange-traded funds.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TMF” has the meaning specified in Section 13.23(d) hereof.

“Trade Date” has the meaning assigned to such term in Section 1.04(l).

“Transferor” means Goldman Sachs Private Credit Corp., as seller of loans and bonds to the Borrower under the Sale Agreement.

“Transparency Reports” has the meaning specified in Section 13.23(a) hereof.

“Transparency Technical Standards” has the meaning specified in Section 13.23(d)(i) hereof.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Assets” means, with respect to a Collateral Asset, any property or other assets designated and pledged as collateral to secure repayment of such Collateral Asset, including to the extent provided for in the relevant Related Documents, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Asset.

“Unfunded Amount” means, with respect to any Collateral Asset, as of any date of determination, the unfunded commitment of the Borrower with respect to such Collateral Asset as of such date that is not subject to any conditionality (other than (i) the representations and warranties being true and correct at the time of borrowing, (ii) no default or event of default existing immediately prior to or after the time of borrowing, (iii) pro forma compliance with a financial covenant at the time of borrowing and/or (iv) the delivery of a borrowing notice or the taking of other administrative steps (including having the borrowing occur prior to a certain date)).

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Asset, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than statutory liens, liens of depository institutions and blanket liens permitted under or granted in accordance with such Related Documents).

“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii).

“Warranty Collateral Asset” has the meaning assigned to such term in the Sale Agreement.

“Website Certification” has the meaning specified in Section 13.23(e)(A) hereof.

“Weighted Average MV Asset Value” means, on any date with respect to all of the Collateral Assets, the value obtained by (x) summing the products obtained by multiplying (a) the MV Asset Value at such time of each such Collateral Asset by (b) the Principal Balance of such Collateral Asset and (y) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Assets.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related obligor).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time in relation to any Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Obligation” means a Collateral Asset that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02  Rules of Construction. For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified, supplemented or replaced from time to time, (h) any Event of Default shall be continuing until expressly waived in writing by the requisite Lenders or cured pursuant to the terms hereof, (i) except as set forth herein, references herein to the knowledge or actual knowledge of a Person shall mean the actual knowledge following due inquiry of such Person, (j) except as otherwise expressly provided for in this Agreement, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion and (k) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Facility Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation, in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

Section 1.03  Computation of Time Periods. Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04  Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Asset, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Assets, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)   All calculations with respect to Scheduled Distributions on any Collateral Asset shall be made on the basis of information as to the terms of each such Collateral Asset and upon reports of payments, if any, received on such Collateral Asset that are furnished by or on behalf of the Obligor of such Collateral Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)   For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Defaulted Collateral Assets and Ineligible Collateral Assets unless or until such payments are actually made or such payments are determined likely to be received by the Investment Advisor pursuant to the definition of Collateral Interest Amount and (ii) ticking fees and other similar fees in respect of Collateral Assets, unless or until such fees are actually paid.

(c)   For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Asset (other than a Defaulted Collateral Asset or an Ineligible Collateral Asset, which, unless such payments are determined likely to be received by the Investment Advisor pursuant to the definition of Collateral Interest Amount and except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Asset, (ii) proceeds of the sale of such Collateral Asset received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Assets or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)   Each Scheduled Distribution receivable with respect to a Collateral Asset shall be assumed to be received on the applicable Due Date.

(e)  References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)  For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Assets will be treated as having a Principal Balance equal to zero.

(g)  Determinations of the Collateral Assets, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base, Distribution Borrowing Base and EOD Borrowing Base, as applicable, at the time of determination, it being understood that a Collateral Asset (or portion thereof) that falls into more than one category of Collateral Assets will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base, Distribution Borrowing Base and EOD Borrowing Base, as applicable, at such time (without duplication).

(h)  All calculations required to be made hereunder with respect to the Collateral Assets, the Borrowing Base, the Distribution Borrowing Base and the EOD Borrowing Base shall be made on a Trade Date basis and after giving effect to (x) all purchases or sales to be entered into on such Trade Date and (y) all Advances requested to be made on such Trade Date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Assets.

(i)  Unless otherwise expressly provided for herein, all monetary calculations (other than for Dollars) under this Agreement shall be the Dollar Equivalent of such amount, as applicable. Notwithstanding anything to the contrary herein, no Default or Event of Default shall be deemed to occur solely as a result of changes in the applicable exchange rate causing the outstanding amount of Advances to exceed the Maximum Facility Amount.

(j)  References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Asset include references to the Borrower’s acquisition of such Collateral Asset by way of a sale and/or contribution from the Equityholder and the Borrower’s making or origination of such Collateral Asset. Portions of the same Collateral Asset acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Delayed Drawdown Collateral Assets) will, for purposes of determining the purchase price of such Collateral Asset, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Asset).

(k)  For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(l)  For purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Collateral Asset or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Asset or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make available to the Borrower a revolving credit facility providing for Advances from time to time in Dollars on any Business Day during the Reinvestment Period (or immediately thereafter pursuant to Section 8.04), on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Individual Lender Maximum Funding Amount and, as to all Lenders, in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Available Amount as then in effect.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.06.

Section 2.02 [Reserved].

Section 2.03 Making of the Advances. (a) If the Borrower desires an Advance under this Agreement, it shall give the Collateral Agent and the Administrative Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Advance (which notice shall be irrevocable and effective upon receipt) not later than (x) for an Advance denominated in Dollars, 11:00 a.m. at least one (1) Business Day prior to the day of the requested Advance and (y) for an Advance denominated in any Available Currency other than Dollars, 2:00 p.m. at least two (2) Business Days prior to the day of the requested Advance; provided that in connection with a request for an Advance denominated in an Available Currency other than Dollars, the Borrower shall notify the Administrative Agent of such proposed Advance, the relevant Available Currency and the proposed date of borrowing, and the Administrative Agent shall provide a schedule, which schedule shall become part of this Agreement as Schedule 15 upon mutual agreement of the Borrower and the Administrative Agent and delivery to the other parties hereto, which shall set forth the relevant terms, including the Benchmark and other applicable terms, for making of Advances in such Available Currency at such time. To the extent any terms set forth in Schedule 15 with respect to an Available Currency are inconsistent with any other terms set forth in this Agreement, the terms set forth on Schedule 15 shall control.

Each Notice of Borrowing shall be substantially in the form of Exhibit B, dated the date the request for the related Advance is being made, signed by a Responsible Officer of the Borrower or the Investment Advisor, as applicable, shall attach both a Borrowing Base Calculation Statement and an EOD OC Ratio Calculation Statement (which Borrowing Base Calculation Statement and EOD OC Ratio Calculation Statement shall give pro forma effect to any Collateral Assets being acquired with the proceeds of such Advance on such date or the following Business Day) and shall otherwise be appropriately completed. The proposed

Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Facility Termination Date and the amount of the Advance requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Individual Lender Maximum Funding Amounts hereunder, or, in the case of Delayed Drawdown Collateral Assets, such lesser amount required to be funded by the Borrower in respect thereof). Notwithstanding anything to the contrary contained herein, a Notice of Borrowing may include requests for more than one Advance so long as each request therein separately satisfies the terms and conditions set forth in this Section 2.03.

(b)  Each Lender shall, not later than 2:00 p.m. on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the applicable Principal Collection Account (or in accordance with the wire instructions delivered in connection with the Notice of Borrowing).

(c)  [Reserved.]

(d)  [Reserved.]

Section 2.04 Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts and currencies of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Collateral Agent shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances outstanding with respect to each Lender.

(b)  Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Administrative Agent or such Lender shall prepare, and the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender (which Note shall be substantially in the form of Exhibit A hereto) and otherwise appropriately completed and the Administrative Agent shall record such issuance and delivery in the Register. Thereafter, to the extent reflected in the Register, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 13.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.04.

Section 2.05 Payment of Principal and Interest. The Borrower shall pay principal and Interest on the Advances as follows:

(a)  100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)  Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Unused Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower on each Payment Date for the related Interest Accrual Period and shall advise each Lender, the Collateral Agent and the Investment Advisor thereof and shall send a consolidated invoice of all such Interest and Unused Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date.

(c)  Accrued and unpaid Interest shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment of the Advances pursuant to Section 2.06(a); provided that, with respect to clause (ii) of this Section 2.05(c), (x) with respect to any prepayment in full of the outstanding principal amount of the Advances, accrued and unpaid Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the outstanding principal amount of the Advances, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on such date or as otherwise agreed to between the Lenders and the Borrower.

(d)  The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued and unpaid Interest thereon, shall be absolute and unconditional, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person except as otherwise provided under the Facility Documents.

Section 2.06 Prepayment of Advances.

(a)  Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower shall have delivered to the Collateral Agent, the Lenders and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C not later than 2:00 p.m. two (2) Business Days prior to the date of such prepayment (provided that in connection with any voluntary prepayment of Advances to cure any non-compliance with the Interest Coverage Ratio Test, no Event of Default shall be deemed to occur if such payment is made beyond any applicable grace period solely as a result of the Administrative Agent’s failure to waive such two (2) Business Day advance notice requirement for such repayment). The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall specify the portion of the outstanding principal balance that shall be prepaid and be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.06(a) shall in each case be in a principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of

Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)  Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments.

(c)  Interest Coverage Ratio Test Cures.

 (i)  In addition to any other obligation of the Borrower to cure any non-compliance with the Interest Coverage Ratio Test pursuant to the terms of this Agreement, if any non-compliance with the Interest Coverage Ratio Test exists, then the Borrower may eliminate such non-compliance with the Interest Coverage Ratio Test in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to the Collection Account cash and Eligible Investments, (B) repay Advances (together with all accrued and unpaid costs and expenses of the Agents, Custodian, Securities Intermediary and the Lenders for which the Borrower has received a reasonably detailed invoice prior to such date of repayment, in each case in respect of the amount so repaid), or (C) during the Reinvestment Period, pledge additional Collateral Assets as Collateral. For the avoidance of doubt, no prepayment fee shall be required in connection with any prepayment of an Advance made to cure any non-compliance with the Interest Coverage Ratio Test.

 (ii)  In connection with the proposed repayment of Advances or pledge of additional Collateral Assets as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Investment Advisor on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Assets and each Obligor of such Collateral Asset to be pledged.

 (iii)  Until such time as any non-compliance with the Interest Coverage Ratio Test has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Asset from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Collateral Assets committed to be acquired or sold by the Borrower prior to the occurrence of such non-compliance with the Interest Coverage Ratio Test that have not yet settled.

 (d)  Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.06 shall be subject to Sections 2.05(c) and 2.11 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.07 Changes of Individual Lender Maximum Funding Amounts.

(a)  Automatic Reduction and Termination. Subject to the provisions of Section 8.04, the Individual Lender Maximum Funding Amounts of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Facility Termination Date.

(b)  Optional Reductions. The Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time, without penalty or premium (other than the payment of any Make-Whole Amount specified in the Lender Fee Letter) upon not less than two (2) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that a notice of termination or reduction may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by the Borrower (by notice of the Administrative Agent and the Collateral Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, in each case, (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances outstanding at such time and (y) the Delayed Drawdown Exposure at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall reduce the Maximum Facility Amount and be applied pro rata to reduce the respective Individual Lender Maximum Funding Amounts of each Lender. Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically.

(c)  Effect of Termination or Reduction. The Individual Lender Maximum Funding Amounts of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.07 shall be applied ratably among the Lenders in accordance with their respective commitments.

Section 2.08 Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.09 Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. No Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.10 Increased Costs.

(a)  Increased Costs Generally. If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person;

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Affected Person or any market relevant to any Applicable Index any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by such Affected Person by reference to the Applicable Index or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to an Applicable Index (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.10.

(b)  Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity coverage), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed; provided that the amounts payable under this Section 2.10(b) shall be without duplication of amounts payable under Section 13.03 and shall not include any Excluded Taxes.

(c)  Certificates from Lenders. A certificate of an Affected Person setting forth in reasonable detail the basis for such demand and the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section 2.10 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error; provided that such Affected Person charges such increased cost to borrowers that are substantially similar to the Borrower in financing transactions materially similar to the financing transaction set forth in this Agreement. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.10 for any costs, reductions, penalties or interest incurred more than nine months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to any increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof

(e)  Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.10, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.11 Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Date (or on the applicable date of prepayment) promptly following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented actual losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to an Applicable Index and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) any Advance bearing interest that was computed by reference to the Applicable Index by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, and (ii) if any payment or prepayment of any Advance bearing interest that was computed by reference to an Applicable Index is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.12 Inability to Determine Rates. With respect to any Advance, if, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) the Applicable Index for the applicable Advances cannot be determined pursuant to the definition of such Applicable Index, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender in writing; provided that the Administrative Agent has made a similar determination with respect to similarly situated borrowers in similar facilities. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, or continuation of Advances (to the extent of the affected Advances or affected Interest Accrual Periods) or, failing that, any Advance shall be ineffective, as applicable. Furthermore, if any Advance is outstanding on the date of the Borrower’s receipt of a notice with respect to an Applicable Index applicable to an Advance, then on the last day of the Interest Accrual Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, an Advance denominated in Dollars bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin on such day. Thereafter, the obligation of the Lenders to make or maintain Advances based upon the Applicable Index will be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

Section 2.13 Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14 Post-Default Interest. The Borrower shall pay interest on all Obligations (other than any Administrative Expenses) that are not paid when due (after giving effect to any grace period thereto) for the period from the due date thereof (after giving effect to any grace period thereto) until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally. (a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower (or on behalf and at the direction of the Borrower (or the Investment Advisor on behalf of the Borrower) by the Collateral Agent) to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. All payments made by the Collateral Agent pursuant to a Payment Date Report on any Payment Date shall be wired by the Collateral Agent by 2:00 p.m. New York City time on such Payment Date. Prepayments to be made pursuant to Section 2.06 for which the Collateral Agent has received a Notice of Prepayment two

(2) Business Days prior to the scheduled date of prepayment shall be wired by the Collateral Agent by 2:00 p.m. New York City time on such date. All other payments by the Borrower must be received by the Collateral Agent on or prior to 3:00 p.m. New York City time on a Business Day (the Collateral Agent shall then wire such funds to the Lenders by 5:00 p.m. New York City time on such Business Day); provided that, payments received by the Collateral Agent after 3:00 p.m. New York City time or payments received by the Lenders after 5:00 p.m. New York City time on a Business Day will be deemed to have been paid on the next following Business Day. For the avoidance of doubt, for purposes of Section 6.01, amounts paid by the Borrower shall be deemed received upon payment by the Borrower to the Collateral Agent. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)  Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c)  Any and all payments made by the Borrower under the Facility Documents shall be made in Dollars. For purposes of Section 9.01(a), any amounts on deposit in the Collection Account denominated in any Available Currency shall be applied on any Payment Date to make payments in Dollars, as converted by the Investment Advisor pursuant to the definition of “Dollar Equivalent”; provided, that such payments shall be subject to availability of such funds pursuant to Section 9.01(a). The Investment Advisor shall instruct the Collateral Agent, no later than two (2) Business Days immediately preceding each Payment Date, to convert amounts on deposit in the applicable Collection Account into Dollars. Any Principal Proceeds on deposit in the Collection Account denominated in an Available Currency other than Dollars may be converted by the Investment Advisor into Dollars on any Business Day (other than a Payment Date) pursuant to the definition of “Dollar Equivalent”. All risks and expenses incident to such conversion is the responsibility of the Borrower and the Collateral Agent shall have (x) no responsibility for fluctuations in exchange rates affecting any Collections or conversion thereof and (y) to the extent it complies with the written instructions provided by the Investment Advisor, no liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.

Section 2.16 [Reserved].

Section 2.17 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01(d).

(ii)  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)  If the Administrative Agent and the Borrower agree that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their relative Individual Lender Maximum Funding Amounts, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Benchmark Replacement Setting.

(a)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of a then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)  Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, with the consent of the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party (other than the Administrative Agent and the Borrower) to this Agreement or any other Facility Document. The Administrative Agent and the Borrower will promptly notify the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

(c)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Lenders, the Investment Advisor, the Collateral Agent and the Equityholder of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.18 and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)  Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending Notice of Borrowing of, or continuation of Advances with respect to such Benchmark to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance bearing interest at the Base Rate plus the Applicable Margin and (ii) any outstanding affected Advances will be deemed to have been converted to Advances bearing interest at the Base Rate plus the Applicable Margin at the end of the applicable Interest Accrual Period.

(f)  Responsibility for Selection or Determination.   None of the Collateral Agent, the Custodian or the Securities Intermediary will have any responsibility for the selection or determination of an alternate benchmark rate or other replacement index, or any liability for any failure or delay in performing their duties hereunder solely as a result of the unavailability a benchmark rate during a Benchmark Unavailability Period, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

(g)  Certain Defined Terms. As used in this Section 2.18:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for Dollars, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to this Section 2.18.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)  Daily Simple SOFR; and

(2)  the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment.

If such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to such then-current Benchmark for Dollars:

1.  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

2.  in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for Dollars, the occurrence of one or more of the following events with respect to such then-current Benchmark:

1.  a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

2.  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, any other Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

3.  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for Dollars, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Facility Document in accordance with this Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Facility Document in accordance with this Section 2.18.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Floor” means zero percentage per annum.

“NYFRB” means the Federal Reserve Bank of New York.

“Relevant Governmental Body” means (1) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or any successor thereto and (2) with respect to a Benchmark Replacement in respect of

Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Available Currency other than Dollars, (i) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (C) a group of those central banks or other supervisors.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.19  Increase in the Maximum Facility Amount.

(a)   Request for Increase. Provided that no Default or Event of Default has occurred and is continuing and subject to compliance with the terms of this Section 2.19, from time to time prior to the Facility Termination Date the Borrower may request one or more increases to the Maximum Facility Amount (each such increase, a “Facility Increase”).

(b)  Conditions to Effectiveness. No Facility Increase will be effective unless:

(i)  the Borrower has delivered to the Administrative Agent (with a copy to the Collateral Agent) a Facility Increase Request;

(ii)  the Administrative Agent and each Lender consents to such Facility Increase;

(iii)  such Facility Increase is for an increment of $50,000,000, or such other amount agreed to by the Administrative Agent;

(iv)  the Maximum Facility Amount following such Facility Increase will not exceed $1,000,000,000, or such other amount as mutually agreed between the Borrower and the Administrative Agent;

(v)  as of the effective date of such increase and immediately after giving effect thereto, each of the representations and warranties of the Borrower, the Investment Advisor and the Equityholder contained in the Facility Documents are true and correct in all material respects as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(vi)   no Default or Event of Default has occurred and is continuing at the time of the making of such Facility Increase or will result upon the effectiveness of such Facility Increase.

(c)   Effective Date. The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) and shall notify the Borrower, the Lenders, the Equityholder, the Collateral Agent and the Investment Advisor of the Increase Effective Date.

(d)   Individual Lender Maximum Funding Amount Increase. On any Increase Effective Date, (i) each Lender’s Individual Lender Maximum Funding Amount will, to the extent applicable to such Lender, be increased in accordance with a revised Schedule I to be provided by the Administrative Agent to each Lender on or prior to the Increase Effective Date and (ii) each Lender shall take such actions necessary or appropriate to reallocate the outstanding Advances among the Lenders on the Increase Effective Date so that each Lender holds a pro rata portion of outstanding Advances based on their respective Individual Lender Maximum Funding Amount.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01  Conditions Precedent to Initial Advance. The obligation of each Lender to make its initial Advance hereunder shall be subject to the satisfaction (or written waiver) of the conditions set forth in Section 3.02 and the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)   each of the Facility Documents (other than the Collateral Agent Fee Letter which fee letter shall be delivered directly to the Collateral Agent) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)   true and complete copies of the Constituent Documents of the Borrower, the Equityholder and the Investment Advisor and of the Investment Management Agreement, each as in effect on the Closing Date;

(c)   a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its governing body approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its

Responsible Officers as of the Closing Date authorized to execute the Facility Documents to which it is a party;

(d)   the list of Initial Collateral Assets from the Borrower;

(e)   [Reserved];

(f)   a certificate of a Responsible Officer of the Investment Advisor certifying, (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its governing body approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iv) as to the incumbency and specimen signature of each of its Responsible Officers as of the Closing Date authorized to execute the Facility Documents to which it is a party;

(g)   financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable) in proper form for filing on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement (provided, that the Collateral Agent shall have no responsibility or obligation for perfection, monitoring, compliance or filing, including filing any continuation statements related thereto);

(h)   copies of proper financing statement amendments or terminations (or the equivalent thereof in any applicable foreign jurisdiction, as applicable) requested by the Administrative Agent, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower, the Equityholder or any transferor;

(i)   legal opinions (addressed to each of the Secured Parties) of counsel to the Borrower, the Equityholder, the Investment Advisor and the Collateral Agent, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(j)   evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established, and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Securities Intermediary and shall be in full force and effect;

(k)   evidence that (i) all fees and expenses due and payable to the Administrative Agent on or prior to the Closing Date have been paid or will be paid contemporaneously with the Closing Date, including the reasonable and documented fees and out-of-pocket expenses of Cadwalader, Wickersham & Taft LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby, in each case, to the extent invoiced at least one (1) Business Day prior to the Closing Date, (ii) all fees due and payable under the BNP Fee Letter and the Lender Fee Letter on the Closing Date have been paid or will be paid contemporaneously with the Closing Date; and (iii) all amounts due under the Collateral

Agent Fee Letter and all other reasonable and documented out-of-pocket expenses and fees of any other Agent invoiced at least one Business Day prior to the Closing Date have been paid or will be contemporaneously with the Closing Date;

(l)   delivery of such Collateral in accordance with this Agreement shall have been effected;

(m)   a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying to the effect that, in the case of each item of Collateral pledged to the Collateral Agent by the Borrower, on the Closing Date and, in the case of clauses (i) through (iii) below, immediately prior to the delivery thereof on the Closing Date:

(i)   the Borrower is the owner of such Collateral free and clear of any Liens except for those which are being released on the Closing Date or Permitted Liens;

(ii)  the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens or interests granted pursuant to this Agreement; and

(iii)   upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except Permitted Liens or as permitted by this Agreement; and

(n)  such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested prior to the Closing Date; provided that nothing in this clause (n) shall imply or impose a duty on the part of the Collateral Agent to require any other documents.

Section 3.02  Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment (or written waiver) of the following conditions; provided that with respect to any Delayed Drawdown Collateral Asset, the condition described in clause (c) below must only be satisfied at the time of acquisition of such Collateral Asset but not upon subsequent Advances with respect thereto; provided further, that, 100% of any unfunded portion of a Delayed Drawdown Collateral Asset then owned by the Borrower must be deposited in the Delayed Drawdown Reserve Account to the extent required under Section 8.04:

(a)  the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement and EOD OC Ratio Calculation Statement attached thereto, all duly completed and representing the conditions precedent for such Advance have been met or will have been met on the date of such Advance) delivered in accordance with Section 2.03;

(b)  immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test and the OC Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c)   each of the representations and warranties of the Borrower, the Investment Advisor and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)  no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e)  the Reinvestment Period shall not have terminated;

(f)  after giving effect to such Advance, the aggregate outstanding principal balance of the Advances shall not exceed the sum of:

(i)  the Aggregate Net Collateral Balance, minus

(ii)   the Minimum Equity Amount, plus

(iii)  the aggregate amounts on deposit in the Principal Collection Account constituting Principal Proceeds; and

(g)  solely with respect to the first Advance relating to the purchase of Collateral Assets pursuant to the Sale Agreement and solely to the extent not previously delivered, legal opinions (addressed to each of the Secured Parties) of counsel to the Borrower, covering matters concerning the “true sale” of the Collateral Assets and the creation and perfection of a security interest pursuant to the Sale Agreement, have been received by the Administrative Agent in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date as follows:

(a)  Due Organization. It is duly formed and validly existing under the laws of its jurisdiction of incorporation or formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)  Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)  Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)  [Reserved].

(e)  Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the Advances or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties.

(f)  Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so does not and would not have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Advances under this Agreement, the pledge of the Collateral under this Agreement and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g)  Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to do so does not and would not have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)  Location. Its office in which it maintains its limited liability company books and records is located at the addresses set forth on Schedule 5 (as updated from time to time pursuant to the terms and provisions of Section 13.02. As of the Closing Date, its registered office and jurisdiction of organization is the jurisdiction referred to in Section 4.01(a).

(i)  Investment Company Act. Assuming compliance by each of the Lenders and any Participant with Section 13.06, neither it nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(j)  ERISA. Neither it nor any member of the ERISA Group has, or during the past six years had, any liability or obligation with respect to any Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect.

(k)  Taxes. It is a disregarded entity for U.S. federal income tax purposes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by it other than (a) any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established or (b) where the failure to do so does not and would not have a Material Adverse Effect.

(l)  Filings and Stamp Taxes. This Agreement is in proper legal form under the applicable law of the jurisdiction of incorporation or formation of the Borrower for the enforcement hereof or thereof against the Borrower, and to ensure legality, validity, enforceability, priority or admissibility in evidence of this Agreement it is not necessary that (i) this Agreement, or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction of incorporation or formation of the Borrower or (ii) that any registration charge or stamp or similar tax be paid in any jurisdiction on or in respect of this Agreement or any other document.

(m)  Plan Assets. Its assets are not and, during the term of this Agreement, will not be deemed to be “plan assets” for purposes of Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Rule”) and the Collateral has not been deemed to be and during the term of this Agreement will not be deemed to be “plan assets” for purposes of the Plan Asset Rule. Its assets and the Collateral are not and, during the term of this Agreement, will not be treated as plan assets of any governmental or other plan subject to any law or regulation similar to Title I of ERISA or Section 4975 of the Code.

(n)  Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, it is and will be Solvent.

(o)  Representations Relating to the Collateral. (i) It owns and has good and marketable legal and beneficial title to all Collateral Assets and other Collateral free and clear of any Lien of any Person, other than Permitted Liens;

(ii)  Except for Permitted Liens or as contemplated by the Facility Documents, it has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. It has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against it that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or that has been terminated or that is otherwise expressly permitted hereunder; and it is not aware of any judgment, PBGC liens or tax lien filings against it or any of its assets that is not otherwise expressly permitted hereunder;

(iii)  the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or Security Entitlements to Financial Assets resulting from the crediting of Financial Assets to a “deposit account” (as defined in Section 9-102(a)(29) of the UCC) or a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv)  all Covered Accounts constitute “deposit accounts” under Section 9-102(a)(29) of the UCC or “securities accounts” under Section 8-501(a) of the UCC;

(v)  this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statements referred to in clause (viii) below and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens) and claims and is enforceable as such against creditors of and purchasers from it, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)  it has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)   with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account and the Securities Intermediary for each Covered Account has agreed to treat all assets credited to such Covered Account as Financial Assets;

(viii)  with respect to Collateral that constitutes “accounts” or “general intangibles” (as defined in Section 9-102(a)(42) of the UCC), it has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which it hereby agrees may be an “all assets” filing);

(ix)  it has taken all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC) with respect to each Covered Account; and

(x)  the Covered Accounts are in its name and not in the name of any other Person. It has not instructed the Securities Intermediary of any Covered Account to comply with the entitlement order of any Person other than the Collateral Agent;

provided that, until the Collateral Agent delivers a notice of exclusive control, it and the Investment Advisor may cause Cash in the Covered Accounts to be invested in Eligible Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement.

(p)  Eligibility. (i) The Borrowing Base Calculation Statement attached to each Notice of Borrowing delivered pursuant to Section 2.03, contains an accurate and complete (in all material respects) listing of all Collateral Assets included in the Collateral as of the related Borrowing Date and the information contained therein with respect to the identity of such Collateral Asset and the amounts owing thereunder is true, correct and complete (in all material respects) as of the related Borrowing Date and (ii) with respect to each Collateral Asset included in any calculation of the Borrowing Base, the Distribution Borrowing Base, the EOD Borrowing Base, the Distribution OC Ratio, the OC Ratio or the EOD OC Ratio, such Collateral Asset is an Eligible Collateral Asset at such time; provided that, notwithstanding anything to contrary contained herein, to the extent any such Collateral Asset is repurchased or otherwise removed from the Borrowing Base, Distribution Borrowing Base and the EOD Borrowing Base pursuant to the Sale Agreement, then no such breach of the foregoing clause (ii) shall constitute an Event of Default or other breach of this Agreement.

(q)  Anti-Corruption Laws and Anti-Terrorism Laws. None of the Borrower, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Borrower, their respective agents or employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Borrower and is subject to policies and procedures designed to prevent violation of such laws, regulations and rules.

(r)  Sanctions. None of the Borrower, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Borrower, their respective agents or employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions, including any government or governmental agency that is the subject of Sanctions broadly prohibiting dealings with such government or government agency (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

(s)  No Default. Neither it nor any of its subsidiaries is in default under or with respect to any contractual obligation or restriction that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)  No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(u)  Information. Each Notice of Borrowing and all written information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Facility Documents (or with respect to any Collateral Asset) or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Borrower or on its behalf which was provided to the Borrower from an Obligor with respect to a Collateral Asset, such information only needs to be true, complete and correct in all material respects to the actual knowledge of the Borrower; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Borrower or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Borrower represents only that such information represents the Borrower’s good faith estimates as of the date of preparation thereof, based upon assumptions the Borrower and, if applicable, the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(v)  Procedures. In selecting and disposing of the Collateral, no selection procedures were employed which are intended to be adverse to the interests of any Secured Party.

(w)  Volcker Rule. The transactions contemplated by this Agreement and the other Facility Documents do not result in any Lender or the Administrative Agent holding an “ownership interest” in a “covered fund” for purposes of the Volcker Rule.

Section 4.02 Representations and Warranties of the Investment Advisor. The Investment Advisor represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows:

(a)  Due Organization. It is duly formed and validly existing under the laws of its jurisdiction of incorporation or formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)  Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)  Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)  [Reserved].

(e)  Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(f)  Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so does not and would not have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g)  Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to do so does not and would not have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)   [Reserved].

(i)  [Reserved].

(j)  [Reserved].

(k)  Anti-Corruption Laws and Anti-Terrorism Laws. None of the Investment Advisor, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Investment Advisor, their respective agents or employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Investment Advisor is subject to policies and procedures designed to prevent violation of such laws, regulations and rules.

(l)  Sanctions. None of the Investment Advisor, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Investment Advisor, their respective agents or employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in, or whose government is, a Sanctioned Country.

(m)   [Reserved].

(n)  No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(o)  Information. Each Notice of Borrowing and all written information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Facility Documents (or with respect to any Collateral Asset) or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Investment Advisor or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not (when taken as a whole and after giving effect to all written updates provided by the Investment Advisor or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Investment Advisor or on its behalf which was provided to the Investment Advisor from an Obligor with respect to a Collateral Asset, such information only needs to be true, complete and correct in all material respects to the actual knowledge of the Investment Advisor; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Investment Advisor or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Investment Advisor represents only that such information represents the Investment Advisor’s good faith estimates as of the date of preparation thereof, based upon assumptions the Investment Advisor and, if applicable, the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Investment Advisor and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(p)  Procedures. In selecting and disposing of the Collateral, no selection procedures were employed which are intended to be adverse to the interests of any Secured Party.

Section 4.03 Representations and Warranties of the Equityholder. The Equityholder represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows: (a) Due Organization. It is duly formed and validly existing under the laws of its jurisdiction of incorporation or formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)  Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)  Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)  Investment Company Act. (i) The Equityholder is not required to register as an investment company under the Investment Company Act and (ii) has elected to be treated as a “business development corporation” for purposes of the Investment Company Act.

(e)  Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(f)  Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so does not and would not have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g)  Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to do so does not and would not have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)   [Reserved].

(i)  [Reserved].

(j)  Anti-Corruption Laws and Anti-Terrorism Laws. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective agents or employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Equityholder is subject to policies and procedures designed to prevent violation of such laws, regulations and rules.

(k)  Sanctions. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective agents or employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in, or whose government is, a Sanctioned Country.

(l)  No Default. Neither it nor any of its subsidiaries is in default under or with respect to any contractual obligation or restriction that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)   No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(n)  Information. Each Notice of Borrowing and all written information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Facility Documents (or with respect to any Collateral Asset) or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Equityholder or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not (when taken as a whole and after giving effect to all written updates provided by the Equityholder or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Equityholder or on its behalf which was provided to the Equityholder from an Obligor with respect to a Collateral Asset, such information only needs to be true, complete and correct in all material respects to the actual knowledge of the Equityholder; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Equityholder or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Equityholder represents only that such information represents the Equityholder’s good faith estimates as of the date of preparation thereof, based upon assumptions the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Equityholder and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(o)  Originator. It is an “originator” for the purposes of the Securitisation Regulation.

(p)  Establishment. It has established the securitisation contemplated by the Facility Documents.

(q)  Sole purpose. It (i) is not an entity that has been established or operates for the sole purpose of securitising exposures and (ii) has the capacity to meet its payment obligations from resources not related to the exposures it securitises.

(r)  Collateral Assets. (i) In its capacity as Investment Advisor, it manages the securitisation contemplated by the Facility Documents; and (ii) as of the date hereof, at least 5% of the Collateral Assets held by the Borrower are Retention Holder Originated Collateral Assets.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the Collection Date:

(a)  Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply with all Applicable Laws relative to the conduct of its business or to its assets, except where the failure to do so does not and would not have a Material Adverse Effect, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)  Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s material covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Assets, (B) subject to the terms of this Agreement, (1) amendments to Collateral Assets in accordance with the Advisor Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Asset in accordance with the provisions hereof, and (C) other actions by the Investment Advisor required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c)  Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority (subject to Permitted Liens) perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)  Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender):

 (i)  within 120 days after the end of each fiscal year of the Equityholder, a copy of the audited consolidated balance sheet of the Equityholder and its consolidated subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Equityholder’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

 (ii)  within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Equityholder and its consolidated subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Equityholder and its consolidated subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Equityholder and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

 (iii)  within two Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default (provided that if any such Default is subsequently cured within the time period provided for herein, the failure to provide notice of such Default shall not itself constitute an Event of Default hereunder), (B) Event of Default, (C) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect, (D) Revaluation Event, (E) receipt of notice from the agent on a Collateral Asset that the related Obligor has defaulted (beyond applicable grace periods) in the payment of principal or interest or (F) Collateral Asset that ceases to be an Eligible Collateral Asset, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

 (iv)  from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available without undue burden or expense;

 (v)  promptly after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

 (vi)  promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act; and

 (vii)  within two Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly affecting in any material respect the Collateral (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Collateral;

provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 5.01(d)) or any other Facility Document, the Borrower shall not be required to disclose or provide any information (i) in respect of which disclosure to any Secured Party (or any of their respective representatives or contractors) is prohibited by Applicable Laws, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in respect of which the Borrower owes confidentiality obligations to any third party that prohibit such disclosure; provided that, with respect to this clause (iii), the Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

(e)  Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent as its agent or representative, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals: (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) the Related Documents with respect to the Collateral; provided that, so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year pursuant to either this Section 5.01(e) or Section 5.02(e) by the Lenders and the Administrative Agent; provided, further that a designee selected by the Investment Advisor shall have the right to be present during any meeting with outside accountants. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and whenever possible occur on one such date as a single group and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)  Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

 (i)  to fund or pay the purchase price of Collateral Assets, Eligible Investments or units of exchange-traded funds acquired by the Borrower in accordance with the terms and conditions set forth herein (it being understood that the Borrower may request an Advance to fund the applicable Advance Rate of one or more Collateral Assets either on the date of acquisition or at a later time during the Reinvestment Period pursuant to Article II);

 (ii)  pursuant to Section 8.04, to fund additional extensions of credit under Delayed Drawdown Collateral Assets purchased in accordance with the terms of this Agreement;

 (iii)  to fund the Delayed Drawdown Reserve Account on or prior to the Facility Termination Date to the extent the Delayed Drawdown Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting an Advance on a Borrowing Date falling no more than five and no less than one Business Day prior to the Facility Termination Date with a Requested Amount sufficient to fully fund the Delayed Drawdown Reserve Account under Section 8.04);

 (iv)  to make Permitted Distributions and Permitted RIC Distributions; and

 (v)  to pay fees and expenses in connection with this Agreement and the other Facility Documents in accordance with the terms thereof.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g)  [Reserved].

(h)  Opinions as to Collateral. On or before each five year anniversary of the Closing Date, at the request of the Administrative Agent, it shall furnish to the Agents an opinion of counsel addressed to the Agents relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(i)  No Other Business. It shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Assets, Eligible Investments and the Collateral in connection therewith and entering into and performing its obligations under the

Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(j)  Tax Matters. It shall remain a disregarded entity for U.S. federal income tax purposes.

(k)  Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued on the Closing Date and relating to the issues of substantive consolidation, in each case, to the extent such factual assumptions are necessary to support the conclusions set forth therein.

(l)  Only for so long as no Benchmark Transition Event or its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate and the Term SOFR Reference Rate has not otherwise been replaced with any other alternate benchmark rate, the Borrower will ensure that the aggregate principal amount of assets included in the Borrowing Base that pay interest at a rate that is based on or determined by reference to the Term SOFR Reference Rate for a tenor published by the Term SOFR Administrator is at all times greater than the principal amount of outstanding Advances denominated in Dollars.

Section 5.02 Covenants of the Investment Advisor. The Investment Advisor covenants and agrees that, until the Collection Date:

(a)  Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply with all Applicable Laws relative to the conduct of its business or to its assets, except where failure to do so does not and would not have a Material Adverse Effect, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)  Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Assets, (B) subject to the terms of this Agreement, (1) amendments to Collateral Assets in accordance with the Advisor Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Asset in accordance with the provisions hereof, and (C) other actions by the Investment Advisor required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c)  Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority (subject to Permitted Liens) perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)  Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i)  within two (2) Business Days after a Responsible Officer of the Investment Advisor obtains actual knowledge of the occurrence and continuance of any (A) Default (provided that if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default), (B) Event of Default, (C) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect, (D) Revaluation Event, (E) receipt of notice from the agent on a Collateral Asset that the related Obligor has defaulted (beyond applicable grace periods) in the payment of principal or interest or (F) Collateral Asset that ceases to be an Eligible Collateral Asset, a certificate of a Responsible Officer of the Investment Advisor setting forth the details thereof and the action which the Investment Advisor is taking or proposes to take with respect thereto;

(ii)  from time to time such additional information regarding the Collateral (including reasonably detailed calculations of each Coverage Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available without undue burden or expense;

(iii)  a Borrowing Base Calculation Statement (A) within twenty (20) days after the end of each month, (B) in connection with each Notice of Borrowing in accordance with Section 2.03(a), and (C) promptly upon request therefor by the Administrative Agent on any other date;

(iv)  promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act; and

(v)  within two (2) Business Days after a Responsible Officer of the Investment Advisor obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, a judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly and adversely affecting in any material respect the Collateral (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Collateral, in each case to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 5.02(d)) or any other Facility Document, the Investment Advisor shall not be required to disclose or provide any information (i) in respect of which disclosure to any Secured Party (or any of their respective representatives or contractors) is prohibited by Applicable Laws, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in respect of which the Investment Advisor owes confidentiality obligations to any third party that prohibit such disclosure; provided that, with respect to this clause (iii), the Investment Advisor shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

(e)  Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent as its agent or representative, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals its books, records and accounts relating to the Collateral, the Borrower, the Facility Documents and the performance of the Investment Advisor under the Facility Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants; provided that so long as no Event of Default has occurred the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year pursuant to either this Section 5.02(e) or Section 5.01(e) by the Lenders and the Administrative Agent; provided, further that a designee selected by the Investment Advisor shall have the right to be present during any meeting with outside accountants. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and whenever possible occur on one such date as a single group and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)  [Reserved].

(g)  Collections. It shall direct any agent or administrative agent for any Collateral Asset to remit all payments and collections with respect to such Collateral Asset and, if applicable, to direct the Obligor with respect to such Collateral Asset to remit all such payments and collections with respect to such Collateral Asset directly to the Collection Account.

(h)  Priority of Payments. It shall instruct the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(i)  Anti-Corruption Laws and Sanctions. The Investment Advisor shall be subject to policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Investment Advisor shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 5.03 Negative Covenants of the Borrower. The Borrower covenants and agrees that, until the Collection Date:

(a)  Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b)  Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger, consolidation or division (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)  Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents or change its jurisdiction of organization and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)  ERISA. It shall not establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan and no member of the ERISA Group shall establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan that, in any case, would reasonably be expected to result in a Material Adverse Effect.

(e)  Liens. It shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f)  Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Federal Reserve Board, including, to the extent applicable, Regulation U and Regulation X.

(g)  Changes to Filing Information; Change of Location of Related Documents. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty (30) days’ prior written notice to the Agents, the Custodian and the Securities Intermediary (or such shorter period as such Persons may agree in their sole discretion) and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral. It shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments, unless the Borrower has given at least ten (10) days’ written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its sole discretion) and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Collateral Agent’s first priority perfected security interest (subject to Permitted Liens) continues in full effect.

(h)  Transactions with Affiliates. Except as may be otherwise required or permitted by the Sale Agreement, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, the Investment Advisor, the Equityholder and/or any of their Affiliates (including sales of Defaulted Collateral Assets and other Collateral Assets), unless (x) such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (y) the Borrower has received the prior written consent of the Administrative Agent with respect to such transaction. Notwithstanding the foregoing or anything to the contrary contained herein, nothing shall prohibit the Borrower from (i) making Permitted Distributions (in accordance with the definition thereof) or (ii) making Permitted RIC Distributions (in accordance with the definition thereof).

(i)  Investment Company Restriction. It shall not and shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act.

(j)  Anti-Corruption and Sanctions. The Borrower shall be subject to policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Borrower shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(k)   [Reserved].

(l)   Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness , or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, including expenses payable in the ordinary course of business, (ii) obligations under its Constituent Documents, (iii) pursuant to customary indemnification, expense reimbursement and similar provisions under the Related Documents or (iv) the issuance of additional limited liability company interests in the Borrower to the Equityholder. It shall not acquire any Collateral Asset or other property other than as expressly permitted under the Facility Documents, it being understood and agreed that the Borrower shall be permitted to acquire Collateral Assets from the Investment Advisor, the Equityholder and/or their Affiliates and from unaffiliated third parties.

(m)   Validity of this Agreement. It shall not (i) except in connection with any transaction permitted hereunder, take any action or omit to take any action, the result of which would permit the validity or effectiveness of any Facility Document or any grant of Collateral under this Agreement to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or take any action or omit to take any action, the result of which would permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by any Facility Document, take any action that would permit the Lien of this Agreement not to constitute a valid first priority perfected security interest in the Collateral (subject to Permitted Liens).

(n)   Subsidiaries. It shall not have or permit the formation of any subsidiaries, except (i) in connection with the receipt of equity securities with respect to a Collateral Asset or any exchange offer, work-out or restructuring of a Collateral Asset or (ii) Tax Blocker Subsidiaries.

(o)   Name. It shall not conduct business under any name other than its own.

(p)   Employees. It shall not have any employees (other than officers or directors, to the extent they are employees).

(q)   Non-Petition. It shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for this Agreement, Related Documents, loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Asset which contain customary (as determined by the Investment Advisor) purchase or sale terms or which are documented using customary (as determined by the Investment Advisor) loan trading documentation in connection with the Collateral Assets and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions (including customary service contracts and engagement letters entered into with third party service providers (including independent accountants and providers of independent managers)).

(r)   Certificated Securities. It shall not acquire or hold any Certificated Securities in bearer form in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Investment Advisor).

Section 5.04  Covenants of the Equityholder. The Equityholder covenants and agrees that, until the Collection Date:

(a)   Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply except where the failure to do so does not and would not have a Material Adverse Effect, with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except, in the case of clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)   Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act.

(c)   Anti-Corruption Laws and Sanctions. The Equityholder shall be subject to policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Equityholder shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(d)   Separateness. The Equityholder shall not take any action that causes, or omit to take any action that results in, the Borrower’s failure to comply with any of its covenants in Section 5.05 and the Equityholder shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued on the Closing Date and relating to the issues of substantive consolidation, in each case, to the extent such factual assumptions are necessary to support the conclusions set forth therein.

(e)   Liens. The Equityholder shall neither pledge (nor permit to be pledged) the equity interests in the Borrower nor otherwise permit any equity interests of the Borrower to be subject to a Lien other than Permitted Liens.

Section 5.05  Certain Undertakings Relating to Separateness. Without limiting any, and subject to all, other covenants of the Borrower, the Equityholder and the Investment Advisor contained in this Agreement, the Borrower (the Investment Advisor in acting on behalf or for the benefit of the Borrower and the Equityholder in acting on behalf of the Borrower as the equityholder in the Borrower) shall conduct its business and operations separate and apart from that of any other Person (including the Equityholder and any of their Affiliates) and in furtherance of the foregoing:

(a)   The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other documents separate from those of any other Person; provided that the Borrower may be consolidated into the Equityholder solely for tax and accounting purposes.

(b)   The Borrower shall not commingle or pool any of its funds or assets with those of the Investment Advisor, the Equityholder or any of their Affiliates or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c)   The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Equityholder).

(d)   The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due; provided, however, in its capacity as Investment Advisor, Goldman Sachs Private Credit Corp. may from time to time advance expenses of the Borrower for which Goldman Sachs Private Credit Corp. is later reimbursed pursuant to the Priority of Payments.

(e)   The Borrower has observed, and shall observe, all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Equityholder), and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constituent Documents in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity. The Borrower shall have at least one Independent Manager at all times (subject to the time period for replacement of Independent Managers that have died, been incapacitated, resigned or have been removed as set forth in the Borrower’s Constituent Documents).

(f)   The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, except as permitted by or pursuant to the Facility Documents or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except as permitted by or pursuant to the Facility Documents.

(g)   The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person (although, in connection with certain financial reporting, advertising and marketing, it may be identified as a subsidiary of the Equityholder); provided that the assets and liabilities of the Borrower may be consolidated for tax and accounting purposes and included in consolidated financial statements of the Equityholder and/or the Investment Advisor as required by GAAP or applicable law.

(h)   The Borrower shall not identify itself as a division of any other Person.

(i)  The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(j)  Except as may be provided in the Facility Documents, any transaction between the Borrower and any of the Investment Advisor, the Equityholder and their Affiliates shall be on arm’s length terms.

(k)   Except as permitted by, or pursuant to, the Facility Documents, the Borrower shall not grant a security interest or otherwise mortgage, charge, pledge or otherwise grant any security over its assets for the benefit of any other Person (other than its pledge of the Collateral under the Facility Documents to the Collateral Agent for the benefit of the Secured Parties).

(l)  The Borrower shall not acquire any securities or debt instruments of the Equityholder, the Investment Advisor or any Affiliates of the foregoing (except those issued by a Person other than the Equityholder (i) in connection with the receipt of equity securities with respect to a Collateral Asset or any exchange offer, work-out or restructuring of a Collateral Asset or (ii) consisting of equity interests in any subsidiary not prohibited pursuant to Section 5.03(n)).

(m)   The Borrower shall not make loans or advances to any Person, except for the Collateral Assets and as permitted by or pursuant to the Facility Documents.

(n)  The Borrower shall make no transfer of its Collateral Assets, except as permitted by or pursuant to the Facility Documents.

(o)   The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under Applicable Law or is not permitted to file its own tax returns separate from those of any other Person.

(p)   The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(q)   The Borrower shall correct any known misunderstanding regarding its separate identity.

(r)   The Borrower shall maintain adequate capital in light of its contemplated business operations.

(s)   The Borrower shall at all times be organized as a single-purpose entity with Constituent Documents substantially similar to those in effect on the Closing Date.

(t)   The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion delivered in connection with the Facility Documents will continue to be true and correct in all material respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01  Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)   a default in the payment, when due and payable, of (x) any principal in respect of the Advances (including failure to reduce the Advances to $0 by the Final Maturity Date) or (y) any interest or other payment required to be made to the Administrative Agent or any Lender pursuant to this Agreement or any other Facility Document and if such date is not the Final Maturity Date, such default, solely in the case of this clause (y), has not been cured within three (3) Business Days after written notice thereof to the Borrower by the Administrative Agent; provided, that, solely in the case of clause (y) on a date other than on the Final Maturity Date resulting solely from an administrative error or omission by the Administrative Agent, the Securities Intermediary or any paying agent, such default continues for a period of five (5) Business Days after the Administrative Agent or the Securities Intermediary receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission, provides written notice of such administrative error or omission to the Borrower and cannot fix the error or omission because of an action by the Borrower (if a Responsible Officer of the Borrower has actual knowledge of such administrative error or omission and knows that the Administrative Agent, Collateral Agent or Securities Intermediary does not, the Borrower shall promptly notify the Administrative Agent of such administrative error or omission);

(b)   any failure by the Borrower to deposit or credit, or to deliver for deposit, in the Covered Accounts any amount required hereunder to be so deposited credited or delivered by it, on or before the date occurring three (3) Business Days after the date such deposit or distribution is required to be made by the Investment Advisor; provided that in the case of a failure to make such deposit or credit due to an administrative error or omission by the Administrative Agent or Collateral Agent, such failure continues for five (5) Business Days after the Administrative Agent or the Collateral Agent receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission, has provided written notice of such failure to the Borrower and cannot fix the error or omission because of an action by the Borrower;

(c)   the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(d)   except as otherwise provided in this Section 6.01, a default in the performance, or breach, of any covenant or agreement of the Borrower or Equityholder under this Agreement or the other Facility Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation or Coverage Test is not an Event of Default under this clause (d)), or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) written notice to the Borrower and the Investment Advisor (which may be by e-mail) by either Agent, and (ii) a Responsible Officer of the Borrower or the Investment Advisor has acquired actual knowledge thereof; provided that if such default, breach or failure cannot be cured, such Event of Default shall occur immediately after receipt by the Borrower of such written notice from the Administrative Agent; provided, further, that, for the avoidance of doubt, to the extent the Equityholder purchases or substitutes (in accordance with the provisions of the Sale Agreement) an Eligible Collateral Asset for a Collateral Asset for which the representation in Section 4.01(p) was breached, such breach will be deemed cured hereunder;

(e)   the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens or any sale, assignment, disposition or other transaction not prohibited by this Agreement);

(f)   the Borrower assigns any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender;

(g)   the occurrence and continuation of an Advisor Default;

(h)   (i) any Facility Document or any material provision thereof shall (in each case, except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder or the

Investment Advisor, (ii) the Borrower, the Equityholder, the Investment Advisor or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise permitted in accordance with the Facility Documents (subject to Permitted Liens);

(i)   an Insolvency Event relating to the Borrower or the Equityholder;

(j)   ~~[reserved]~~the Equityholder fails to maintain an asset coverage ratio (as defined in the Investment Company Act) of at least 150% for 30 days;

(k)   on any Monthly Report Determination Date, the Interest Coverage Ratio Test is not satisfied and such failure shall continue for three (3) Business Days or, if the Investment Advisor has delivered an Equity Cure Notice, ten (10) Business Days (which ten (10) Business Day period shall include the three (3) Business Days permitted for delivery of such Equity Cure Notice); provided that, during the period of time that such event remains unremedied, any payments required to be made by the Investment Advisor on a Payment Date shall be made under Section 9.01(a)(iii);

(l)   the occurrence of an EOD OC Ratio Breach and such EOD OC Ratio Breach remains unremedied for a period of 10 consecutive Business Days without being cured;

(m)   the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of the Dollar Equivalent of the greater of $1,000,000 and 1% of the Maximum Facility Amount with respect to the Borrower (net of amounts covered by insurance) and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed, vacated or bonded during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(n)   the Borrower fails to have at least one Independent Manager; provided that the resignation of an Independent Manager or the removal of an Independent Manager for “cause” shall not affect this clause (n) unless the Borrower fails to appoint a new Independent Manager within ten (10) Business Days of the effective date of such removal or resignation;

(o)   any Monthly Report or Payment Date Report shall fail to be delivered when due and such failure shall continue for three (3) Business Days after receipt of written notice thereof;

(p)   (i) the IRS shall file notice of a Lien pursuant to Section 6321 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days;

(q)   the failure of the Borrower or any of the Borrower’s subsidiaries to make any payment when due (after giving effect to any related grace period set forth in the related agreements) under one or more agreements for borrowed money to which it is a party in an amount in excess of the Dollar Equivalent of the greater of $1,000,000 and 1% of the Maximum Facility Amount, with respect to the Borrower whether or not such failure is waived pursuant to the related agreement;

(r)   the Borrower shall have made payments to settle any litigation, claim or dispute totaling more than, in the aggregate, the Dollar Equivalent of the greater of $1,000,000 and 1% of the Maximum Facility Amount (net of amounts covered by insurance);

(s)   the Borrower shall fail to qualify as a bankruptcy-remote entity based on customary criteria such that Borrower’s special counsel or any other reputable counsel could no longer render a substantive non-consolidation opinion with respect to the Borrower;

(t)   the occurrence of a Change of Control;

(u)   the failure of the Equityholder to maintain its status as a “management investment company” for purposes of the Investment Company Act;

(v)   the Borrower’s assets (or the Collateral) constitute “plan assets” for purposes of the Plan Asset Rule; and

(w)   (i) the Investment Advisor waives any material duties or obligations of Goldman Sachs Asset Management, L.P. (or any of its permitted assigns) under the Investment Management Agreement, in a manner that materially adversely affects any Secured Party in its capacity as such without the prior written consent of the Administrative Agent, (ii) the Investment Advisor assigns the Investment Management Agreement or waives any duties or obligations of Goldman Sachs Asset Management, L.P. (or any of its permitted assigns) thereunder in a manner that materially adversely affects any Secured Party in its capacity as such without at least five (5) Business Days prior written notice to the Administrative Agent or (iii) any party to the Investment Management Agreement shall be in material breach of any of its representations, warranties, agreements and/or covenants thereunder in a manner that materially adversely affects any Secured Party in its capacity as such, except as a result of insufficient funds being available to make any payments pursuant to Article IX.

Upon the occurrence of an Event of Default or an EOD OC Ratio Breach actually known to a Responsible Officer of the Collateral Agent, the Collateral Agent shall promptly (and in any event within two (2) Business Days) notify the Administrative Agent (which will notify the Lenders promptly) of such Event of Default or EOD OC Ratio Breach in writing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by written notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Individual Lender Maximum Funding

Amounts to be terminated, whereupon the Individual Lender Maximum Funding Amounts shall be terminated, and (2) declare the principal of and the accrued and unpaid Interest on the Advances and all other Obligations whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (i) of this Section 6.01, the Individual Lender Maximum Funding Amounts shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Investment Advisor of the exercise of control rights with respect to the Collateral, the Administrative Agent may direct the Investment Advisor to exercise such rights on behalf of the Administrative Agent, including: (x) the exercise of the Investment Advisor’s rights and obligations under the Facility Documents, including its unilateral power to (A) consent to modifications to Collateral Assets, (B) take any discretionary action with respect to any Collateral Assets and (C) direct the acquisition, sales and other dispositions of Collateral Assets to be immediately terminated; (y) to require the Investment Advisor to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Asset, taking any discretionary action with respect to any Collateral Asset or causing the Borrower to sell or otherwise dispose of any Collateral Asset; and (z) to require the Investment Advisor to cause the Borrower to sell or otherwise dispose of any Collateral Asset as directed by the Administrative Agent pursuant to Section 7.03.

Following a Default the Equityholder, the Investment Advisor and their respective Affiliates shall have the right to purchase any or all of the Collateral, in each case by paying to the Collateral Agent in immediately available funds (subject to the receipt by the Administrative Agent of evidence such funds will be available on the proposed date of purchase reasonably satisfactory to the Administrative Agent in its sole discretion) an amount equal to all outstanding Obligations (calculated as if the Administrative Agent has accelerated the Obligations pursuant to the second preceding paragraph on the date of such Event of Default). Upon the provision of notice by the Administrative Agent to the Borrower of the Administrative Agent’s intent to sell or otherwise dispose of the Collateral, the Equityholder, the Investment Advisor and their respective Affiliates may exercise this purchase right within the later of (x) the date of such Event of Default (including for this purpose after giving effect to any time periods provided for with respect to any Event of Default set forth in the definition of Event of Default) and (y) three (3) Business Days of the receipt of such notice, otherwise such contractual rights shall be irrevocably forfeited by the Equityholder, the Investment Advisor and all Affiliates thereof, but nothing herein shall prevent the Equityholder, the Investment Advisor or their respective Affiliates from bidding at any sale of such Collateral.

Section 6.02  EOD OC Ratio Posting Payments. Notwithstanding anything to the contrary in this Agreement, if an EOD OC Ratio Breach has occurred, within ten (10) Business Days of the occurrence of such EOD OC Ratio Breach, the Equityholder may, but shall not be required to, cure such condition by making a cash payment into the Principal Collection Account in an amount (which shall be in increments of $500,000) that would cause such EOD

OC Ratio Breach to be cured after giving effect to such payment into the Principal Collection Account (any such payment, an “EOD OC Ratio Posting Payment”).

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security. (a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (in each case excluding the Excluded Amounts) (all of the property described in this Section 7.01(a), excluding the Excluded Amounts, being collectively referred to herein as the “Collateral”):

 (i)   all Collateral Assets and Related Documents (including the Initial Collateral Assets), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)   each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account, and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)   all interest, dividends, distributions and other Money or property of any kind distributed in respect of the Collateral Assets of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Assets;

(iv)   each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

 (v)   all Cash or Money;

(vi)   all securities, loans and investments and, in each case as defined in the UCC, accounts, chattel paper, deposit accounts, instruments, financial assets, investment property, general intangibles, letter-of-credit rights, and supporting obligations of the Borrower, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Assets or Eligible Investments);

(vii)  all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(viii)  all Proceeds of any and all of the foregoing;

provided that, Collateral shall not include any Equity Security, any Margin Stock or any units of exchange-traded funds and/or indebtedness of any Foreign Subsidiary in excess of 65% of the outstanding Equity Securities and/or indebtedness of such Foreign Subsidiary.

(b)  All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02 Release of Security Interest. Upon the Collection Date or pursuant to Section 8.08, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare or reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall automatically and immediately terminate and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Solely upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Required Lenders acting through the Administrative Agent, (a) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (b) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the Borrower’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the

Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Required Lenders (acting through the Administrative Agent) or any inactions in the absence thereof. To the extent permitted by applicable law, each of the Borrower, the Investment Advisor and the Equityholder waive all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Agent and the Secured Parties arising out of the exercise by the Administrative Agent or the Collateral Agent of any of their rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent or the Collateral Agent arising from the bad faith, willful misconduct or gross negligence of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective affiliates or any agents or employees of the foregoing.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of either Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of indemnity from the Lenders reasonably satisfactory to it.

Each of the Borrower, the Investment Advisor and the Equityholder recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such item of Collateral for their own account for investment and not with a view to the distribution or resale thereof. Each of the Borrower, the Investment Advisor and the Equityholder acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent on behalf of the Secured Parties than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

Each of the Borrower, the Investment Advisor and the Equityholder further agrees that a breach of any of their covenants contained in this Section 7.03 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.03 shall be specifically enforceable against the Borrower, the Investment Advisor and the Equityholder, and each of the Borrower, the Investment Advisor and the Equityholder hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement or any defense relating to the Administrative Agent’s willful misconduct or gross negligence.

Pursuant to the UCC, each of the Borrower, the Investment Advisor and the Equityholder hereby specifically agrees (x) that it shall not raise any objection to any Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC, (2) shall be considered commercially reasonable notwithstanding that the Secured Party has not registered or sought to register the Collateral under the Securities Act, even if the Borrower agrees to pay all costs of the registration process, and (3) shall be considered to be commercially reasonable notwithstanding that the Secured Party purchases the Collateral at such a sale.

Each of the Borrower, the Investment Advisor and the Equityholder agrees that neither the Administrative Agent nor the Collateral Agent shall have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Administrative Agent or the Collateral Agent pursuant to this Agreement. Each of the Borrower, the Investment Advisor and the Equityholder hereby agrees that the Administrative Agent or the Collateral Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower, the Investment Advisor and the Equityholder hereby waive any claims against the Administrative Agent and the Collateral Agent arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under this Agreement, even if the Administrative Agent or the Collateral Agent accepts the first bid received and does not offer any Collateral to more than one bidder; provided that, Administrative Agent or the Collateral Agent has acted in a commercially reasonable manner in conducting such private sale. Without in any way limiting the Administrative Agent’s or the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower, the Investment Advisor and the Equityholder hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower, the Investment Advisor and the Equityholder hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1)  the Administrative Agent or the Collateral Agent conducts such foreclosure sale in the State of New York;

(2)  such foreclosure sale is conducted in accordance with the laws of the State of New York;

(3)  not more than thirty days before, and not less than three Business Days in advance of such foreclosure sale, the Administrative Agent or the Collateral Agent notifies the Borrower, the Investment Advisor and the Equityholder at the address set forth herein of the time and place of such foreclosure sale; and

(4)  the Borrower, the Investment Advisor and the Equityholder are subject to terms and conditions that in no respect are worse than the terms and conditions applicable to the other foreclosure sale participants.

Notwithstanding anything in this Section 7.03 to the contrary, the Collateral Agent shall be under no duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and to the extent expressly so directed in writing by the Administrative Agent or the Required Lenders, as applicable; provided that the Collateral Agent shall not be required to take any action hereunder at the direction of the Administrative Agent or any Secured Party if such action would, in the reasonable determination of the Collateral Agent (x) be in violation of or contrary to applicable law or any provisions of this Agreement or other Facility Document or (y) expose the Collateral Agent to liability unless it has received indemnity reasonably satisfactory to it with respect thereto.

All sums paid by the Collateral Agent in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Section 7.04 Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents. (a) Each of the Borrower and the Investment Advisor hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent, promptly forward to such Person all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, (ii) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent any reasonably requested information relating to any specified Collateral Assets and (iii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related

Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)  The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with the Custodian Agreement, promptly (and in any event, within five (5) Business Days) following its acquisition of any Collateral Asset that is not a Noteless Loan, the Borrower shall deliver to the Custodian, to the extent applicable, copies of the Related Documents.

Section 7.06 Borrower Remains Liable. (a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)  No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral. The Borrower shall from time to time execute, deliver, file and/or authorize the filing of all UCC-1 financing statements and continuation statements and the equivalent thereof in any applicable foreign jurisdiction, if applicable, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(a)  grant security more effectively on all or any portion of the Collateral;

(b)  maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien granted hereunder or to carry out more effectively the purposes hereof;

(c)  perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary as a result of changes in Law);

(d)  enforce any of the Collateral or other instruments or property included in the Collateral;

(e)   preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)   pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral, unless the same are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement and continuation statement and the equivalent thereof in any applicable foreign jurisdiction, if applicable, and all other instruments, and take all other actions, required pursuant to this Section 7.07 if the Borrower fails to take any such action within ten (10) Business Days after either Agent’s request therefor. Such designation shall not impose upon the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07. The Borrower further authorizes the Administrative Agent to file UCC-1 financing statements or the equivalent thereof in any foreign jurisdiction, if applicable, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01  Collection of Money. Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including (after the occurrence and during the continuation of an Event of Default) all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of additional accounts or subaccounts for the convenience of the Collateral Agent or as required by the Investment Advisor for convenience in administering the Covered Account (including additional accounts or subaccounts for purposes of holding Available Currencies) or the Collateral.

Section 8.02  Collateral Account and Collection Account. (a) In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary (i) the “Collateral Account,” which shall be maintained with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent, and (ii) the “Collection Account” which shall be maintained with the Securities Intermediary in accordance with the Account Control Agreement, which shall be subject to the Lien of the Collateral Agent and which shall consist of two segregated accounts, one of which will be designated the “Interest Collection

Account” and one of which will be designated the “Principal Collection Account.” The Collateral Agent shall from time to time deposit into the Interest Collection Account, in addition to the deposits required pursuant to Section 8.06(a), promptly upon receipt thereof, all Interest Proceeds received by the Collateral Agent and identified as such by the Investment Advisor. The Collateral Agent shall deposit promptly upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Account including, in addition to the deposits required pursuant to Section 8.06(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Assets in accordance with Article X or in Eligible Investments or required to be deposited in the Delayed Drawdown Reserve Account) received by the Collateral Agent and identified as such by the Investment Advisor. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.06(a). Other than as expressly set forth herein, the Collateral Agent shall from time to time deposit into the Collateral Account any Collateral that is capable of being delivered to and held by the Securities Intermediary and credited to an account in accordance with the terms of this Agreement and the Account Control Agreement.

(b)   At any time when reinvestment is permitted pursuant to Article X, the Investment Advisor on behalf of the Borrower (subject to compliance with Article X) may, by delivery of a certificate or an email instruction of a Responsible Officer of the Borrower or the Investment Advisor or a trade ticket, direct the Collateral Agent to, and upon receipt of such certificate, email or trade ticket, as applicable, the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Asset and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Asset) and reinvest such funds in additional Collateral Assets or units of exchange-traded funds, or make a Permitted Distribution or Permitted RIC Distribution in accordance with such certificate, email or trade ticket. At any time as of which sufficient funds are not on deposit in the Delayed Drawdown Reserve Account, the Borrower, or the Investment Advisor, acting on behalf of the Borrower, may, by delivery of a certificate of a Responsible Officer of the Investment Advisor, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and remit such funds as so directed by the Investment Advisor to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Assets.

(c)   The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on the Business Day prior to each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date. The Payment Date Report shall constitute instructions to the Collateral Agent to withdraw funds from each Collection Account and pay or transfer such amounts set forth therein in the manner specified and in accordance with Section 9.01(a).

Section 8.03  Payment Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary a single, segregated account in the name of the Borrower, subject to the Lien of the Collateral Agent, which shall be designated as the “Payment Account,” which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments. Amounts on deposit in the Payment Account will not be invested.

Section 8.04  The Delayed Drawdown Reserve Account; Fundings. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary a single, segregated trust account in the name of the Borrower, subject to the Lien of the Collateral Agent, which shall be designated as the “Delayed Drawdown Reserve Account,” which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Delayed Drawdown Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Delayed Drawdown Reserve Account other than in accordance with this Agreement and the Priority of Payments.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Assets shall be made using, first, amounts on deposit in the Delayed Drawdown Reserve Account, then available Principal Proceeds on deposit in the Collection Account and finally, available Advances. On the last day of the Reinvestment Period, to the extent the amount of funds on deposit in the Delayed Drawdown Reserve Account are less than the Delayed Drawdown Exposure, (x) the Borrower shall request a final Advance in an amount sufficient to fund the Delayed Drawdown Reserve Account in an amount equal to the Delayed Drawdown Exposure; provided that after giving effect to such Advance, the aggregate principal amount of the Advances then outstanding shall not exceed the Maximum Available Amount, and/or (y) the Borrower shall deposit other available funds into the Delayed Drawdown Reserve Account in an amount sufficient to fund the Delayed Drawdown Reserve Account in an amount equal to the Delayed Drawdown Exposure. After the Facility Termination Date, fundings of Delayed Drawdown Collateral Assets shall be made using, first, amounts on deposit in the Delayed Drawdown Reserve Account, then available Principal Proceeds on deposit in the Collection Account. In addition, after the Facility Termination Date, all Principal Proceeds received with respect to Delayed Drawdown Collateral Assets shall be deposited into the Delayed Drawdown Reserve Account to the extent such proceeds may be re-borrowed by the related Obligors.

Amounts on deposit in the Delayed Drawdown Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Investment Advisor pursuant to Section 8.06 and earnings from all such investments will be deposited in the Interest Collection Account as Interest Proceeds. Funds in the Delayed Drawdown Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Assets and settle purchases of Collateral Assets committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds an amount equal to the Delayed Drawdown Exposure, the Collateral Agent, at the direction of the Borrower (or the Investment Advisor on its behalf) shall remit such excess to the Principal Collection Account. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Delayed Drawdown Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Account pursuant to and at the direction of the Administrative Agent.

Section 8.05  [Reserved].

Section 8.06  Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent. (a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Investment Advisor on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, in accordance with such direction, (i) invest all funds on deposit in the Collection Account and the Delayed Drawdown Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein, including Section 8.04 above) or (ii) withdraw such funds for the purposes of making payments in respect of outstanding Advances in the applicable Available Currency at such time. If, prior to the occurrence of an Event of Default, the Borrower (or the Investment Advisor on behalf of the Borrower) shall not have given any such investment directions, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in the Specified Eligible Investment (or if none has been selected such funds shall remain uninvested). After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in Eligible Investments selected by the Administrative Agent (and if no Eligible Investment has been specified, such funds shall be invested in the Eligible Investment selected by the Borrower (or the Investment Advisor on behalf of the Borrower) or held uninvested if none has been selected). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Account. Absent its timely receipt of such instruction from the Borrower (or the Investment Advisor on behalf of the Borrower) in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment. The Collateral Agent and the Securities Intermediary and their respective Affiliates shall be permitted, to the extent agreed by the Borrower, to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Securities Intermediary’s economic self-interest for (i) serving as investment advisor, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using affiliates to effect transactions in certain Eligible Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(b)   The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Securities Intermediary.

(c)   The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Investment Advisor any information regularly maintained by the Collateral Agent that the Borrower or the Investment Advisor may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Investment Advisor to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Investment Advisor. The Collateral Agent shall promptly forward to the Investment Advisor and the Borrower copies of notices and other writings received by it from the Obligor of any Collateral Asset or from any Clearing Agency with respect to any Collateral Asset which notices or writings advise the holders of such Collateral Asset of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07  Accountings.

(a)   Monthly. On or prior to the 20th calendar day of each calendar month, beginning with November 2023 (such date, the “Monthly Reporting Date”), the Collateral Agent shall compile and provide (or cause to be provided) to the Agents, the Equityholder, the Borrower and the Lenders, a monthly report for the prior calendar month (each, a “Monthly Report”) in accordance with this Section 8.07. The Investment Advisor shall provide to the Collateral Agent information as is reasonably requested by the Collateral Agent or necessary to produce the Monthly Report. The Collateral Agent shall, based, in part, on the information provided to it, calculate: (i) Aggregate Net Collateral Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Maximum Available Amount, (v) each Coverage Test, (vi) for any Payment Date Report, completion of Priority of Payments pursuant to Section 9.01(a), (vii) balances for each of the Covered Accounts, (viii) EOD Borrowing Base, (ix) EOD OC Ratio, (x) EOD OC Ratio Breach, (xi) Distribution Borrowing Base and (xii) such other calculations as may be mutually agreed upon by the Collateral Agent, the Investment Advisor and the Administrative Agent. As used herein, the “Monthly Report Determination Date” with respect to any calendar month in which a Payment Date does not occur (or, if such day is not a Business Day, the next Business Day) will be the last day of such calendar month. The Monthly Report for a calendar month shall contain the information with respect to the Collateral Assets and Eligible Investments included in the Collateral that is agreed to by the Investment Advisor, the Administrative Agent and the Collateral Agent from time to time, and shall be determined as of the Monthly Report Determination Date for such calendar month. The Investment Advisor shall cooperate with the Collateral Agent in connection with the preparation of the Monthly Reports and each daily report delivered pursuant to Section 8.07(c) below. Without limiting the generality of the foregoing, the Investment Advisor shall timely supply any information maintained by it that the Collateral Agent may from time to time reasonably request and reasonably needs to complete the calculations and reports required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder

In addition, the Borrower shall provide (or cause to be provided) in each Monthly Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Asset that constitutes a Material Modification that became effective since the immediately preceding Monthly Report (or, in respect of the first Monthly Report, from the Closing Date).

(b)  Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date (such Determination Date, a “Payment Date Report Determination Date”), and shall deliver such Payment Date Report to the Agents, the Investment Advisor and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall contain the information that is agreed to by the Investment Advisor, the Administrative Agent and the Collateral Agent from time to time.

(c)  Daily Accounting. For each Business Day, the Collateral Agent shall render to the Borrower (with a copy to the Administrative Agent and the Investment Advisor) a daily report, based, in part, on information provided to it, of (i) all deposits to and withdrawals from the Covered Accounts for such Business Day and the outstanding balance of the Covered Accounts as of the end of such Business Day, (ii) all settled trades of securities for such Business Day, (iii) the Adjusted Principal Balance of each Collateral Asset as of the end of such Business Day, (iv) the Distribution OC Ratio, OC Ratio and EOD OC Ratio as of the end of such Business Day, (v) the Borrower’s compliance with the Concentration Limitations, (vi) the Asset Value of each Collateral Asset, (vii) the S&P Rating and Moody’s Rating, as applicable, of each Collateral Asset and/or the Obligor thereunder (if applicable), (viii) all principal and interest payments made or to be made on each Collateral Asset on such Business Day, (ix) the applicable interest rates, interest rate resets, interest accrual periods and interest rate and benchmark floors, if any, of each Collateral Asset, (x) the portion of the Principal Balance of any Delayed Drawdown Collateral Asset that is unfunded, (xi) the amount of Interest Proceeds received from Collateral Assets and Eligible Investments, (xii) the Collateral Assets that are Defaulted Collateral Assets, (xiii) the EOD Borrowing Base of the end of such Business Day and (xiv) such other items as may be agreed upon from time to time by the Collateral Agent and the Borrower. “Asset Value” shall be determined in accordance with the definition herein and provided to the Collateral Agent. For purposes of calculating the Adjusted Principal Balance of each Collateral Asset, the Collateral Agent shall begin including each Collateral Asset in the report as of its Trade Date.

(d)  Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Investment Advisor who shall use reasonable efforts to obtain such accounting by the applicable Monthly Reporting Date or Payment Date, as applicable. The Collateral Agent shall in no event have any liability for the actions or omissions of the Investment Advisor, the Borrower or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Investment Advisor, the Borrower or another Person (other than claims relating to the Collateral Agent’s gross negligence or willful misconduct).

Section 8.08 Release of Collateral. (a) Except as otherwise provided in Section 13.01, the Collateral Agent is hereby authorized to release (which such release shall be automatic and require no further action from any party) any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and, upon such release, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Investment Advisor in such certificate; provided that nothing in this Section 8.08(a) shall limit the Administrative Agent’s ability to exercise its rights and remedies under Section 6.01 upon the occurrence and during the continuation of an Event of Default; provided, further that the Collateral Agent (or the Custodian on its behalf) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless a Responsible Officer of the Collateral Agent or the Custodian, as applicable, has received written notice thereof.

(b)  Subject to the terms of this Agreement, the Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of a Responsible Officer of the Investment Advisor, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as directed in writing by the Investment Advisor that are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)  As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the Collection Account, unless simultaneously applied to the purchase of additional Collateral Assets or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)  The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Individual Lender Maximum Funding Amounts outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)  Any Collateral Asset or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

Section 8.09 [Reserved].

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the applicable Payment Date Report and the following priorities (the “Priority of Payments”):

(i)  On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred into the Payment Account, to be applied in the following order of priority:

(A)  to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;

(B)  to pay Permitted RIC Distributions;

(C)  to pay Administrative Expenses; provided that the amounts in this clause (C) shall not exceed the Administrative Expense Cap;

(D)  to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances, Unused Fees and any Make-Whole Amounts due to each such Lender and amounts payable to each such Lender under Section 2.11;

(E)  to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents;

(F)  to (1) first, to the Investment Advisor to pay the Advisor Fee, plus any Advisor Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds and (2) second, to pay Advisor Expenses; provided that such amounts under this clause (2) shall not exceed the Advisor Expense Cap for such Payment Date;

(G)  (i) during the Reinvestment Period, at the discretion of the Investment Advisor, for deposit into the Delayed Drawdown Reserve Account until the amount on deposit therein equals the Delayed Drawdown Exposure and (ii) after the Reinvestment Period, for deposit into the Delayed Drawdown Reserve Account until the amount on deposit therein equals the Delayed Drawdown Exposure;

(H)   if the Coverage Tests are not satisfied as of the day immediately preceding the relevant Payment Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Coverage Tests are satisfied (on a pro forma basis as at such date);

(I)   [reserved];

(J)   to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04 and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(K)   (1) first, to the payment or application of amounts referred to in clause (A) above (without regard to any caps), to the extent not paid in full pursuant to applications under such clause, (2) second, to the payment or application of amounts referred to in clause (C) above (without regard to any caps) to the extent not paid in full pursuant to such clause, and (3) third, to the payment or application of amounts referred to in clause (F) above (without regard to any caps) to the extent not paid in full pursuant to such clause; and

(L)   (1) if a Default has occurred and is continuing (unless all Obligations owing to the Lenders have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted)), to remain in the Interest Collection Account (other than any Permitted RIC Distribution), (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Investment Advisor, deposited into the Principal Collection Account for investment in Collateral Assets or units of exchange-traded funds), whether in the form of a distribution or otherwise.

(ii)   On each Payment Date so long as no Event of Default has occurred and is continuing or would result therefrom, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Assets, Principal Proceeds on deposit in the Principal Collection Account to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)   to the payment of unpaid amounts under clauses (A) through (G) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder, but subject to any caps specified therein;

(B)   during the Reinvestment Period, (i) if the Coverage Tests are not satisfied as of the day immediately preceding the relevant Payment Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until such Coverage Tests are satisfied (on a pro forma basis as at such date) and (ii) to the Principal Collection Account for the purchase of additional Collateral Assets (including funding Delayed Drawdown Collateral

Assets) and/or for the making of any Permitted Distribution or Permitted RIC Distribution;

(C)   after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(D)   to the payment of amounts referred to in clauses (J) and (K) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E)   (1) if a Default has occurred and is continuing (unless all Obligations owing to the Lenders have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted)), to remain in the Principal Collection Account (other than any Permitted RIC Distribution) or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Investment Advisor, deposited into the Principal Collection Account for investment in Collateral Assets or units of exchange-traded funds), whether in the form of a distribution or otherwise.

(iii)   On each Payment Date following the occurrence and continuance of an Event of Default, all Interest Proceeds in the Interest Collection Account and all Principal Proceeds in the Principal Collection Account, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Assets, in each case, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)   to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;

(B)   (1) first, to pay Administrative Expenses as provided in Section 9.01(a)(i)(C), provided that the amounts in this clause (B) shall not exceed the Administrative Expense Cap and (2) second, to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents;

(C)   to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances, Unused Fees and any Make-Whole Amounts due to each such Lender and amounts payable to each such Lender under Section 2.11;

(D)   to pay Permitted RIC Distributions;

(E)   to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(F)   (1) first, to the Investment Advisor to pay the Advisor Fee, plus any Advisor Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds and (2) second, to pay Advisor Expenses in accordance with the priorities specified in the definition thereof, provided that such amounts in this clause (2) shall not exceed the Advisor Expense Cap;

(G)   to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04 and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(H)   (1) first, to the payment of amounts referred to in clause (A) above (without regard to any caps), (2) second, to the payment of amounts referred to in clause (B) above (without regard to any caps), and (3) third, to the payment of amounts referred to in clause (F) above (without regard to any caps), in each case to the extent not paid in full pursuant to such clause; and

(I)   any remaining amount shall be released to the Equityholder or its designee, whether in the form of a distribution or otherwise.

(b)   If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL ASSETS;

PURCHASE OF ADDITIONAL COLLATERAL ASSETS

Section 10.01  Sales of Collateral Assets.

(a)   Discretionary Sales of Collateral Assets. Subject to the satisfaction of the conditions specified in Section 10.03, the Borrower (or the Investment Advisor on behalf of the Borrower) may, but will not be required to, direct (which direction may be via a certificate or an email instruction of the Borrower (or the Investment Advisor on behalf of the Borrower) or a trade ticket) the Collateral Agent to sell, and the Collateral Agent shall sell in the manner directed by the Investment Advisor, any Collateral Asset if such sale meets the requirements set forth below (as shown in the Borrowing Base Calculation Statement delivered with respect thereto in accordance with Section 5.02(d)(iii)):

(i)   no Default or Event of Default exists or would result upon giving effect thereto; provided that the Borrower (or the Investment Advisor on behalf of the Borrower) may sell one or more Collateral Assets if after giving effect thereto and the application of the proceeds thereof (in each case, individually or in the aggregate with one or more other sales) any existing Default or Event of Default would be cured, improved or maintained, as applicable;

(ii)   upon giving effect thereto and the application of the proceeds thereof, the OC Test is satisfied (or, if not satisfied, the OC Test would be maintained or improved); and

(iii)   the Administrative Agent has provided prior written consent to such sale, if such sale is to the Equityholder, the Investment Advisor or a Person that is an Affiliate of the Borrower, the Equityholder or the Investment Advisor unless it complies with Section 5.03(h) and Section 10.03; provided that the restriction in clause (ii) shall not apply to sales of Defaulted Collateral Assets, Ineligible Collateral Assets or Warranty Collateral Assets.

Notwithstanding any condition above that would otherwise prohibit the sale of a Collateral Asset, if the Borrower entered into an agreement to sell any such Collateral prior to the occurrence of such condition, but such sale did not settle prior to the occurrence of such condition, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such condition; provided that the settlement for such sale occurs within the customary settlement period for similar trades.

(b)   Ineligible Collateral Assets. Notwithstanding Section 10.01(a), if on any day a Collateral Asset is no longer an Eligible Collateral Asset and any Coverage Test is not satisfied as of such day, the Borrower shall either make a deposit of the funds and/or deliver one or more replacement Collateral Assets for such Ineligible Collateral Asset, in each case pursuant to the Sale Agreement and in accordance with Section 10.03; provided that this clause (b) shall not require the Borrower to sell any such Collateral Asset. Upon confirmation of the deposit of the amount described above into the Collection Account or the delivery to the Borrower of the replacement Collateral Assets, such Ineligible Collateral Asset shall be removed from the Collateral and the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Ineligible Collateral Asset.

(c)   Sales of Equity Securities. The Borrower (or the Investment Advisor on behalf of the Borrower) may sell any Equity Security at any time without restriction.

Section 10.02 Purchase of Additional Collateral Assets. (a) On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Borrower (or the Investment Advisor on behalf of the Borrower) may, if each of the conditions specified in this Section 10.02 and Section 10.03 are met, invest Principal Proceeds (and accrued interest received with respect to any Collateral Asset to the extent used to pay for accrued interest on additional Collateral Assets and other amounts on deposit in the Principal Collection Account) in additional Collateral Assets and units of exchange-traded funds; provided that no Collateral Asset (excluding subsequent draws under Delayed Drawdown Collateral Assets) may be purchased unless each of the following conditions are satisfied as of the date the Investment Advisor commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i)   such obligation is an Eligible Collateral Asset; and

(ii)   each Coverage Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Coverage Test is maintained or improved).

Section 10.03  Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article X (other than sales required by Section 10.01(c)) or in connection with the acquisition of additional Collateral Assets, if effected with a Person that is the Equityholder or an Affiliate thereof, shall be, except as otherwise expressly permitted under the Facility Documents, (i) for fair market value, (ii) in compliance with Section 5.03(h), (iii) effected in accordance with all Applicable Laws, (iv) except with respect to any Warranty Collateral Asset immediately after giving pro forma effect to such transaction, the value of all Equityholder Collateral Assets substituted or sold by the Borrower to the Equityholder may not exceed 20% of the Net Purchased Balance measured as of the date of such substitution or sale, and (v) except with respect to any Warranty Collateral Asset, immediately after giving pro forma effect to such transaction, the value of Equityholder Collateral Assets (as defined in the Sale Agreement) that are Defaulted Collateral Assets substituted or sold by the Borrower to the Equityholder may not exceed 10% of the Net Purchased Balance measured as of the date of such substitution or sale.

(b)   Upon each acquisition by the Borrower of a Collateral Asset (i) all of the Borrower’s right, title and interest to such Collateral Asset shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Asset shall be Delivered to the Collateral Agent.

(c)   The Collateral Agent may conclusively rely on any written direction of the Borrower (or the Investment Advisor on behalf of the Borrower) in respect of any sale, purchase or substitution of Collateral Assets delivered to the Collateral Agent (including via a certificate or an email instruction of the Borrower (or the Investment Advisor on behalf of the Borrower) or a trade ticket) in determining compliance with the applicable prerequisites of this Agreement and the Collateral Agent.

Section 10.04  Additional Equity Contributions. (a) The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default, satisfying any Coverage Test, enabling the acquisition or sale of any Collateral Asset or units of exchange-traded funds or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash (in which event such contributions shall be made by deposit into the Collection Account), (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment of a Collateral Asset that is an Eligible Collateral Asset. In connection with any contribution described in this Section 10.04 (other than a contribution of a portion of the purchase price of a Collateral Asset acquired in accordance with the Sale Agreement), the Borrower (or the Investment Advisor on the Borrower’s behalf) shall provide written instruction to the Collateral Agent identifying (a) the subclause under which such contribution is being made (the “Contribution Notice”) and (b)(i) in the case of contributions made in Cash, (A) the timing of such contribution and (B) the amount of such contribution and (ii) in the case of contributions made by assignment and contribution of an Eligible Investment and/or by assignment of a Collateral Asset that is an Eligible Collateral Asset, (A) the name of such Eligible Investment and/or Collateral Asset and (B) attaching the accompanying assignment forms. All Cash contributed to the Borrower shall be treated as Principal Proceeds, except to the extent that the Borrower (or the Investment Advisor on the Borrower’s behalf) specifies in the Contribution Notice that such Cash shall constitute Interest Proceeds and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Borrower (or the Investment Advisor on the Borrower’s behalf).

Section 10.05 Transfer of Warranty Collateral Assets. Notwithstanding anything to the contrary contained herein, the Borrower may transfer any Warranty Collateral Asset to the Equityholder, or to any third party at the Equityholder’s discretion, to consummate the sale or substitution of such Warranty Collateral Asset pursuant to, and in accordance with the terms of, the Sale Agreement.

ARTICLE XI

ADMINISTRATION OF CONTRACTS

Section 11.01  Appointment and Designation of the Investment Advisor.

(a)   Initial Investment Advisor. The Borrower hereby appoints Goldman Sachs Private Credit Corp., pursuant to the terms and conditions of this Agreement, as Investment Advisor, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral. Goldman Sachs Private Credit Corp. hereby accepts such appointment and agrees to perform the duties and responsibilities of the Investment Advisor pursuant to the terms hereof. The Investment Advisor and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Investment Advisor hereunder.

(b)   Subcontracts. The Investment Advisor may, without the consent of any party but with prior written notice to the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Investment Advisor shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person and (ii) the Investment Advisor shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Investment Advisor pursuant to the terms hereof without regard to any subcontracting arrangement.

Section 11.02  Duties of the Investment Advisor.

(a)   Duties. The Investment Advisor shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance in all material respects with Applicable Law and the Advisor Standard. Subject to the terms of this Agreement (including Section 11.04 and Article VI), the Investment Advisor has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the

Collateral. Without limiting the foregoing, the duties of the Investment Advisor shall include the following:

(i)   supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)   maintaining all necessary records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Custodian) in respect of the management of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request and which can be obtained without any undue burden or expense;

(iii)   maintaining and implementing administrative and operating procedures (including an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)   promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Custodian, from time to time, such information and records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, the Custodian or the Collateral Agent may from time to time reasonably request and which can be obtained without any undue burden or expense;

(v)   identifying each Collateral Asset in its internal records to reflect the ownership of such Collateral Asset by the Borrower;

(vi)   notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened to be asserted by an Obligor with respect to any Collateral Asset (or portion thereof) of which it has actual knowledge or has received notice;

(vii)   maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii)   directing the Collateral Agent to make payments pursuant to the terms of the Payment Date Report;

(ix)   assisting the Borrower with respect to the purchase and sale of and payment for the Collateral Assets and Eligible Investments;

(x)   instructing the Obligors and/or the administrative agents, as applicable, on the Collateral Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xi)  delivering assignments and promissory notes to the Custodian;

(xii)  complying with such other duties and responsibilities as may be required of the Investment Advisor by this Agreement; and

(xiii)  assisting in the acquisition and sale of Collateral Assets and other Collateral in accordance with Article X and the Advisor Standard.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Investment Advisor acts as lead agent with respect to any Collateral Asset, the Investment Advisor shall perform its advisory duties hereunder only to the extent a lender under the applicable Related Documents has the right to do so.

(b)  Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent and the Secured Parties of their rights hereunder shall not release the Investment Advisor or the Borrower from any of their duties or responsibilities with respect to the Collateral. None of the Secured Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Investment Advisor hereunder.

(c)  Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due, provided such obligation is not on non-accrual) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d)   The Investment Advisor agrees to supervise and assist in the investment and reinvestment of the Collateral, and shall perform on behalf of the Borrower the duties that have been expressly delegated to the Investment Advisor in this Agreement and any other Facility Document (and the Investment Advisor shall have no obligation to perform any other duties hereunder or otherwise) and, to the extent necessary or appropriate to perform such duties, the Investment Advisor shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower with respect thereto. The Investment Advisor shall comply with the terms and conditions hereof and any other Facility Document expressly applicable to it, in its capacity as the Investment Advisor, or otherwise affecting the duties and functions that have been delegated to it thereunder and hereunder as the Investment Advisor and shall perform its obligations hereunder and thereunder in good faith and with reasonable care, using a degree of skill and attention no less than the Investment Advisor and its Affiliates exercise with respect to comparable assets that it services for itself and for others having similar investment objectives and restrictions substantially in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Assets (such standard of care, the “Advisor Standard”).

Section 11.03 Authorization of the Investment Advisor. (a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Investment Advisor (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Investment Advisor and not inconsistent with the grant by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Investment Advisor (and any successors thereto) with any powers of attorney and other documents reasonably necessary or appropriate to enable the Investment Advisor to carry out its advisory and administrative duties hereunder. In case any reasonable question arises as to its duties hereunder, the Collateral Agent may request instructions from the Administrative Agent and shall be entitled at all times to refrain from taking any actions unless it has received written instruction from the Administrative Agent. In no event shall the Investment Advisor be entitled to make any Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)  The Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any Investment Advisor, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 11.04 Collection Efforts, Modification of Collateral. (a) The Investment Advisor will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Collateral Assets included in the Collateral as and when the same become due, all in accordance with the Advisor Standard.

(b)  In the performance of its obligations hereunder, the Borrower (or the Investment Advisor on its behalf) may enter into any amendment or waiver of or supplement to any Related Document; provided that the prior written consent of the Required Lenders shall be required if an Event of Default has occurred and is continuing or an Event of Default or Default would result from such amendment, waiver or supplement. For the avoidance of doubt, any Collateral Asset that, as a result of any amendment or supplement thereto, ceases to qualify as an Eligible Collateral Asset shall not be included in the Borrowing Base, Distribution Borrowing Base or the EOD Borrowing Base.

Section 11.05 Investment Advisor Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Investment Advisor shall be entitled to be paid the Advisor Fee and reimbursed its expenses as provided in the Priority of Payments. If and to the extent that there are insufficient funds to pay any Advisor Fee in full on any

Payment Date or if any Advisor Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 11.06 The Investment Advisor Not to Resign. The Investment Advisor shall not resign from the obligations and duties hereby imposed on it except upon the Investment Advisor’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Investment Advisor could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Investment Advisor shall be evidenced as to clause (a) above by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender.

ARTICLE XII

THE AGENTS

Section 12.01 Authorization and Action. (a) Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)  If the Collateral Agent has been requested or directed by the Required Lenders (or by the Administrative Agent acting at the direction of the Required Lenders) to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed in writing by the Required Lenders (or the Administrative Agent on their behalf) and the Collateral Agent shall have been provided indemnity acceptable to it against any expenditure, risk, cost, expense or liability in acting on such direction.

(c)  Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Required Lenders, as applicable, (or by the Administrative Agent acting at the direction of the Required Lenders) pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Required Lenders, or Persons purporting to be the Required Lenders, are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that the Required Lenders, or Persons purporting to be the Required Lenders, are not entitled to give such notice. The Collateral Agent shall be entitled to conclusively rely upon directions provided by the Administrative Agent as if provided by the Required Lenders authorized to provide such direction hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)  If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(e)  Instructions to Collateral Agent.

(i)  The Collateral Agent shall be entitled to refrain from taking any action unless it has been instructed in writing by the Borrower (or the Investment Advisor on the Borrower’s behalf), the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. In the absence of gross negligence or willful misconduct by the Collateral Agent, the Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to such written instructions of the Borrower, the Investment Advisor, the Required Lenders or the Administrative Agent, as applicable.

(ii)  Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)  In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Investment Advisor and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Investment Advisor or the Administrative Agent, as applicable. The Collateral Agent shall, in the absence of gross negligence or willful misconduct by the Collateral Agent, have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(f)  General Standards of Care for the Collateral Agent.

(i)  Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated herein):

(A)  Nothing herein obligates the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(B)  The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(C)  The Collateral Agent has no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Asset.

Section 12.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care other than any Affiliate of such Agent.

Section 12.03 Agents’ Reliance, Etc. (a) Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Investment Advisor or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Investment Advisor or any other Person or to inspect the property (including the books and records) of the Borrower or the Investment Advisor; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by facsimile, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; and (vi) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Investment Advisor’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)  No Agent shall be liable for the actions or omissions of any other Agent or other party to a Facility Document (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent or other party to a Facility Document with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder) in the absence of its own gross negligence or willful misconduct. No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action (or forbear from action) which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including diminution in value or lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter (including any Default or Event of Default) unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 13.02 and specifically references this Agreement or the Borrower. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Each Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants, implied duties or obligations shall be implied in this Agreement against any Agent. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. No Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval, bond or other paper or document. No Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c)  No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, disease, quarantine, national emergency, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, loss or malfunction of utilities, communications or computers (software and hardware) services, earthquakes or other disasters.

(d)  The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e)  Each Lender acknowledges that, except as expressly set forth in this Agreement, no Agent has made any representation or warranty to it, and that no act by either

Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Investment Advisor, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Investment Advisor. No Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Investment Advisor which may come into the possession of such Agent.

Section 12.04 Indemnification. Each of the Lenders agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 12.05 Successor Agents. (a) Subject to the terms of this Section 12.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default under Section 6.01(a) (solely with respect to principal or interest), Section 6.01(i), Section 6.01(k) or Section 6.01(l) shall have occurred and is continuing or (ii) if such successor agent is an Affiliate of such Agent. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents. If no successor Collateral Agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within sixty days after giving of notice of resignation by the Collateral Agent, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(b)  Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 12.06 The Collateral Agent. (a) The Borrower agrees to pay, and the Collateral Agent shall be entitled to receive, compensation for, and reimbursement for expenses in connection with, the Collateral Agent’s performance of the duties called for herein as provided in the Collateral Agent Fee Letter.

(b)  The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(c)  It is expressly acknowledged and agreed that the Collateral Agent is not guaranteeing the performance of or assuming any liability for the obligations of the other parties hereto or any portion of the Collateral.

(d)  The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(e)  In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the relevant party to provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein.

(f)  The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Investment Advisor, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g)  The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent. It is expressly acknowledged by the Borrower, the Investment Advisor, the Lenders and the Administrative Agent that performance by the Collateral Agent of its various duties hereunder (including recalculations to be performed in respect of the matters expressly contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Investment Advisor (and/or the Borrower), the Administrative Agent and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such item of Collateral, from time to time.

(h)  The Collateral Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature.

(i)  Should any controversy arise between the undersigned with respect to the Collateral held by the Collateral Agent, the Collateral Agent shall, subject to Section 12.01(b) and Section 12.04, follow the written instructions of the Administrative Agent on behalf of the Secured Parties.

(j)  The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for performing the obligations expressly imposed on the Collateral Agent hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or taking any steps to preserve rights against prior parties or other rights pertaining to any Collateral.

(k)  If State Street or the Collateral Agent is also acting in another capacity, including as Custodian or Securities Intermediary, the rights, protections, immunities and indemnities afforded to State Street or the Collateral Agent pursuant to this Article XII shall also be afforded to State Street or the Collateral Agent acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Custodian Agreement, the Account Control Agreement or any other Facility Documents to which State Street or the Collateral Agent in such capacity is a party.

(l)  The Collateral Agent shall not have any obligation to determine if a Collateral Asset meets the criteria specified in the definition of Eligible Collateral Asset or if the requirements set forth in the definition of “Deliver” have been satisfied.

(m)  The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Facility Documents and no implied duties shall be read into this Agreement against or on the part of the Collateral Agent.

Section 12.07 Erroneous Payments. (a) If the Administrative Agent or the Collateral Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent or the Collateral Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or the Collateral Agent or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Collateral Agent, on behalf of the Administrative Agent, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent or the Collateral Agent, on behalf of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent or the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Collateral Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Collateral Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)  Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or the Collateral Agent (or any of their Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent (or any of their Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent (or any of their Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

 (i)  (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Collateral Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

 (ii)  such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent or the Collateral Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent or the Collateral Agent pursuant to this Section 12.07(b)(ii).

(c)  Each Lender or Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent or the Collateral Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent or the Collateral Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)  The parties hereto agree that (x) irrespective of whether the Administrative Agent or the Collateral Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent or the Collateral Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Facility Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 12.07 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent or the Collateral Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or the Collateral Agent from, or on behalf of (including through the exercise of remedies under any Facility Document), the Borrower for the purpose of a payment on the Obligations.

(e)  [Reserved].

(f)  To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent and the Collateral Agent for the return of any

Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)  Each party’s obligations, agreements and waivers under this Section 12.07(g) shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Maximum Facility Amount and/or the repayment, satisfaction or discharge of the Obligations (or any portion thereof).

ARTICLE XIII

MISCELLANEOUS

Section 13.01 No Waiver; Modifications in Writing. (a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Investment Advisor in any case shall entitle the Borrower or the Investment Advisor to any other or further notice or demand in similar or other circumstances.

(b)  No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Investment Advisor, the Administrative Agent and the Required Lenders; provided that:

 (i)  any Fundamental Amendment shall require the written consent of all Lenders affected thereby; and

 (ii)  no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

(c)  Notwithstanding anything to the contrary herein, in connection with the increase of the Individual Lender Maximum Funding Amounts hereunder, only the consent of the Lender increasing its Individual Lender Maximum Funding Amount (or providing a new Individual Lender Maximum Funding Amount) shall be required for any amendment that effects such increase in Individual Lender Maximum Funding Amounts.

(d)  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Individual Lender Maximum Funding Amount of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.02 Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 5), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 13.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 5, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5. Any party hereto may update its notice information on Schedule 5 at any time by delivering written notice (which may be via email) of such update to each of the other parties hereto.

State Street (in each of its capacities) agrees to accept and act upon instructions or directions pursuant to this Agreement, any other Facility Document, or any Related Document or any document executed in connection herewith or therewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that State Street shall have the right to require any person providing such instructions or directions to provide to State Street an incumbency certificate listing persons designated to provide such instructions or directions as such incumbency certificate may be supplemented from time to time. If any person elects to give State Street email or facsimile instructions (or instructions by a similar electronic method) and State Street in its discretion elects to act upon such instructions, State Street’s reasonable understanding of such instructions shall be deemed controlling. State Street shall not be liable for any losses, costs or expenses arising directly or indirectly from State Street’s reliance in good faith upon and compliance with such instructions. Any person providing such instructions or directions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 13.03 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any and all Taxes with respect thereto, unless required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower or the Administrative Agent, then the Borrower or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  The Borrower shall indemnify each Recipient, on the Payment Date immediately following demand therefor, for (i) the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on or attributable to amounts payable under this Section 13.03) payable or paid by any Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d)  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 13.03(d).

(e)  As soon as practicable after the date of any payment of Taxes by the Borrower to Governmental Authority pursuant to this Section 13.03, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof, a copy of the return reporting such payment, or other evidence of payment as may be reasonably satisfactory to the Administrative Agent.

(f)  If any Recipient in its sole discretion, but acting in good faith, determines that it has received a refund of any Taxes with respect to which it has been indemnified pursuant to this Section 13.03 (including by the payment of additional amounts pursuant to Section 13.03(a)), such Recipient shall reimburse the Borrower (or the Investment Advisor, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses incurred), but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this Section13.03(f), in no event will any Secured Party be required to pay any amount to an indemnifying party pursuant to this Section 13.03(f) the payment of which would place such Secured Party in a less favorable net after-Tax position than such Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Unless required by Applicable Law, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 13.03(g)(ii), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of Section 13.03(g)(i), each Lender that is a U.S. Person shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), deliver to the Borrower and each Agent, two accurate, complete and signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), two accurate, complete and signed copies of whichever of the following is applicable:

(A)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)  executed copies of IRS Form W-8ECI;

(C)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower, or so long as the Borrower is a disregarded entity, its sole owner, within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(D)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(iv)  Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made.

(v)  If a payment made to a Recipient under any Facility Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 13.03(g)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)  If any Lender requests compensation under Section 2.10 or requires the Borrower to pay any Indemnified Taxes or additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 13.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or this Section 13.03 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i)  If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 13.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 13.03(h), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.06), all its interests, rights and obligations under this Agreement and the other Facility Documents (other than existing rights to payment pursuant to Sections 2.10 or 13.03) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld, conditioned or delayed, (ii) such Lender shall have received payment of amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to this Section 13.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(j)  Each party’s obligations under this Section 13.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Individual Lender Maximum Funding Amounts and the repayment, satisfaction or discharge of all obligations under any Facility Document.

Section 13.04 Costs and Expenses; Indemnification. (a) The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses (i) of the Agents and the Lenders in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented out-of-pocket fees and disbursements of one outside counsel for the Administrative Agent (subject to a $200,000 cap for legal fees accrued on or prior to the Closing Date) and one outside counsel for the Collateral Agent (and, in each case, excluding the allocated costs of in-house counsel), (ii) of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses, search fees, UCC filing fees and the equivalent thereof in any foreign jurisdiction, if applicable, costs and expenses of compliance with the Securitisation Regulation, and all other related reasonable and documented out-of-pocket fees and expenses in connection therewith and (iii) in connection with the administration and any waiver, consent, modification or amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Agents and Lenders as to their respective rights, remedies and responsibilities, in each case under the foregoing clauses (i) through (iii), limited in the case of legal fees, costs and expenses to the reasonable and documented out-of-pocket fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel for the Collateral Agent and excluding the allocated costs of in-house counsel. The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented out-of-pocket fees and disbursements of outside attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent; provided that, in each case, legal fees, costs and expenses shall be limited to the reasonable and documented out-of-pocket fees and disbursements of one outside attorney and one local counsel representing such Secured Parties (other than the Collateral Agent, who may have one outside attorney and one local counsel) unless any conflict of interest arises (in each case, excluding the allocated costs of in-house counsel). Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law. For the avoidance of doubt, this Section 13.04(a) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)  The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated); except that the Borrower shall not be liable to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this Section 13.04(b). The Borrower shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party effects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) unless the Borrower is in breach of its indemnification obligations hereunder and such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of the Borrower, and (ii) includes an unconditional release of the Borrower from all liability on claims that are the subject matter of such proceeding. The Borrower shall not without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall the Borrower be liable for any Indemnified Party’s lost revenues or lost profits or for any indirect, special or consequential damages (but, for the avoidance of doubt, this sentence does not limit the Borrower’s indemnification obligations pursuant to Section 13.04(b) with respect to any such liability paid by an Indemnified Party to a third party).

(c)  Subject to the Lender Fee Letter, the Investment Advisor agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any one or more of the following: (i) any breach by the Investment Advisor of any covenant or any of its obligations under any Facility Document, (ii) the failure of any of the representations or warranties of the Investment Advisor set forth in any Facility Document or in any certificate, statement or report delivered in connection therewith to be true when made or when deemed made or repeated and (iii) by reason of any gross negligence or willful misconduct (as determined by the final non-appealable judgment of a court of competent jurisdiction) on the part of the Investment Advisor in its capacity as Investment Advisor; except the Investment Advisor shall not be liable to the extent any such Liability (x) results from the performance or non-performance of the Collateral Assets or (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this Section 13.04(c). The Investment Advisor shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party effects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Investment Advisor (which consent shall not be unreasonably withheld or delayed). In no event shall the Investment Advisor be liable for any special, indirect, consequential or punitive damages.

Section 13.05 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.06 Assignability. (a) Each Lender may, with the consent of the Administrative Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Individual Lender Maximum Funding Amount); provided that:

(i)  each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is a Permitted Assignee with respect to such assignor; and

(ii)  the Borrower’s consent to any such assignment pursuant to this Section 13.06(a) shall not be required if (x) an Event of Default under Section 6.01(a) (solely with respect to principal or interest), Section 6.01(i), Section 6.01(k) or Section 6.01(l) shall have occurred (and not been waived by the Lenders in accordance with Section 13.01) or (y) such assignment is required by any Change in Law.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 13.03(g). Notwithstanding any other provision of this Section 13.06, no assignment by any Lender to the Borrower or any of its Affiliates or, unless an Event of Default under Section 6.01(a) (solely with respect to principal or interest), Section 6.01(i), Section 6.01(k) or Section 6.01(l) has occurred and is continuing at the time of such assignment, any Disqualified Lender shall be permitted.

(b)  The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agents and the Lenders.

(c)  (i)  Any Lender may, without the consent of, but with notice to, the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) each Participant shall have agreed to be bound by this Section 13.06(c), Section 13.06(d), Section 13.06(e) and Section 13.17 and (E) unless an Event of Default under Section 6.01(a) (solely with respect to principal or interest), Section 6.01(i), Section 6.01(k) or Section 6.01(l) has occurred and is continuing at the time of such assignment, such Participants are not Disqualified Lender. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.10, 2.11, and 13.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 13.06 (subject to the requirements and limitations set forth in Section 13.03, including the requirements under Section 13.03(g)); provided that (A) such Participant agrees to be subject to the provisions of Section 13.03(g) (it being understood that the documentation required under Section 13.03(g) shall be delivered to the participating Lender) as if it were an assignee under clause (a) of this Section 13.06 and (B) no Participant shall be entitled to any amount under Section 2.10, 2.11, or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred, except to the extent such entitlement to receive a greater amount results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii)  In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name and address of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 13.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 13.06. The Administrative Agent shall update and furnish to the Collateral Agent and the Borrower from time to time at the request of the Collateral Agent or the Borrower an updated version of Schedule 1 reflecting the then-current allocation of the Individual Lender Maximum Funding Amounts.

(e)  Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Individual Lender Maximum Funding Amount to any Person unless such Person is a Qualified Purchaser and a QIB.

(f)  Notwithstanding any other provision of this Section 13.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(g)  Notwithstanding anything to the contrary set forth herein or in any other Facility Document, any Lender (an “Existing Lender”) that assigns any or all of its Individual Lender Maximum Funding Amount to a Repackaging SPV (the “Repackaging SPV Transferred Interests”), shall:

(i)  continue to be subject to all the obligations of such Existing Lender which correspond to that portion of the Existing Lender’s Individual Lender Maximum Funding Amount and participations in Advances forming the Repackaging SPV Transferred Interests, such that the Existing Lender and the Repackaging SPV are jointly and severally liable for all the obligations in respect of the Repackaging SPV Transferred Interests and the Borrower shall have the corresponding rights against each of the Existing Lender and the Repackaging SPV, provided that upon any repayment of Advances to the Repackaging SPV the corresponding increase in the Individual Lender Maximum Funding Amount of the Repackaging SPV and the right of the Repackaging SPV to re-lend monies pursuant to this Agreement shall be assumed solely by the Existing Lender and not the Repackaging SPV if the Existing Lender so notifies the Borrower, the Investment Advisor and the Administrative Agent;

(ii)  fund the Repackaging SPV Transferred Interests in respect of that Advance by 2:00 pm (New York time) on the applicable Borrowing Date if the relevant Repackaging SPV has failed to so fund (or has confirmed that it will not be able to fund or to the extent the Existing Lender and the Repackaging SPV have otherwise agreed that Existing Lender will provide the relevant funding) on the applicable Borrowing Date; and

(iii)  retain exclusive control over all rights and obligations with respect to the Repackaging SPV Transferred Interests, including all rights with respect to voting, waivers, consents, modifications, amendments and any confirmations as to satisfaction of any requirements hereunder or under any Facility Document.

Section 13.07 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 13.08 Severability of Provisions. Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.09 Confidentiality.  The parties hereto agree to maintain the confidentiality of the Information, except that Information may be disclosed by any party (a) to its Affiliates, directors, officers, members, principals and employees, and to its agents, counsel and other advisors that have a need for such information relative to this facility (collectively, the “Related Parties”) (it being understood that, in each case, the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by its Related Parties under this Section 13.09); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information; (c) to the extent required by Applicable Law or by any subpoena or similar legal process (provided that with respect to disclosures of Information pursuant to a subpoena or similar legal process, (A) prior to any disclosure under this clause (c) the disclosing party agrees to provide the Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (c) shall be limited to the portion of the Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder; (f) solely with respect to the Administrative Agent or any Lender, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement (provided that such assignee or participant (or prospective assignee or participant) has agreed to maintain confidentiality pursuant to this Section 13.09 or another non-disclosure agreement substantially similar hereto), (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder that has agreed to maintain confidentiality pursuant to this Section 13.09 or (iii) any rating agency (provided that the Administrative Agent shall not provide any Proprietary Information to any party referenced in this clause (f) without the prior written consent of the Borrower or the Investment Advisor on the Borrower’s behalf); or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement. For purposes of this Section 13.09, (A) “Information” means all information received from a party to this Agreement, the terms and substance of this Agreement and each other Facility Document and any term sheet and (B) “Proprietary Information” means all information prepared internally by or on behalf of the Investment Advisor with respect to any Collateral Asset, including any credit memos, analyses or similar materials (it being understood that, without limitation, Monthly Reports, Payment Date Reports, Borrowing Base Calculation Statements, and Asset Information (other than the internal credit memo referenced in clause (d) of the definition thereof) do not constitute Proprietary Information).

Section 13.10 Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 13.11 Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.10, 2.11, 2.13, 12.01, 12.03, 12.04, 13.03, 13.04, 13.09, 13.15 and 13.17 and this Section 13.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 13.12 Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)  consents that any such action or proceeding may be brought in any court described in Section 13.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 13.02 or at such other address as may be permitted thereunder; and

(d)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any other party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO.

Section 13.14 Right of Setoff; Payments Pro Rata. (a) Subject to Section 9.01(a), if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Facility Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Facility Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b)  Each of the Lenders agrees that, if it should receive any amount under this Agreement (whether by voluntary payments, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Facility Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Advances or fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such other Lenders in such amount as shall result in a proportional participation by all of the Lenders in such disproportionate sum received; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.15 PATRIOT Act Notice. (a) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the PATRIOT Act (“AML Applicable Laws”), the Collateral Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain business relationships with the Collateral Agent. Accordingly, each of the parties to this Agreement agrees to provide to the Collateral Agent upon request from time to time such identifying information and documentation as may be available to each such party in order to enable the Collateral Agent to comply with AML Applicable Laws.

(b)  The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent or Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or Agent in order to assist such Lender or the Administrative Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 13.16 Legal Holidays. In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 13.17 Limited Recourse; Non-Petition. (a) Each of the Investment Advisor and each Secured Party acknowledges that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees of the Borrower (including, without limitation, any Equityholder and any Affiliate thereof) shall be personally liable for any of the obligations of the Borrower under this Agreement. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein, all obligations of and all claims against the Borrower under this Agreement, any Note or under any other Facility Document shall extinguish and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Advances against the Equityholder, the Investment Advisor or any Affiliate, shareholder, manager, officer, director, employee or member of the Borrower, the Equityholder or the Investment Advisor or their respective successors or assigns or, except as specifically set forth in this Agreement (including, but not limited to Section 13.04(c)) and in the other Facility Documents, for any other amounts payable in respect of the Obligations or the Facility Documents.

(b)  Each of the Investment Advisor and each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Individual Lender Maximum Funding Amounts; provided that nothing in this Section 13.17 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this paragraph shall survive the termination of this Agreement. The provisions of this Section 13.17 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 13.17 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws.

Section 13.18 Waiver of Setoff. Each of the Borrower and the Investment Advisor hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or under any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 13.19 Collateral Agent Execution and Delivery. By executing this Agreement, each Lender hereby consents to the terms of this Agreement, directs the Collateral Agent to execute and deliver this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of gross negligence or willful misconduct of the Collateral Agent.

Section 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and applicable:

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest), or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)  the variation of the terms of any Facility Document to the extent necessary to give effect to any Bail-In Action in relation to such liability.

Section 13.21 WAIVER OF SOVEREIGN IMMUNITY. To the extent that any of the Borrower, Investment Advisor or Equityholder may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Facility Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), each of the Borrower, the Investment Advisor and the Equityholder irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such act.

Section 13.22 Risk Retention. The Equityholder hereby represents and covenants, for the benefit of the Administrative Agent, the Lenders, the Collateral Agent and, in respect of paragraphs (d) and (e) below only, the Investment Advisor that, for so long as any Advance remains outstanding:

(a)  it will retain, as originator (for the purpose of the Securitisation Regulation), on an ongoing basis, a material net economic interest in the form specified in paragraph 3(d) of Article 6 of the Securitisation Regulation, being retention of the first loss tranche and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors and not maturing any earlier than those transferred or sold to investors, through maintaining funding to the Borrower under the LLC Agreement, in an amount equal to not less than 5% of the Retention Basis Amount (such net economic interest being the “Retained Interest”);

(b)  neither it nor any of its Affiliates will sell, hedge, enter into a short position or otherwise mitigate its credit risk under or associated with the Retained Interest where to do so would cause the transaction contemplated by the Facility Documents to cease to be compliant with the EU Risk Retention Requirements;

(c)  it will (A) take such further action, provide such information (provided that the provision of such information would not contravene any applicable contract, law or regulation or duties of confidentiality binding on the Equityholder) and enter into such other agreements, in each case, as may reasonably be required by the Borrower, a Lender or the Administrative Agent to satisfy the EU Risk Retention Requirements and (B) provide to the

Administrative Agent and/or any Lender that is subject to the EU Due Diligence Requirements, the information, documents, reports and notifications that the Administrative Agent and/or such Lender reasonably requests as necessary to enable compliance with any of their obligations under the EU Due Diligence Requirements, provided that, notwithstanding the provisions of (A) and (B) above, it shall be obligated to do so only if such information, documents, reports and notifications are (1) not subject to a duty of confidentiality; and (2)(a) in its possession, or (b) not in its possession but it can obtain such information, documents, reports or notifications using commercially reasonable efforts and without material expense (provided further that, if obtaining such information, documents, reports or notifications would involve material expense but the requesting Lender agrees to reimburse it, then it shall obtain the same);

(d)  it will confirm to each of the Borrower, the Administrative Agent, the Investment Advisor, each Lender and the Collateral Agent, its continued compliance with the covenants set out at paragraphs (a) and (b) above in each Monthly Report;

(e)  it will promptly notify the Borrower, the Administrative Agent, the Investment Advisor, each Lender and the Collateral Agent in writing if for any reason it fails to comply with either of the covenants set out in paragraphs (a) or (b) above in any way;

(f)  it will notify each of its Affiliates of the contents of paragraph (b) above and shall use reasonable endeavors to procure that each of its Affiliates complies with the terms of paragraph (b) as if it were a party thereto; and

(g)  (A) in relation to each Collateral Asset acquired by the Borrower which is a Retention Holder Originated Collateral Asset pursuant to part (a) of the definition thereof, it applied sound and well-defined credit granting criteria to the origination of the Collateral Asset; (B) in relation to each Collateral Asset acquired by the Borrower which is a Retention Holder Originated Collateral Asset pursuant to part (b) of the definition thereof, it has verified, in light of the information available to it and subject to its usual standard of care, and reasonably believes that the entity which was, directly or indirectly, involved in the original agreement which created the Collateral Asset applied sound and well-defined credit granting criteria to the origination of the Collateral Asset, and that it maintained clearly established processes for approving, amending, modifying, renewing and financing the Collateral Asset and had effective systems in place to apply those criteria and processes to ensure that the Collateral Asset was granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness; and (C) it and the Borrower has, and reasonably expect to maintain, clearly established criteria and processes for originating, amending, modifying, renewing and financing the Collateral Assets (the “Collateral Asset Originations and Revisions”) and have effective systems in place to apply those criteria and processes to ensure that Collateral Asset Originations and Revisions are granted and approved based on a thorough assessment of each Obligor’s creditworthiness.

Notwithstanding anything to the contrary contained herein, neither the Equityholder nor the Borrower makes any representation as to compliance of the transaction or any of the parties hereto with respect to Securitisation Regulation. Any Person accepting the benefits of this Section 13.22 and/or Section 13.23 below (including any related definitions or provisions), shall be deemed to have agreed to the terms set forth in this paragraph and each Lender hereby represents that is not relying on any of the Borrower, the Investment Advisor or the Equityholder or any of their respective Affiliates, for any financial, tax, legal, accounting, or regulatory advice in connection with the matters set forth in this Section 13.22 and/or Section 13.23 below.

Section 13.23 EU Transparency Requirements. (a) The Borrower hereby agrees to be designated, pursuant to Article 7(2) of the Securitisation Regulation, as the designated reporting entity required to fulfil the EU Transparency Requirements (the “Designated Reporting Entity”), and agrees to make available to (A) any Lender, (B) the Administrative Agent, (C) any potential Lender, (D) the Collateral Agent, (E) the Equityholder, (F) the Investment Advisor, and (G) any Competent Authority (as defined under the Securitisation Regulation) (each, a “Relevant Recipient”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the EU Transparency Requirements, including, but not limited to each of the Investor Reports and the Portfolio Reports (such reports, collectively, the “Transparency Reports”) (the “Required Information”).

(b)  Without prejudice to their rights hereunder and without accepting any liability, each Relevant Recipient a party hereto acknowledges (and each additional Lender shall acknowledge) that the agreed form of the transaction summary as set out in Schedule 13 is the transaction summary to be provided to each Relevant Recipient by the Borrower in accordance with the requirements of Article 7(1)(c) of the Securitisation Regulation and that such Relevant Lender has received such transaction summary. The Borrower (or the Investment Advisor on its behalf) shall make the same available to the other Relevant Recipients to the extent required under the EU Transparency Requirements.

(c)  The Investment Advisor shall, on behalf of and at the sole expense of the Borrower, provide to the Reporting Agents and the Borrower (and/or any applicable third party reporting entity appointed by the Borrower) any reports, data and other information required or otherwise reasonably requested for compliance by the Borrower with the EU Transparency Requirements and preparation of the Transparency Reports which (i) it is in possession and/or control of or which it can reasonably obtain, (ii) is not subject to legal or contractual restrictions on its disclosure (unless the relevant information can be summarized or disclosed in an anonymized form, in accordance with such legal or contractual restrictions on disclosure), (iii) the Borrower does not otherwise have access to, is not already required to be provided to the Borrower directly, or is not otherwise in the Borrower’s possession and (iv) is reasonably necessary for the proper performance by the Borrower, as a Designated Reporting Entity, of its reporting duties under the EU Transparency Requirements.

(d)  The Designated Reporting Entity and the Investment Advisor shall be entitled to appoint agents to assist them with providing the data required for inclusion in the Transparency Reports; provided that prior written notice of such appointment is given to the Administrative Agent. As of the date hereof, the Borrower hereby gives notice to the Administrative Agent that it has appointed, or expects to appoint, each of FinDox Inc (“FinDox”) and TMF SFS Management B.V. (“TMF”, and together with FinDox, the “Reporting Agents”) as their agents to provide relevant data, compile and make available the Transparency Reports which, as of the date of this Agreement (as amended), shall include:

(i)  a loan report in the form currently available on the website https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from= EN as Annex IV (or, to the extent agreed with the Administrative Agent (i) any updated form required pursuant to the Commission Delegated Regulation (EU) 2020/1224 (the “Transparency Technical Standards”) and/or published by the European Securities and Markets Authority and/or as otherwise required under the Securitisation Regulation by any applicable Competent Authority from time to time); and

(ii)  an investor report in the form currently available on the website https://eur-lex.europa.eu/legalcontent/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=E N as Annex XII (or, to the extent agreed with the Administrative Agent (i) any updated form required pursuant to the Transparency Technical Standards and/or published by the European Securities and Markets Authority and/or (ii) as otherwise required under the Securitisation Regulation by any applicable Competent Authority from time to time).

(e)  The Collateral Agent, on behalf of (and at the expense of) the Borrower and in consultation with the Investment Advisor, shall make available the Transparency Reports compiled by the Reporting Agents following receipt of the same in accordance with paragraph (d) above:

(A)  via a secured website (available at www.MyStateStreet.com (or such other website as may be notified by the Collateral Agent to the Borrower, the Administrative Agent, the Lenders and the Investment Advisor from time to time)) (the “Reporting Website”) (or by such other method of dissemination as is required or permitted by the Securitisation Regulation (as instructed by the Borrower (or the Investment Advisor on their behalf) and as agreed with the Collateral Agent, the Administrative Agent and the Lenders)) to any person who certifies to the Collateral Agent (such certification to be in the form of Exhibit L hereto or such other form as may be agreed between the Borrower, the Collateral Agent and the Investment Advisor from time to time, which certification may be given electronically and upon which certification the Collateral Agent may rely absolutely and without enquiry or liability (the “Website Certification”)) that it is a Relevant Recipient; and

(B)  to any Competent Authority (who has been identified in writing by the Borrower or the Investment Advisor to the Collateral Agent) through such other medium as requested by it (as notified to the Collateral Agent by the Borrower or the Investment Advisor) and as agreed to by the Collateral Agent, no later than 30 calendar days following each Payment Date, prepared and determined as of the immediately preceding Cut-off Date;

provided that the first Transparency Reports shall only be required to be provided no later than one-month following the first Payment Date.

(f)  The Collateral Agent shall be entitled to treat any Transparency Reports received from any agent of the Borrower or the Investment Advisor (including the Reporting

Agents) as if such Transparency Reports was received directly from the Borrower or the Investment Advisor, as applicable. The Collateral Agent shall have no duty to verify, audit, re-compute, reconcile, recalculate or otherwise independently investigate the veracity, accuracy, genuineness or completeness of any Transparency Reports or any information, document or data contained therein, or its sufficiency for any purpose (including without limitation for purposes of, or for compliance with, the EU Transparency Requirements). The Collateral Agent shall not be liable, and have no responsibility, for any non-publication or late publication of the Transparency Reports or any errors in the Transparency Reports to the extent such failure, delay or error results from incomplete or incorrect data or any delay in the Transparency Reports being provided to the Collateral Agent from the Borrower, the Investment Advisor, or any of their agents (including the Reporting Agents) or data not being provided in the required format agreed with the Collateral Agent.

(g)  Once each Transparency Report has been prepared by the Reporting Agent, the Investment Adviser and the Borrower undertake to ensure that the Reporting Agent shall promptly forward a draft of such Transparency Report to the Borrower and the Investment Advisor and the Investment Advisor shall review, approve and release the report (without responsibility or liability to any third party, including any Relevant Recipient) for uploading to the Reporting Website. The Investment Advisor shall give such approval no later than two Business Day prior to the due date for publication of the relevant Transparency Report.

(h)  Notwithstanding anything to the contrary herein, the Collateral Agent shall be entitled to delegate any and all of its duties in relation to the publication of the Transparency Reports to any of its affiliates or any third party service providers (including third party software providers) and, in connection therewith, shall be entitled to disclose all data received from the Borrower, the Investment Advisor or any agent acting on their behalf (including the Reporting Agents) to such affiliates and third parties.

(i)  The Collateral Agent, on behalf of (and at the expense of) the Borrower and in consultation with the Investment Advisor, shall make available via the Reporting Website (or by such other method of dissemination as is required or permitted by the Securitisation Regulation (as instructed by the Borrower (or the Investment Advisor on its behalf) and as agreed with the Collateral Agent, the Administrative Agent and the Lenders)) to any person who certifies to the Collateral Agent by a Website Certification that it is a Relevant Recipient:

(i)  any event-based disclosure as required by Article 7(1)(f) and 7(1)(g) of the Securitisation Regulation as provided by the Borrower or the Investment Advisor (on behalf of the Borrower) to the Collateral Agent and acting on the instructions of the Borrower (or the Investment Advisor on their behalf) including in relation to the manner and format of such publication; and

(ii)  copies of the relevant Facility Documents as the same are required to be disclosed pursuant to Article 7 of the Securitisation Regulation as provided by the Borrower (or the Investment Advisor) to the Collateral Agent and acting on the instructions of the Borrower (or the Investment Advisor on their behalf)).

Section 13.24 Availability of Documentation.

(a)  The Borrower (or the Investment Advisor on behalf of the Borrower) shall provide the Collateral Agent with any documentation to be posted on the Reporting Website pursuant to this Agreement by email and in pdf format and the relevant instructions as soon as reasonably practicable, and in any event shall provide the Collateral Agent with such documentation at least one Business Day prior to the date on which the Borrower requires such documentation to be made available on the Reporting Website. The Borrower confirms that it will be solely responsible (in consultation with the Investment Advisor) for handling and responding to any queries raised by potential Lenders or Competent Authorities having access to the documentation on the Reporting Website and agree that the Collateral Agent shall have no responsibility for dealing with any such queries.

(b)  Subject to receipt of a certification in the form of a Website Certification from each relevant person to whom information, reports and documentation is provided pursuant to the terms of this Agreement, the Collateral Agent shall not assume or have any responsibility or liability for monitoring or ascertaining whether any person to whom it makes the information and/or reports and/or documentation available on the Reporting Website or by such other method of dissemination as is required or permitted by the Securitisation Regulation (as instructed by the Borrower (or the Investment Advisor on its behalf) and as agreed with the Collateral Agent) falls within the category of persons permitted or required to receive such information, reports or documentation under the EU Transparency Requirements.

(c)  The Collateral Agent will not assume any responsibility for the Borrower’s or any other Person’s obligations as the entity responsible to fulfil the reporting or other obligations under the EU Transparency Requirements. In providing such information and reporting, the Collateral Agent also assumes no responsibility or liability to any third party, including the Lenders or Equityholder and any Relevant Recipient (including for their use or onward disclosure of any such information, report or documentation), shall not be responsible for monitoring the Borrower’s or any other person’s compliance with the EU Transparency Requirements and shall have the benefit of the powers, protections and indemnities granted to it under the Facility Documents.

(d)  In addition, the Borrower may (with the consent and assistance of the Investment Advisor) by notice in writing to the Collateral Agent at any time: (i) if the Borrower has reasonable grounds to believe (following consultation with the Collateral Agent) that the Collateral Agent will fail or be unable to perform any of its duties or responsibilities under this Agreement insofar as they relate to the reporting requirements set out in the EU Transparency Requirements (and any notice given in respect of this sub-paragraph (i) shall include a description of the Borrower’s grounds for such belief), (ii) following the occurrence of a default, failure or inability of the Collateral Agent to perform any of its duties or responsibilities under this Agreement insofar as they relate to the reporting requirements set out in the EU Transparency Requirements which has not been cured within five days of the occurrence of such default, failure or inability to perform or (iii) when the Collateral Agent (in its sole discretion) determines it will no longer provide reports or information in connection with the EU Transparency Requirements, assume themselves or appoint another third party to assume the obligations of the Collateral Agent to make the relevant information available for the purposes of the EU Transparency Requirements.

(e)  The Collateral Agent shall be entitled to rely conclusively on any Website Certification provided by a relevant person pursuant to this Agreement which it reasonably believes to be genuine and to have been signed or sent by the proper person (which may be made electronically) and shall be entitled to assume that such persons are the persons to whom the information, reports and documentation should be made available on the Reporting Website and shall not be liable to anyone whatsoever for so relying, assuming or doing.

(f)  The Borrower and the Investment Advisor acknowledge and agree that information, reports and documents posted on the Reporting Website shall be downloadable by any person with access to the Reporting Website, including any potential Lender. Any reports, information or documentation uploaded to the Reporting Website may include disclaimers excluding the liability of the Collateral Agent for the information provided therein.

(g)  The Borrower (or the Investment Advisor on its behalf) shall provide any necessary instructions to the Collateral Agent in respect of the preparation and/or provision of the Transparency Reports. The Collateral Agent shall not have any duty to monitor, enquire or satisfy itself as to the veracity, accuracy or completeness of any documentation, reports or information provided to it under this Section 13.24 or whether or not the provision of such information, reports or documentation accords with, and is sufficient to satisfy the requirements of, the EU Transparency Requirements and shall be entitled to rely conclusively upon any instructions given or any determinations made by (and any determination by) the Borrower (or the Investment Advisor on its behalf) regarding the same (and shall have no liability for actions taken (or forbearance from action undertaken) pursuant to and in accordance with such instructions or determinations), and shall have no obligation, responsibility or liability whatsoever for the provision of documentation, reports and information on the Reporting Website or by such method of dissemination as is required by the Securitisation Regulation (as instructed by the Borrower (or the Investment Advisor on its behalf) and as agreed with the Collateral Agent). The Collateral Agent shall not be responsible for monitoring the compliance of the Borrower or any other person with the EU Transparency Requirements.

Section 13.25 Adequacy of Monetary Damages Against the Lenders. Each of the Borrower, the Investment Advisor and the Equityholder hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the Lenders arising out of, or in connection with, the exercise by the Administrative Agent or the Lenders of any Administrative Agent or any of the Lenders’ rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Investment Advisor or the Equityholder as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Investment Advisor or the Equityholder as a result of, or in connection with, any such claims, damages or demands; provided that this Section 13.25 shall not constitute a waiver of any rights of the Borrower, the Investment Advisor or the Equityholder to seek injunctive relief to enforce its rights under Section 13.09.

Section 13.26 Recognition of the U.S. Special Resolution Regimes.

To the extent that this Agreement and/or any other Facility Document constitutes a QFC, the Borrower agrees with each Secured Party as of the Closing Date as follows:

(a)  In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or any other Facility Document, and any interest and obligation in or under this Agreement and/or any other Facility Document from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or any other the Facility Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)  In the event that a Covered Party or a BHC Act Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any other Facility Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or any other Facility Document were governed by the laws of the United States or a state of the United States.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GS PRIVATE CREDIT SPV PUBLIC I LLC, as Borrower

By:	Goldman Sachs Private Credit Corp., its sole member

By:
Name:
Title:

GOLDMAN SACHS PRIVATE CREDIT CORP., as Equityholder and Investment Advisor

By:
Name:
Title:

BNP PARIBAS, as Administrative Agent and a Lender

By:
Name:
Title:

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent

By:
Name:
Title:

SCHEDULE 1

[Intentionally Omitted]

Sch. 1-1

SCHEDULE 2

[RESERVED]

Sch. 2-1

SCHEDULE 3

[RESERVED]

Sch. 3-1

SCHEDULE 4

[Intentionally Omitted]

Sch. 4-1

SCHEDULE 5

[Intentionally Omitted]

Sch. 5-1

SCHEDULE 6

[Intentionally Omitted]

Sch. 6-1

SCHEDULE 7

[Intentionally Omitted]

Sch. 7-1

SCHEDULE 8

[RESERVED]

Sch. 8-1

SCHEDULE 9

[RESERVED]

Sch. 9-1

SCHEDULE 10

[Intentionally Omitted]

Sch. 10-4

SCHEDULE 11

[Intentionally Omitted]

Sch. 11-1

SCHEDULE 12

[RESERVED]

Sch. 12-1

SCHEDULE 13

[Intentionally Omitted]

Sch. 13-1

SCHEDULE 14

[Intentionally Omitted]

Sch. 14-1

SCHEDULE 15

[Intentionally Omitted]

Sch. 15-1

EXHIBIT A

[Intentionally Omitted]

A-1

EXHIBIT B

[Intentionally Omitted]

B-1

EXHIBIT C

[Intentionally Omitted]

C-1

EXHIBIT D

[Intentionally Omitted]

D-1

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

[RESERVED]

H-1

EXHIBIT I

[RESERVED]

I-1

EXHIBIT J

[RESERVED]

J-1

EXHIBIT K

[Intentionally Omitted]

K-1

EXHIBIT L

[Intentionally Omitted]

L-1